UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.        )

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[ __ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[ X ] Definitive proxy statement.

[ __ ] Definitive additional materials.

[ __ ] Soliciting material under Rule 14a-12.

TETRA TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TETRA Technologies, Inc.
24955 Interstate 45 North
The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 3, 2011

To our stockholders:

Where and When. We will hold our 2011 Annual Meeting of Stockholders at our corporate headquarters, 24955 Interstate 45 North, The Woodlands, Texas on Tuesday, May 3, 2011, at 11:00 a.m. local time.

Record Date. Only stockholders of record at the close of business on March 7, 2011 will be entitled to notice of and to vote at the Annual Meeting.

Purpose of the Meeting. We have called the Annual Meeting for the following purposes:

1.	To elect nine directors to serve one-year terms ending at the 2012 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed;

2.	To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To consider and vote upon a proposal to approve the 2011 Long Term Incentive Compensation Plan;

4.	To conduct an advisory vote on executive compensation;

5.	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournments.

You will find more information on our nominees for directors and the other purposes listed above in the attached proxy statement. You will find more instructions on how to vote starting on page 2 of the proxy statement.

Your vote is important! Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

Bass C. Wallace, Jr.
Corporate Secretary

March 18, 2011
The Woodlands, Texas

PROXY STATEMENT

TABLE OF CONTENTS

General Information
Internet and Electronic Availability of Proxy Materials	1
General Voting Instructions	2
Voting Rules	3

Proposals
Proposal No. 1: Election of Directors	6
Proposal No. 2: Appointment of Independent Registered Public Accounting Firm	11
Proposal No. 3: Approval of our 2011 Long Term Incentive Compensation Plan	12
Proposal No. 4: Advisory Vote on Executive Compensation	24
Proposal No. 5: Advisory Vote on the Frequency of Holding Future Advisory Votes	25
on Executive Compensation

Information About Us
Corporate Governance	26
Director Independence	26
Board Leadership, Structure and Risk Oversight	27
Board Meetings and Committees	27
Certain Transactions	32
Stockholder Litigation	32
Equity Compensation Plan Information	33
Insider Stock Sales and Stock Ownership Guidelines	34
Audit Committee Report	35
Fees Paid to Principal Accounting Firm	36
Audit Committee Preapproval Policies and Procedures	36
Executive Officers	37
Compensation Discussion and Analysis	39
Management and Compensation Committee Report	59
Compensation of Executive Officers	60
Grants of Plan Based Awards	61
Outstanding Equity Awards at Fiscal Year End	62
Option Exercises and Stock Vested	63
Nonqualified Deferred Compensation	64
Potential Payments upon Termination or Change in Control	64
Compensation Risk	67
Director Compensation	67
Beneficial Stock Ownership of Certain Stockholders and Management	72
Section 16(a) Beneficial Ownership Reporting Compliance	73
Proposals of Stockholders	73
Householding of Annual Meeting Materials	74
Additional Financial Information	74
Other Matters	74

2011 Long Term Incentive Compensation Plan	Appendix A

This proxy statement, and the accompanying Notice of the 2011 Annual Meeting of Stockholders and proxy card are first being made available to our stockholders on or about March 18, 2011.

(i)

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting of Stockholders to be held on Tuesday, May 3, 2011 at 11:00 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

Internet and Electronic Availability of Proxy Materials

As permitted by the rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to automatically send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about March 18, 2011. The Notice is not a form for voting, and presents only an overview of the more complex proxy materials. Stockholders are encouraged to access and review the proxy materials before voting.

This proxy statement, the form of proxy, and voting instructions are being made available to stockholders on or about March 18, 2011 at www.envisionreports.com/TTI for registered holders and at www.edocumentview.com/TTI for beneficial holders. You may also request a printed copy of this proxy statement and the form of proxy by telephone, over the internet or by email by following the instructions printed on your Notice.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2010 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

General Voting Instructions

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record and the Notice was sent directly to you by us.

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you can vote by internet, by telephone, or by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may direct the vote of your shares by following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

401(k) Plan Participants. If you participate in our 401(k) Retirement Plan (the “401(k) Plan”) and have contributions allocated to the TETRA stock fund, you are entitled to direct the 401(k) Plan trustee to vote the shares of our common stock credited to your account as of the close of business on the record date. You may deliver your voting instructions to the 401(k) Plan trustee by internet or telephone by following the instructions on your proxy card, or by indicating your voting instructions on your proxy card and returning it by mail. All proxy cards that are properly completed, signed, and returned by mail or submitted via the internet or by telephone prior to April 30, 2011 will be voted. If you return your proxy card with no voting instructions marked, or if you do not return a proxy card or submit voting instructions via the internet or by telephone, your shares will be voted by the trustee as directed by our 401(k) Plan administrator.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to our Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process. If you are a 401(k) Plan participant, you may revoke your voting instructions by submitting a new proxy containing your voting instructions via the internet, by telephone or by delivering a later dated proxy card by mail prior to April 30, 2011.

VOTING RULES

Stockholders Entitled to Vote – the Record Date. We fixed the close of business on March 7, 2011 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 76,652,143 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the shares of our common stock issued, outstanding and entitled to vote. We will count abstentions and broker nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting to Elect Directors. When voting to elect directors, you have three options:

•	vote for all of the nominees;

•	vote for one or more of the nominees, but not all; or

•	withhold authority to vote for all of the nominees.

If a quorum is present at the Annual Meeting, the nine persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted and votes that are withheld will not influence the outcome of the election of directors. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker nonvotes will not be considered in the vote totals and will have no effect on the vote. You may not cumulate your votes for any one of the nominees.

Voting on the Frequency of Future Advisory Votes on Executive Compensation. When voting on the frequency of future advisory votes on executive compensation, you have four options:

•	vote to conduct advisory votes on executive compensation every year;

•	vote to conduct advisory votes on executive compensation once every two years;

•	vote to conduct advisory votes on executive compensation once every three years; or

•	abstain from voting.

If a quorum is present at the Annual Meeting, the voting frequency receiving the greatest number of votes will be the frequency for the advisory vote on executive compensation that has been selected by our stockholders. If you abstain from voting on this proposal, your shares will be counted as present at the Annual Meeting for the purpose of establishing a quorum and your abstention will have no effect on this vote. Because your vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by the Board of Directors. The Board of Directors will carefully consider and take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Voting on Other Matters. When voting on all other matters, you have three options:

•	vote FOR a given proposal;

•	vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Each matter other than the election of directors and the advisory vote on the frequency of future advisory votes on executive compensation requires the affirmative vote of a majority of the shares having voting power on such matter present or represented at the Annual Meeting. For the purpose of determining whether a proposal other than the election of directors and the advisory vote on the frequency of future advisory votes on executive compensation has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

With respect to the advisory vote on the compensation of executive officers, because your vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by our Board of Directors or the Management and Compensation Committee of our Board of Directors. However, the Board of Directors and the Management and Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns.

With respect to the approval of auditors, brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal. Brokers do not have discretionary authority to vote on the proposal to adopt the 2011 Long Term Incentive Compensation Plan, the advisory vote on executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation. Consequently, broker nonvotes will not be considered in the vote totals for these proposals and will have no effect on the vote.

In addition to the vote required by our bylaws described above, under New York Stock Exchange (“NYSE”) rules, approval of the 2011 Long Term Incentive Compensation Plan requires approval by a majority of votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. The NYSE takes the position that a broker nonvote is not a “vote cast.” Accordingly, broker nonvotes have to be subtracted when determining whether the 50% in interest test has been met.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you return or submit your proxy with no votes marked, your shares will be voted as follows:

•	FOR the election of each of the nominees for director;

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	FOR the approval of the 2011 Long Term Incentive Compensation Plan;

•	FOR the approval of the compensation of executive officers; and

•	FOR the approval of holding future advisory votes on executive compensation once every THREE years.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by Computershare Trust Company, N.A.

Information About the Solicitation of Proxies. Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone, or email. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PROPOSALS

PROPOSAL NO. 1: Election of Directors

In accordance with our Amended and Restated Bylaws, our Board of Directors has set the size of our Board of Directors at nine members. The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR” the election of the nine persons listed below who have been nominated to serve one-year terms as directors. Each proxy solicited hereby will be so voted unless you specify otherwise in the proxy. A plurality vote is required for the election of directors in Proposal 1. Accordingly, if a quorum is present at the Annual Meeting, the nine nominees receiving the greatest numbers of votes will be elected to serve as directors. Proxies cannot be voted for more than nine nominees for election to the Board of Directors.

The terms of office of each of the nine current directors will expire at the time of the Annual Meeting. Each of the nine nominees listed below has been recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors to serve a one-year term as a director. Pursuant to the terms of our Transition Agreement with Mr. Hertel, if he is recommended by the Nominating and Corporate Governance Committee, we are required to nominate him for election as a director during the term of his employment under the Transition Agreement. Each of the nominees has consented to be named in this proxy statement and to serve as a director, if elected.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

Nominees for Director

The nominees for election as directors are as follows:

Name	Age	Position with us	Director Since

Stuart M. Brightman	54	Director, President and Chief Executive Officer	2009
Paul D. Coombs	55	Director	1994
Ralph S. Cunningham	70	Director	1999
Tom H. Delimitros	70	Director	1994
Geoffrey M. Hertel	66	Director	1984
Allen T. McInnes	73	Director	1993
Kenneth P. Mitchell	71	Director	1997
William D. Sullivan	54	Director	2007
Kenneth E. White, Jr.	64	Director	2002

Biographical summaries of the nominees for director, including the experiences, qualifications, attributes and skills of each director that have been considered by the Nominating and Corporate Governance Committee and the Board of Directors in determining that these nominees should serve as directors, are set forth below. See “Beneficial Stock Ownership of

Certain Stockholders and Management” below for information regarding the number of shares of our common stock owned by each nominee.

Stuart M. Brightman has served as our President and Chief Executive Officer since May 2009, at which time Mr. Brightman was also elected as a director. He served as Executive Vice President and Chief Operating Officer from April 2005 through May 2009. Mr. Brightman also serves as a director of Compressco Partners GP Inc., one of our subsidiaries. From April 2004 to April 2005, Mr. Brightman was self-employed. Mr. Brightman served as president of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators, and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was president of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his Master of Business Administration degree from the Wharton School of Business.

Mr. Brightman has almost thirty years of experience in a manufacturing business related to the oil and gas industry. He has experience in corporate finance and in the management of capital intensive operations. Mr. Brightman’s prior service as our Chief Operating Officer and his current position with us as President and Chief Executive Officer also provides our Board of Directors with an in-depth source of knowledge regarding our operations, our executive management team and the effectiveness of our compensation programs.

Paul D. Coombs has served as a member of our Board of Directors since June 1994. Mr. Coombs currently serves on our Reserves Committee. From April 2005 until his retirement in June 2007, Mr. Coombs served as our Executive Vice President of Strategic Initiatives, and from May 2001 to April 2005, as our Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as our Executive Vice President – Oil & Gas, from 1987 to 1994 he served as Senior Vice President – Oil & Gas, and from 1985 to 1987, as General Manager – Oil & Gas. Mr. Coombs has served in numerous other positions with us since 1982. Mr. Coombs is presently a director and serves on the audit and corporate governance committees of the board of directors of Balchem Corporation, a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), that manufactures microencapsulated products and is a specialty repackager of industrial gases.

Mr. Coombs has almost thirty years of experience with us, which, together with his entrepreneurial approach to management, provides the Board of Directors with insight into our capabilities and personnel. Mr. Coombs has substantial experience with the oil and gas services we provide and with oil and gas exploration and production operations in general.

Ralph S. Cunningham, Ph.D., has served as a member of our Board of Directors since 1999, and as Chairman of our Board of Directors since December 2006. Dr. Cunningham currently serves on our Audit Committee and our Nominating and Corporate Governance Committee. Dr. Cunningham has been employed by Enterprise Products Company or its predecessor since 2005. Dr. Cunningham is presently a director and chairman of the board of directors of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., a publicly traded partnership subject to the reporting requirements of the Exchange Act, a director of Agrium, Incorporated, a Canadian publicly traded company involved in the agricultural chemicals business, and a director of Cenovus Energy Inc., a Canadian publicly traded independent integrated oil company that was formerly named EnCana Corporation. From August 2007 until November 2010, he served as a director and as president and chief executive officer of EPE Holdings, LLC, the general partner of Enterprise GP Holdings L.P., a publicly traded partnership subject to the reporting requirements of the Exchange Act. Dr. Cunningham also served as a director of LE GP, LLC, the general partner of Energy Transfer Equity, L.P., from December 2009 until November 2010, as a director of Enterprise Products GP, LLC, from February 2006 to May 2010, and as a director of DEP Holdings, LLC from August 2007 to May 2010. Dr. Cunningham served as a director of Enterprise Products GP from 1998 until March 2005 and served as chairman and a director of TEPPCO GP from March 2005 until November 2005. He retired in 1997 from CITGO Petroleum Corporation, where he had served as president and chief executive officer since 1995. Dr. Cunningham served as vice chairman of Huntsman Corporation from April 1994 to April 1995; and from August 1990 to April 1994, he served as president of Texaco Chemical Company. Prior to joining Texaco Chemical Company, Dr. Cunningham held various executive positions with Clark Oil & Refining and Tenneco Inc. He began his career in Exxon’s refinery operations. Dr. Cunningham received his B.S. degree in Chemical Engineering from Auburn University and his M.S. and Ph.D. degrees in Chemical Engineering from Ohio State University.

Dr. Cunningham has extensive experience in both the international oil and gas and chemicals industries, both as a director and in management positions with various operational responsibilities. He has significant board experience, having served as a director of public companies for approximately seventeen years, which provides cross-board experience.

Tom H. Delimitros has served as a member of our Board of Directors since 1994. Mr. Delimitros is Chairman of our Audit Committee and also serves on our Management and Compensation Committee and our Reserves Committee. He is a founding general partner of AMT Venture Funds, a private limited partnership formed in 1991 that provides equity and debt capital to emerging growth companies involved in advanced material technologies and the energy sector. Mr. Delimitros is also a director and is chairman of the audit committee of the board of directors of Plains Exploration & Production Company, a publicly held energy company that is subject to the reporting requirements of the Exchange Act. Mr. Delimitros received his B.S. and M.S. degrees in Materials Science and Engineering from the University of Washington in Seattle, where he currently serves as a University of Washington Foundation Board member, and he received his Master of Business Administration degree from Harvard University.

As a venture capitalist, Mr. Delimitros has worked with numerous smaller companies in the energy and chemicals industries and he brings a valuable entrepreneurial approach to management and compensation issues. Mr. Delimitros has extensive experience in corporate finance and accounting, as well as with the operation of chemicals businesses, including chemicals utilized in the oil and gas services industry.

Geoffrey M. Hertel has served as a member of our Board of Directors since 1984 and is a member of our Reserves Committee. Mr. Hertel previously served as our President from May 2000 through May 2009, and as our Chief Executive Officer from May 2001 through May 2009. Mr. Hertel remains employed by us, assisting in strategic planning. From January 2000 to May 2001 he also served as our Chief Operating Officer. From January 1994 to 2000, Mr. Hertel served as our Executive Vice President – Finance and Administration. He joined us in March 1993 as Senior Vice President – Finance and Administration. From 1981 to 1984 Mr. Hertel was associated with us as a nonvoting director and a special consultant to the board. Mr. Hertel has served as chairman of the board of directors of Compressco Partners GP Inc., one of our subsidiaries, since October 2008. He has served as president and a director of Fairway Petroleum, Inc., a private oil and gas company, since 1980, and as a director of Life-Tech, Inc., a private manufacturer of medical devices, since 1991. From 1972 to 1984, Mr. Hertel held various positions with Rotan Mosle, Inc., an investment banking firm, including senior vice president – corporate finance. Mr. Hertel received his B.A. degree in Finance and his Master of Business Administration degree from Michigan State University.

Mr. Hertel’s long-term involvement with us as a director, chief financial officer and chief executive officer contributes an in-depth knowledge of our operations and a sense of strategic continuity to our Board of Directors. Mr. Hertel has considerable experience in corporate finance, strategic planning, and with the oil and gas services industry and the exploration and production of oil and gas.

Allen T. McInnes, Ph.D., has served as a member of our Board of Directors since 1993. He served as our President and Chief Executive Officer from April 1996 to January 2000. He has served as dean of the business school of Texas Tech University since September 2001. He has served as chairman of the board of TGC Industries, a publicly traded company that is subject to the reporting requirements of the Exchange Act and is involved in the geophysical business, since July 1993, and as a director of Chase Packaging Corporation, which is a shell company as defined in Rule 12b-2 of the Exchange Act, and a public company that is subject to the reporting requirements of the Exchange Act, since 1993. Dr. McInnes was a director of Alamosa Holdings, Inc., from February 2003 until December 2007. Dr. McInnes is a former executive vice president and director of Tenneco Inc., where at various times he had overall corporate-level responsibility for chemicals, minerals, packaging, international development, and real estate operations. Dr. McInnes received his B.B.A. degree in Finance, his Master of Business Administration degree, and his Ph.D. degree in Finance from the University of Texas, and he completed the Advanced Management Program at Harvard Business School in 1973.

Dr. McInnes has substantial experience in the leadership of large organizations and in corporate finance and accounting. In addition, Dr. McInnes’ current position as Dean of the business school of Texas Tech University provides the board with an important link to recent developments in business management practices.

Kenneth P. Mitchell has served as a member of our Board of Directors since 1997. Mr. Mitchell is Chairman of our Nominating and Corporate Governance Committee and also serves on our Management and Compensation Committee and our Audit Committee. In November 2010, Mr. Mitchell retired from the board of directors of Balchem Corporation, a public company subject to the reporting requirements of the Exchange Act that manufactures microencapsulated products and is a specialty repackager of industrial gases, where he had served as a director since 1993 and as lead director and chairman of the executive committee since October 2005. Mr. Mitchell served as president and chief executive officer of Oakite Products, Inc., a specialty chemicals company, from 1986 until his retirement in 1993. From 1964 to 1986, he held a number of executive positions with Diamond Shamrock Corporation, all of which were related to various commodity and specialty chemicals businesses. Mr. Mitchell received his B.S. degree in Marketing and Finance from Ohio State University, and he completed the Senior Executive Program at M.I.T. in 1979.

Mr. Mitchell has extensive experience in various management roles in the specialty chemicals industry, including manufacturing, sales and marketing. In addition, Mr. Mitchell has considerable experience in executive compensation matters.

William D. Sullivan has served as a member of our Board of Directors since August 2007. Mr. Sullivan currently serves on our Management and Compensation Committee, our Nominating and Corporate Governance Committee, and our Reserves Committee. Mr. Sullivan currently serves as a director of Compressco Partners GP Inc., one of our subsidiaries. Mr. Sullivan is the non-executive chairman of the board of directors and serves on the nominating and corporate governance and compensation committees of SM Energy Company, a publicly traded exploration and production company. Mr. Sullivan is also a director, serves on the audit and nominating and corporate governance committees, and is chairman of the conflicts committee of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets, primarily in the Permian Basin and Rocky Mountain areas. Mr. Sullivan is a director and serves on the conflicts and audit committees of Targa Resources Partners GP, LLC, the general partner of Targa Resources Partners LP, a publicly traded limited partnership focused on mid-stream gas gathering, processing, liquids fractionation, and transportation. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as executive vice president, exploration and production. Mr. Sullivan has been retired for the past five years. Mr. Sullivan received his B.S. degree in Mechanical Engineering from Texas A&M University.

Mr. Sullivan has significant management experience in mid-stream oil and gas operations and in the exploration and production of oil and gas on an international level. Mr. Sullivan also has substantial experience in executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry.

Kenneth E. White, Jr. has served as a member of our Board of Directors since 2002. Mr. White is Chairman of our Management and Compensation Committee, Chairman of our Reserves Committee, and also serves on our Audit Committee. He served as president and chief operating officer and a director of Torch Energy Advisors, a private company that owns and operates oil and gas projects on behalf of its investors, until his retirement in January 2001. Prior to his initial employment with Torch in 1989, Mr. White served as executive vice president and general manager of Gruy Engineering, a petroleum consulting firm affiliated with Torch. From 1982 to 1989, Mr. White served in several positions related to Gulf Coast reservoir management and engineering with Tenneco Oil. He received his B.S. degree in Mechanical Engineering from Louisiana State University.

Mr. White has substantial experience in the oil and gas industry, including with regard to the management, operation and analysis of oil and gas reserves. In addition, Mr. White has significant experience in executive compensation matters.

The Board of Directors recommends that you vote “FOR” the election of each of the above named nominees.

PROPOSAL NO. 2: Appointment of Independent Registered Public Accounting Firm

Proposal 2 requests stockholder approval of the Board of Directors’ appointment of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from those attending that meeting. Ernst & Young LLP have served as our independent auditors since 1981.

Our organizational documents do not require our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. We are doing so, as we have done in prior years, because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2011, but the Audit Committee may also elect to retain the firm.

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2011 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NO. 3: Approval of our 2011 Long Term Incentive Compensation Plan

Our stockholders are being asked to consider and vote on a proposal to approve the 2011 Long Term Incentive Compensation Plan, which is referred to in this description as the 2011 LTIP. If the 2011 LTIP is approved by our stockholders, it will supplement our currently effective incentive compensation plan, the 2007 Long Term Incentive Compensation Plan, and provide us with more flexibility in creating incentives for our employees, officers, directors and consultants. The 2007 Long Term Incentive Compensation Plan will remain in effect in accordance with its terms if the 2011 LTIP is approved by our stockholders. We also have grants outstanding under the 1990 Stock Option Plan, as amended, the 1996 Stock Option Plan for Nonexecutive Employees and Consultants, and the Amended and Restated 2006 Equity Incentive Compensation Plan, and each of these plans remains in effect in accordance with their terms, although no further options or awards may be granted under such plans.

Our Board of Directors has adopted the 2011 LTIP, subject to the approval of our stockholders at the annual meeting. Our executive officers and members of our Board of Directors will be eligible to receive awards under the 2011 LTIP and therefore have an interest in this proposal. Pursuant to our bylaws, approval of the 2011 LTIP requires the affirmative vote of a majority of the common shares represented in person or by proxy and entitled to vote on the proposal at the annual meeting of stockholders. In addition, under the rules of the NYSE, approval of the 2011 LTIP requires approval by a majority of votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. If the stockholders approve the 2011 LTIP, it will be effective as of May 3, 2011. A copy of the 2011 LTIP is attached to this proxy statement as Appendix A. The following description of the 2011 LTIP is not intended to be complete and is qualified by reference to Appendix A, which contains the complete text of the 2011 LTIP.

Equity Philosophy

As described in more detail in the Compensation Discussion and Analysis included in this proxy statement, our equity compensation philosophy is to pay for performance through competitive compensation programs that relate directly to our short- and long-term goals, and to reward executives, managers, and professionals who achieve these goals, while at the same time, remaining sensitive to the potential impact on our other stockholders. Stock-based awards linked to our short- and long-term goals provide a significant incentive to our employees for improved performance, and we believe equity awards are critical to attracting and retaining employees who are vital to our development and financial success, while also aligning the employees’ interests with those of our stockholders.

In connection with our equity-based compensation programs, we seek to balance our need to attract and retain employees, consultants and non-employee directors with efforts to closely monitor and reduce our “burn rate,” which is the total number of equity awards granted in a given year divided by the number of common shares outstanding at the end of such year. Our three-year average burn rate for 2008 through 2010 is 2.3%, which is under the allowable threshold recommended by Institutional Shareholder Services (“ISS”). If the 2011 LTIP is approved by our stockholders, the selection of employees and consultants who may receive awards under the 2011 LTIP and the amount and timing of any such awards will be determined by the Management and Compensation Committee  pursuant to our Procedures for Grants of Awards under the TETRA Technologies, Inc. Equity Compensation Plans (the “Grant Procedures”) for awards to be made under the plans. The Nominating and Corporate Governance Committee will be responsible for making recommendations regarding any awards to our non-employee directors, with such recommendations subject to final action of the Management and Compensation Committee and, with regard to members of those committees, the entire Board of Directors.

We strongly believe that our equity compensation philosophy has been a key component of our past success and will be equally important in the years ahead. Accordingly, approval of the 2011 LTIP is critical to our ability to attract, retain, and reward the caliber of employees, consultants and non-employee directors necessary for continued achievement of superior performance.

Summary of Material Features of the Plan

The following is intended to be a summary of the key features of the 2011 LTIP and is qualified by reference to Appendix A, which contains the complete text of the 2011 LTIP.

The purposes of the 2011 LTIP are to:

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promote our interests and the interests of our stockholders by encouraging participants to acquire or increase their equity interest in us, thereby giving them an added incentive to work toward our continued growth and success;

•	encourage participants to remain with and devote their best efforts to our businesses, thereby advancing our interests and the interests of our stockholders; and

•	enable us to compete for the services of the individuals needed for our continued growth and success.

 To accomplish these purposes, the 2011 LTIP will provide for the grant to eligible persons of stock options, restricted stock, bonus stock, stock appreciation rights, and performance awards (collectively, “Awards”).

The following are key features of the 2011 LTIP.

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The 2011 LTIP will be administered by the Management and Compensation Committee which will have authority to (i) select the participants to whom awards may be granted, (ii) determine the type, amount, terms, and conditions of awards, (iii) modify or amend awards including the discretionary acceleration of vesting or the extension of the post-termination exercise period in certain circumstances, and (iv) interpret and determine any and all matters relating to the administration of the 2011 LTIP and the award grants.

•	The maximum number of shares of our common stock authorized under the 2011 LTIP will be 2,200,000 shares, or approximately 2.9% of our currently outstanding shares.

•	At the time of grant, the exercise price of any option or stock appreciation right will not be less than the fair market value of our common stock as of the date of grant.

•
The 2011 LTIP will not allow liberal share counting. The 2011 LTIP provides that the plan share limit will not be increased by shares delivered or withheld to pay the exercise price of awards or to pay tax withholding obligations, nor will it be increased in connection with the exercise of a stock appreciation right, whether or not all of the shares of common stock covered by the right are actually issued upon exercise of the stock appreciation right.

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Stock options and stock appreciation rights will not be repriced without the approval of our stockholders. The 2011 LTIP requires stockholder approval for any material plan amendments in accordance with NYSE rules.

Available Shares

If the 2011 LTIP is approved, the maximum number of shares of common stock that may be covered by Awards granted under the 2011 LTIP will be 2,200,000 shares, subject to adjustment in the event of stock splits and certain other corporate events. For purposes of implementing the limitation on the maximum number of shares of common stock that may be covered by Awards granted under the 2011 LTIP, an Award of an option or a stock appreciation right in respect of one share of common stock will be deemed to be an Award of one share of common stock on the date of grant. An Award of a share of bonus stock or restricted stock will be deemed to be an Award of 1.38 shares of common stock for every one share granted on the date of grant. With respect to any performance award to be settled in shares of common stock, the value of the maximum benefits that may be paid under a performance award will be divided by the fair market value per share of common stock as of the date of grant of the performance award, and each share resulting from such computation will be deemed to be an Award of 1.38 shares of common stock on the date of grant. If the number of shares issued in settlement of such performance award exceeds the number determined to have been issued on the grant date, each additional share issued will be deemed to be an Award of 1.38 shares of common stock. In addition, during any calendar year, the number of shares of common stock reserved for issuance under the 2011 LTIP that are subject to Awards that may be granted to any one participant will not exceed 400,000 shares, subject to adjustment in the event of stock splits and certain other corporate events, and the maximum dollar amount of cash or fair market value of common stock that any participant may receive in any calendar year under performance awards may not exceed $2,000,000. To the extent shares cease to be issuable under an Award made under the 2011 LTIP, they will be available under the 2011 LTIP for the grant of additional Awards in the same amount as such shares were counted against the limit on the date of grant unless such shares cease to be subject to an Award because of the exercise of the Award or the vesting of a restricted stock award or similar Award. If any performance award granted under the 2011 LTIP may only be settled in cash, such award will not be counted against the maximum number of shares that may be covered by Awards under the 2011 LTIP. Shares tendered or withheld in payment of the exercise price of a stock option will not increase the number of shares available under the 2011 LTIP. Shares withheld to satisfy tax withholding obligations on the exercise, vesting, or earning of an Award will not be added to the shares authorized under the 2011 LTIP. All shares subject to a stock appreciation right, to the extent exercised, will be considered issued, regardless of the actual number of shares issued to the participant.

Persons Eligible to Participate

Except with respect to Awards of incentive stock options, all employees, consultants, and non-employee directors of ours and our affiliates will be eligible to participate in the 2011 LTIP. Incentive stock options may be awarded only to employees. In selecting employees and consultants to receive Awards, including the type and size of the Award, the Management and Compensation Committee may consider any factors that it deems relevant. In considering Awards for non-employee directors, the Management and Compensation Committee will consider the recommendations of the Nominating and Corporate Governance Committee and such other factors as the Management and Compensation Committee may consider relevant. As of March 8, 2011, there were approximately 2,920 employees and seven non-employee directors eligible to participate in the 2011 LTIP.

Administration

The 2011 LTIP will be administered by the Management and Compensation Committee, which consists of three or more directors appointed by the Board of Directors. The members of the Management and Compensation Committee as of the date of this proxy statement are Messrs. Delimitros, Mitchell, Sullivan and White (as Chairman). Our Board of Directors has determined that each of these directors is an “independent” director as defined under the rules of the NYSE. No person will be eligible to serve on the Management and Compensation Committee unless such person is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, as then in effect, and also an “outside director” within the meaning of Section 162(m) of the Code and the rules and regulations thereunder. Subject to the provisions of the 2011 LTIP, the Management and Compensation Committee will (i) select the participants to whom awards may be granted, (ii) determine the type, amount, terms and conditions of awards, (iii) modify or amend awards including the discretionary acceleration of vesting or the extension of a post-termination exercise period in certain circumstances, (iv) interpret the 2011 LTIP and all Awards under the 2011 LTIP, (v) make rules as it deems necessary for the proper administration of the 2011 LTIP, (vi) make all other determinations necessary or advisable for the administration of the 2011 LTIP, and (vii) correct any defect or supply any omission or reconcile any inconsistency in the 2011 LTIP or in any Award under the 2011 LTIP in the manner and to the extent that it deems desirable to effectuate the 2011 LTIP. Any action taken or determination made by the Management and Compensation Committee pursuant to the 2011 LTIP will be binding on all parties. No member of the Board of Directors or the Management and Compensation Committee will be liable for any action or determination made in good faith with respect to the 2011 LTIP or an Award granted thereunder.

Types of Awards

The 2011 LTIP will provide for the grant of any or all of the following types of Awards: (i) stock options, including incentive stock options and nonqualified stock options; (ii) restricted stock; (iii) bonus stock; (iv) stock appreciation rights; and (v) performance awards. All Awards will be evidenced by a written agreement and the terms, conditions, and/or restrictions contained in an Award may differ from the terms, conditions, and/or restrictions contained in any other Award. Each type of Award is discussed in more detail below.

Stock Options. The Management and Compensation Committee will have the authority to grant options, in such form as the Management and Compensation Committee may from time to time approve, subject to the terms of the 2011 LTIP. The Management and Compensation Committee will also have the authority to determine whether options granted to employees will be incentive options or nonqualified options.

To exercise an option granted under the 2011 LTIP, the person entitled to exercise the option must deliver to us payment in full of the exercise price for the shares being purchased, together with any required withholding tax, unless other arrangements have been made with the Management and Compensation Committee. The payment must be (i) in cash or check, (ii) with the consent of the Management and Compensation Committee, in shares of common stock already owned by the person for more than six months, or (iii) with the consent of the Management and Compensation Committee and in compliance with such instructions as the committee may specify, by sale through a broker. The value (the “Fair Market Value”) of each share of common stock delivered as payment of the exercise price on any given date will be deemed to be equal to the closing price on the principal exchange or over-the-counter market on which such shares are trading.

Except as described below, no option may be exercised later than the date which is ten years after the date of grant. The exercise price at which shares of common stock may be purchased upon the exercise of an option will not be less than the Fair Market Value on the date of grant of the option. In the case of incentive stock options granted to employees owning more than ten percent (10%) of the total combined voting power of us and our affiliates, the exercise price at which shares of common stock may be purchased upon the exercise of such incentive option will be equal to one hundred ten percent (110%) of the Fair Market Value per share of common stock at the time of the grant, and such incentive option may not be exercised later than five years after the date of grant. The aggregate fair market value (determined as of the respective date or dates of grant) of shares of common stock for which one or more options granted to any employee under the 2011 LTIP (or any other option plan of ours or our affiliates) may for the first time become exercisable as incentive stock options during any one calendar year cannot exceed $100,000.

The exercise price for and the number of shares of common stock subject to existing options will be subject to appropriate adjustments in the event that the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, or the like. The 2011 LTIP will not permit the Management and Compensation Committee to reprice options without stockholder approval. The 2011 LTIP will not provide the Management and Compensation Committee with discretionary authority to accelerate the vesting of Awards without stockholder approval except upon the retirement, death, or permanent disability of a participant or upon the occurrence of a change in control. The Management and Compensation Committee will determine, at the date of grant, the time or times at which the options will be exercisable.

Restricted Stock Awards. The 2011 LTIP will authorize the Management and Compensation Committee to grant Awards in the form of restricted shares of common stock. These Awards will be subject to such restrictions as the Management and Compensation Committee may impose, including forfeiture, transfer, and repurchase restrictions, and in no event will the restricted period of any such Award exceed ten years. We have the right to repurchase restricted shares for the amount of cash paid for such shares, if any, if the participant terminates employment with or services to us prior to the lapse of such restrictions, or if the restricted stock is forfeited by the participant in accordance with the Award thereof.

Bonus Stock. The Management and Compensation Committee will have the authority to grant shares of our common stock as “bonus stock” to employees, consultants, and non-employee directors of us or our affiliates for the performance of services by such individuals without additional consideration, except as may be required by the Management and Compensation Committee.

Stock Appreciation Rights. The Management and Compensation Committee may grant stock appreciation rights (rights to receive the excess of the Fair Market Value of the common stock on the date of exercise over the Fair Market Value of the common stock as of the date of grant), in shares of common stock. The Management and Compensation Committee may provide that the excess may not exceed a specified amount. The Management and Compensation Committee will determine, at the date of grant, the time or times at which and the circumstances under which a stock appreciation right may be exercised. The term of such Award may not exceed ten years.

Performance Awards. The 2011 LTIP will authorize the Management and Compensation Committee to grant performance awards that may be settled in shares of common stock, cash, or other awards or property upon the attainment of certain performance goals measured over a designated performance period. After the end of each performance period, the Management and Compensation Committee will determine the amount, if any, of performance awards payable to each participant based upon the achievement of the performance goals. In the case of any performance award granted under the 2011 LTIP to our Chief Executive Officer or any of our three highest paid officers (other than the Chief Executive Officer or Chief Financial Officer), the performance goals will be objective and meet the requirements of Section 162(m) of the Code, and regulations thereunder, including the requirement that achievement of performance goals be substantially uncertain at the time of grant.

The performance goals may differ among Awards or participants; however, the Management and Compensation Committee may not exercise discretion to increase any amount payable under a performance award intended to comply with Section 162(m) of the Code. In establishing performance goals, the Management and Compensation Committee may use one or more of the following business criteria on a consolidated basis or for our specified subsidiaries, divisions, or business or geographical units: (i) earnings per share; (ii) increase in price per share; (iii) increase in revenues; (iv) increase in cash flow; (v) return on assets; (vi) return on investments; (vii) return on equity; (viii) return on net capital employed; (ix) economic value added; (x) gross margin; (xi) net income; (xii) earnings before interest, taxes, depreciation, depletion and amortization; (xiii) earnings before interest and taxes; (xiv) profit before taxes; (xv) operating income; (xvi) total stockholder return; (xvii) debt reduction; (xviii) health, safety and environmental performance; and (xix) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Management and Compensation Committee, including, but not limited to, a market index or a group of comparable companies.

The amount determined to be payable under a performance award will be paid in cash, other Awards or other property, or in shares of common stock, subject to the availability of shares under the 2011 LTIP. If a performance award is payable in shares, the number of shares of common stock to be paid will be determined by dividing the amount of the performance award earned by the Fair Market Value per share of common stock on the determination date. A stock certificate evidencing the resulting shares of common stock (to the nearest full share) will be delivered to the participant or his or her personal representative, and the value of any fractional share will be paid in cash. In the event there is not a sufficient number of shares available under the 2011 LTIP at the time of payment of any performance award, the performance award will be paid first in shares to the extent available and the remainder will be paid in cash; provided, however, that the Management and Compensation Committee may not increase the amount payable under any outstanding performance award which is intended to comply with Section 162(m) of the Code.

Transferability

Except as otherwise provided in the 2011 LTIP, no Award and no right under the 2011 LTIP, other than bonus stock or restricted stock as to which restrictions have lapsed, will be (i) assignable, saleable, or transferable by a participant, or (ii) subject to any encumbrance, pledge, or charge of any nature. Any attempted transfer in violation of the 2011 LTIP will be void and ineffective for all purposes. The Management and Compensation Committee may, however, establish rules and procedures to allow the transfer of specific nonqualified stock options for estate planning purposes to one or more immediate family members or related family trusts or partnerships, or similar entities.

Change in Control

Unless otherwise provided in an Award, upon the occurrence of a change in control (defined generally as certain reorganizations, mergers, consolidations, sales of all or substantially all of our assets, or liquidations), the Management and Compensation Committee may, but is not required to, (i) accelerate vesting and the time at which all options and stock appreciation rights then outstanding may be exercised; (ii) waive all restrictions and conditions of all restricted stock then outstanding; or (iii) determine to amend performance awards or substitute new performance awards in consideration of the cancellation of outstanding performance awards.

If approved by our Board of Directors prior to or within 30 days after a change in control, the Board of Directors will have the right for the 45-day period following the change in control to require all participants to transfer to us all Awards previously granted to the participants in exchange for an amount equal to the cash value of the Awards. The cash value of an Award will equal the sum of (i) the cash value of all benefits to which the participant would be entitled upon settlement or exercise of any Award which is not an option or restricted stock and (ii) in the case of an option or restricted stock, the excess of the market value per share over the option price, or the market value per share of restricted stock, multiplied by the number of shares as to which such Award is vested.

Termination, Death, Disability and Retirement

Unless otherwise provided for in an Award, if the employment of an employee or service of a non-employee director or consultant is terminated for any reason other than death, disability, or retirement, any nonvested Award outstanding at the time of such termination will terminate, no further vesting will occur, and the participant will be entitled to exercise his or her exercise rights with respect to any portion of the Award which is vested until the earlier of (i) the expiration date set forth in the Award, or (ii) three months after the termination date.

Unless otherwise provided for in an Award, upon the retirement of a participant, any nonvested portion of an outstanding Award will terminate and no further vesting will occur; provided, however, that the Management and Compensation Committee, at its discretion, may accelerate the vesting of the nonvested portion of an outstanding award. Any exercise rights with respect to any vested Award will expire on the earlier of (i) the expiration date set forth in the Award, or (ii) twelve months after the date of retirement.

Unless otherwise provided for in an Award, (i) upon the termination due to the disability of a participant, (ii) upon the death of a participant, (iii) with respect to a participant who is either a retired former employee, non-employee director or consultant who dies during the period in which he or she can exercise any vested Award (the “applicable retirement period”), or (iv) with respect to a disabled former employee, non-employee director or consultant who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination due to disability (the “applicable disability period”), any nonvested portion of an outstanding Award that has not already terminated will terminate and no further vesting will occur; provided, however, that upon the termination of employment or service due to the death or disability of a participant, the Management and Compensation Committee, at its discretion, may accelerate the vesting of the nonvested portion of an outstanding award. Any exercise rights with respect to any vested Award will expire on the earlier of (i) the expiration date set forth in the Award, or (ii) the later of (x) the first anniversary of such termination due to death or disability, or (y) the first anniversary of such person’s death during the applicable retirement period (except in the case of an incentive stock option), or the applicable disability period.

The Management and Compensation Committee, in its discretion and on an individual basis, may provide that the vested portion of a stock option or stock appreciation right may remain exercisable for such period and upon such terms and conditions as are determined by the Management and Compensation Committee in the event that a participant ceases to be an employee, consultant or non-employee director, provided that such continuation may not exceed the expiration date set forth in the Award.

Adjustments Upon Changes in Capitalization or Reorganization

The type or number of shares authorized under the 2011 LTIP or subject to an Award and/or the exercise or purchase price applicable to an Award, subject to any required action by our stockholders, may be proportionately adjusted by the Management and Compensation Committee in the event of a subdivision or consolidation of shares, payment of stock dividend, or any other increase or decrease in the number of shares effected without receipt of consideration by us, or in the event of a reorganization, merger, consolidation, or recapitalization.

Amendment or Termination of the Plan and Amendment of Awards

Except with respect to Awards then outstanding, if not sooner terminated by the Board of Directors, the 2011 LTIP will terminate on, and no further Awards will be made after, February 16, 2021; provided that the termination of the 2011 LTIP will not affect any Award then outstanding, which will continue to be governed by the terms of the 2011 LTIP. The Board of Directors may amend, suspend, or terminate the 2011 LTIP; provided, however, that no amendment, suspension, or termination of the 2011 LTIP may, without the consent of the holder of an Award, terminate such Award or adversely affect such person’s rights in any material respect. Moreover, no amendment to the 2011 LTIP will be effective prior to its approval by our stockholders to the extent that (i) it would provide or accelerate vesting other than in connection with a change in control, or upon the retirement, death or disability of a participant, or would change stockholder approval requirements relating to option repricing, or (ii) such approval is required by applicable law, or the requirements of any securities exchange on which our stock may be listed or admitted for trading. The Board of Directors may, however, amend the 2011 LTIP as necessary to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to participants.

Subject to the restrictions set forth in the 2011 LTIP, the Management and Compensation Committee may amend any outstanding Award and may waive or accelerate any requirement or condition of an Award including the acceleration of vesting or waiver of restrictions; however, the Management and Compensation Committee may not waive or accelerate any term or condition of an Award (i) if it would cause adverse tax consequences under Section 409A of the Code, or (ii) if the Award is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code and such action would cause the Award not to so qualify. The Management and Compensation Committee may not amend any outstanding Award in a manner that would adversely affect, in any material respect, the rights of a 2011 LTIP participant without such participant’s consent.

New Plan Benefits

The 2011 LTIP is discretionary and the benefits and amounts of any awards to be received by our executive officers and other employees in the future are not determinable. It is anticipated that each of our current non-employee directors will receive a grant of restricted stock on May 20, 2011 in conjunction with our annual broad based awards to employees, in accordance with the procedures adopted by our Management and Compensation Committee, and that such awards will be granted from awards remaining available under our 2007 Long Term Incentive Compensation Plan.

 Federal Income Tax Consequences of the Plan

In General. The 2011 LTIP is not intended to be subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code. The following summary is based on the applicable provisions of the Code, as currently in effect, and the income tax regulations and proposed income tax regulations issued thereunder.

Status of Options. Options granted under the 2011 LTIP may be either incentive stock options or nonqualified stock options. Under certain circumstances, an incentive stock option may be treated as a nonqualified stock option. The tax consequences, both to the option holder and to us, differ depending on whether an option is an incentive stock option or a nonqualified stock option.

Nonqualified Options. No federal income tax is imposed on the option holder upon the grant of a nonqualified stock option. If the shares of common stock received by an option holder upon the exercise of a nonqualified stock option are not subject to certain restrictions in the hands of the option holder, then the option holder will be treated as receiving compensation, taxable as ordinary income and subject to employment taxes in the year of exercise. The amount recognized as ordinary income and subject to employment taxes upon such an exercise is the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price paid for such common stock. At the time common stock received upon exercise of a nonqualified stock option is disposed of, any difference between the fair market value of the shares of common stock at the time of exercise and the amount realized on the disposition will be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as a long-term or short-term capital gain, depending on the holding period of the shares of common stock. Any loss realized upon such a disposition will be treated as a long-term or short-term capital loss, depending on the holding period of the shares of common stock.

If the shares of common stock received by an option holder upon the exercise of a nonqualified stock option are subject to certain restrictions in the hands of the option holder at the time of receipt, then the income recognized for federal income tax purposes by the option holder, unless the option holder elects otherwise, and our tax deduction (assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation) should be deferred and should be measured with reference to the fair market value of the shares at the time the restrictions lapse. The restriction imposed on officers, directors, and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six (6) months of the exercise of a nonqualified stock option.

Upon an option holder’s exercise of a nonqualified stock option, in the case of shares that are not subject to restrictions at the time of exercise, or upon the lapse of all such restrictions in the case of shares subject to restrictions at the time of exercise, and subject to the application of Section 162(m) of the Code as discussed below, we may claim a deduction for the compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation. We are not entitled to any tax deduction in connection with a subsequent disposition by the option holder of the shares of common stock.

Incentive Stock Options. No federal income tax is imposed on the option holder upon the grant of an incentive stock option. The option holder will recognize no income for federal income tax purposes upon exercise of an incentive stock option if the option holder (a) does not dispose of the shares of common stock acquired pursuant to the exercise of an incentive stock option within two years from the date the option was granted or within one year after the shares of common stock were transferred to the option holder (the “Holding Period”), and (b) is an employee of either (i) the company granting the option, (ii) the parent company or a subsidiary of such corporation, or (iii) a corporation which has assumed such option of another corporation as a result of a corporate reorganization, merger, or similar transaction. Such employment must continue for the entire time from the date the option was granted until three months before the date of exercise, or twelve months before the date of exercise if employment ceases due to permanent and total disability. If common stock received upon exercise of an incentive stock option is disposed of after completion of the Holding Period, any difference between the exercise price paid for such common stock and the amount realized on the disposition will be treated as a capital gain or loss. The gain, if any, realized upon such a disposition will be treated as a long-term capital gain. Any loss realized upon such a disposition will be treated as a long-term capital loss. We would not be entitled to any deduction in connection with the grant or exercise of the option or the disposition of the shares of common stock so acquired.

If, however, an option holder disposes of shares of common stock acquired pursuant to exercise of an incentive stock option before the Holding Period has expired (a “Disqualifying Disposition”), the option holder would be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, subject to the application of Section 162(m) of the Code, as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as being received by the option holder. The amount treated as compensation is generally the excess of the fair market value of the common stock at the time of exercise over the exercise price; however, if the disposition is of a type that any resulting loss would be recognizable for federal income tax purposes, the amount treated as compensation is limited to the excess of the amount realized on disposition over the exercise price. The balance of the gain, if any, realized upon such a disposition will be treated as a long-term or short-term capital gain depending on the holding period. If the amount realized at the time of the disposition is less than the exercise price, the option holder will not be required to treat any amount as ordinary income, provided that the disposition is of a type that would give rise to a recognizable loss. In such event, the loss will be treated as a long-term or short-term capital loss depending upon the holding period. A disposition generally includes a sale, exchange, or gift, but does not include certain other transfers, such as by reason of death or a pledge or exchange of shares described in Section 424(c) of the Code.

Alternative Minimum Tax. Although the exercise of an incentive stock option does not result in current taxable income, there are implications with regard to the Alternative Minimum Tax (“AMT”). The excess of the fair market value of shares of common stock acquired upon exercise of an incentive stock option over the exercise price paid for such shares of common stock is an adjustment to AMT income for the option holder’s taxable year in which such exercise occurs (unless the shares of common stock are disposed of in the same taxable year and the amount realized is less than the fair market value of the shares on the date of exercise, in which event the amount included in AMT income will not exceed the amount realized on the disposition over the adjusted basis of the shares).

Payment of Option Price in Shares. In the case of a nonqualified option, if the option price upon the exercise of a nonqualified option is paid by the delivery of shares of common stock previously acquired by the option holder having a fair market value equal to the option price (“Previously Acquired Shares”), no gain or loss would be recognized on the exchange of the Previously Acquired Shares for a like number of shares of common stock. The option holder’s basis and holding period in the number of shares of common stock received from the exercise (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used. The option holder would treat the fair market value of the number of shares of common stock received upon the exercise in excess of the number of Previously Acquired Shares used as ordinary compensation income. The option holder’s basis in such excess shares of common stock would be equal to the shares’ fair market value at the time of exercise. The option holder’s holding period in such excess shares of common stock begins on the date the option holder acquires those shares of common stock from the exercise of the nonqualified option.

In the case of an incentive stock option, the federal income tax consequences to the option holder of the payment of the option price with Previously Acquired Shares depends on the nature of the Previously Acquired Shares. If the Previously Acquired Shares were acquired through the exercise of a qualified stock option, an incentive stock option, or an option granted under an employee stock purchase plan (“Statutory Option”) and if such Previously Acquired Shares are being transferred prior to expiration of the applicable Holding Period, the transfer would be treated as a Disqualifying Disposition of the Previously Acquired Shares. If the Previously Acquired Shares were acquired other than pursuant to the exercise of a Statutory Option, or were acquired pursuant to the exercise of a Statutory Option but have been held for the applicable Holding Period, no gain or loss should be recognized on the exchange of the Previously Acquired Shares. In either case, (i) the option holder’s basis and holding period in the number of shares of common stock received (to the extent equal to the number of Previously Acquired Shares used) would be the same as his or her basis and holding period in the Previously Acquired Shares used, increased by any income recognized to the option holder upon the Disqualifying Disposition of the Previously Acquired

Shares, (ii) the option holder’s basis in the number of shares of common stock received in excess of the number of Previously Acquired Shares used would be zero, (iii) the option holder’s holding period in such excess shares of common stock begins on the date the option holder acquires those shares of common stock, and (iv) the other incentive stock option rules would apply. Upon a subsequent Disqualifying Disposition of the shares of common stock so received, the shares with the lowest basis would be treated as disposed of first.

Restricted Stock. A participant who has been granted an Award of restricted stock will not recognize taxable income for federal income tax purposes at the time of the Award, and we will not be entitled to a tax deduction at the time of the Award, unless the participant makes an election to be taxed at the time of the Award. When the restrictions lapse without an election by the participant to be taxed at the time of the Award, the participant will recognize income for federal income tax purposes in an amount equal to the excess of the market value of the shares at such time over the amount, if any, paid for such shares. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for the corresponding amount, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation.

Bonus Stock. In general, a person will treat the fair market value of bonus stock Awards on the date such amount is received as compensation, taxable as ordinary income and subject to employment taxes. Subject to the application of Section 162(m) of the Code, as discussed below, we will be entitled to a deduction for the corresponding amount, assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation.

Stock Appreciation Rights. Upon receipt of shares of common stock pursuant to the exercise of a stock appreciation right, the fair market value of the shares received is recognized as income for federal income tax purposes at the time the shares are received. Subject to Section 162(m) of the Code, described below, and assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation, we will be entitled to a deduction at the same time and in the same amount as the income recognized by the 2011 LTIP participant.

Performance Awards. In general, a participant who receives a performance award will not be taxed on receipt of the Award; instead, the fair market value of the shares of common stock and any cash received in settlement of the performance award will be taxable as ordinary compensation income to the grantee of the performance award on the date that the requirements of the Award are met and the Award is timely settled in accordance with its terms. Subject to the application of Section 162(m) of the Code, as discussed below, and assuming we satisfy the federal income tax reporting and other deductibility requirements with respect to such compensation, we will be entitled to a deduction for an amount corresponding to the compensation income recognized by the grantee. If, upon a taxable disposition of the shares of common stock received in settlement of a performance award, the grantee receives proceeds of more or less than his or her basis in the shares of common stock, any gain will be a long-term or short-term capital gain, and any loss will be a long-term or short-term capital loss, depending on the holding period of the shares of common stock, measured from the date that the shares of common stock were received.

Withholding for Taxes

No common stock will be issued under the 2011 LTIP until arrangements satisfactory to us have been made for the payment of any tax amounts that may be required to be withheld or paid by us with respect thereto at the minimum statutory rate. At the discretion of the Committee, such arrangements may include allowing the participant to tender to us shares of common stock already owned by the participant.

Additional Tax Consequences

Section 162(m) of the Code places a $1 million cap on the deduction of compensation paid to certain executives of publicly traded corporations in a given year. Amounts that qualify as “performance-based” compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options granted with an exercise price at least equal to the fair market value of the stock on the date of grant will qualify as performance-based compensation. Other Awards may or may not so qualify, depending on their terms.

In addition, some Awards may constitute or result in the recognition of income that is subject to an additional income tax imposed on the participant at the rate of twenty percent (20%), plus interest and penalties, pursuant to Section 409A of the Code. We expect to design and administer all Awards in a manner that ordinarily should avoid adverse federal income tax consequences under Section 409A of the Code to any affected participant.

Notwithstanding the foregoing, the 2011 LTIP expressly provides that there is no commitment or guarantee that any federal, state, or local tax treatment will apply or be available to any person who participates or is eligible to participate in the 2011 LTIP.

The Board of Directors recommends that you vote “FOR” the approval of the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan, and proxies returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NO. 4: Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As discussed in the the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, our compensation philosophy is designed to enable us to recruit and retain the highly qualified and competent executives  that are crucial to our long-term success while ensuring that a significant portion of  the compensation opportunities available to them is tied to performance; thus aligning their interests with the interests of our stockholders.

The following are some of the key topics discussed in greater detail in the CD&A and in other sections of this proxy statement, and stockholders are encouraged to read these other sections.

•	Every member of our Management and Compensation Committee is independent, as independence is defined in the listing standards of the NYSE (page 28).

•
Our Management and Compensation Committee has established a thorough process for the review and approval of our compensation programs and practices, and the committee has the authority to retain and direct compensation consultants or other advisors to assist in the discharge of its duties (page 28).

•	Our Board of Directors has adopted stock ownership guidelines that apply to our directors and executive officers (page 34).

•
We employ our executive officers “at will” under employment agreements similar to those executed by all our employees. With the exception of Mr. Anderson, none of our executive officers has any guaranteed arrangements for cash compensation or severance upon a change-in-control and none of our executive officers are provided gross-up payments (page 55).

•	Our insider trading policy restricts transactions involving short sales or buying and selling puts, calls or options involving our securities (page 34).

•
One of the primary tenets of our compensation philosophy is to provide a significant portion of total compensation that is tied to performance and increases in stockholder value (page 44). For the fiscal year 2010, 36.5% of the total compensation awarded to our Chief Executive Officer was stock options and shares of restricted stock, and an average 27.9% of the compensation awarded to the four named executive officers other than our Chief Executive Officer was stock options and shares of restricted stock.

•
We believe that providing both short- and long-term incentive compensation awards also helps to minimize any risk to us or our stockholders that could arise from excessive focus on short-term performance (page 67).

Our Board of Directors believes that our compensation program is effective in implementing our compensation philosophy and furthering our strategic goals and objectives. Pursuant to SEC rules, we are asking our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 39), the compensation tables (beginning on page 60) and the narrative discussion following the compensation tables. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“RESOLVED, that the stockholders of TETRA Technologies, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Company’s 2011 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement.”

Because your vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by our Board of Directors or the Management and Compensation Committee of our Board of Directors. However, our Board of Directors values the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote “FOR” approval of the named executive officer compensation as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion as contained in this Proxy Statement. Proxies returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NO. 5: Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation

The Dodd-Frank Act also enables our stockholders to vote, on an advisory basis, on how frequently we conduct an advisory vote on executive compensation. Stockholders may indicate their preference for an annual vote, a vote once every two years, or a vote once every three years.

Our Board of Directors believes that it is preferable to conduct the executive compensation advisory vote once every three years based on a number of considerations, including the following:

•	We have a consistent record of full and transparent disclosures regarding our executive compensation philosophy and programs, and the amounts paid to our executive officers;

•	An advisory vote once every three years will allow investors sufficient time to evaluate the effectiveness of our short- and long-term compensation practices; and

•
An advisory vote once every three years gives our Board of Directors and our Management and Compensation Committee sufficient time to thoughtfully respond to stockholders’ votes and to implement any necessary changes to our compensation policies and practices.

The Board of Directors recommends that you vote in favor of holding future advisory votes on executive compensation once every “THREE” years, and proxies returned will be so voted unless contrary instructions are indicated thereon.

INFORMATION ABOUT US

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management, and that the interests of management and the Board of Directors align with the interests of our stockholders.

The Corporate Governance Guidelines, as well as the charters of the Audit Committee, Management and Compensation Committee, Nominating and Corporate Governance Committee, and the Reserves Committee are available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. In addition, the Company has adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Financial Officers, copies of which are also available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website. We have also adopted stock ownership guidelines designed to align the interests of our executive officers and directors with the interests of our stockholders. Our stock ownership guidelines are also available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. We will provide to our stockholders, without charge, printed copies of the foregoing materials upon written request. Requests for copies should be addressed to Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380.

Director Independence

The NYSE listing standards require our Board of Directors to be comprised of at least a majority of independent directors. Our Board of Directors will determine independence in accordance with the listing requirements of the NYSE, taking into consideration such facts and circumstances as the board considers relevant. In order to assist the Board of Directors in making its determination of whether directors are independent, each director has completed and delivered to us a questionnaire. The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, reviewed such questionnaires and such other information considered relevant with respect to the existence of any relationships between a director and us.

The Board of Directors has affirmatively determined that the following directors are independent: Ralph S. Cunningham, Tom H. Delimitros, Allen T. McInnes, Kenneth P. Mitchell, William D. Sullivan, and Kenneth E. White, Jr. Dr. Cunningham is a director of Enterprise Products Holdings LLC, the general partner of Enterprise Partners, L.P., and Cenovus Energy Inc. (formerly EnCana Corporation), Mr. Delimitros is a director of Plains Exploration & Production Company, and Mr. Sullivan is a director of SM Energy Company, Targa Resources GP, LLC and Legacy Reserves GP, LLC. Each of these entities or their affiliates is a customer of ours, although the revenues we receive from them are not considered to be material. These transactions did not automatically disqualify Messrs. Cunningham, Delimitros, and Sullivan from being considered independent under the rules of the NYSE. Our Board of Directors has also determined that none of Messrs.

Cunningham, Delimitros, or Sullivan has a material interest in these transactions, and that each of them is independent.

In addition, based upon such standards, the Board of Directors has determined that Messrs. Brightman, Hertel and Coombs are not independent because of, in Messrs. Brightman’s and Hertel’s cases, their ongoing employment with us, and in Mr. Coombs’ case, his recent prior employment with us.

Board Leadership, Structure and Risk Oversight

As set forth in our Corporate Governance Guidelines, our Board of Directors is comprised of a majority of directors who qualify as independent directors in accordance with the listing standards of the NYSE. We have no formal policy regarding the separation of the positions of Chairman of the Board and Chief Executive Officer. However, since 1992, we have bifurcated the positions of Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors believes that the separation of these positions strengthens the independence of our board and its ability to carry out its roles and responsibilities on behalf of our stockholders. In addition, as directors continue to have more oversight duties, we believe that the separation of the offices allows us to have a Chairman of the Board focused on the leadership of the board while allowing our Chief Executive Officer to focus his time and energy on managing our operations.

The Board of Directors’ responsibilities include, but are not limited to, appointing our Chief Executive Officer, monitoring our performance relative to our goals, strategy, and to the performance of our competitors, reviewing and approving our annual budget, and reviewing and approving investments in and acquisitions and dispositions of assets and businesses. It is our management’s responsibility to manage risk and to bring to the Board of Directors’ attention any aspects of our business or operations that may give rise to a material level of risk.

 Our Chief Executive Officer brings members of management from various business or administrative areas into meetings of the Board of Directors from time to time to make presentations and to provide insight to the board, including insight into areas of potential risk. Such risks include competition risks, industry risks, economic risks, liquidity risks, risks posed by significant litigation matters, risks from operations and risks related to acquisitions and dispositions. The Board of Directors, either directly or through its committees, reviews with our management policies, strategic initiatives and other actions designed to mitigate various types of risk. Our Audit Committee periodically reviews with our management and our independent auditors significant financial risk exposures and the processes we have implemented to monitor, control and report such exposures. Specific examples of risks overseen by our Audit Committee include risks related to the preparation of our financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, and matters reported to the Audit Committee through our internal auditors and through anonymous reporting procedures. Our Nominating and Corporate Governance Committee periodically reviews our Code of Business Conduct and Ethics, periodically reviews and administers our Policy and Procedures with respect to Related Person Transactions, and reviews our compliance with applicable laws and regulations related to corporate governance. Our Management and Compensation Committee reviews and evaluates potential risks related to the design and implementation of our compensation programs, and our Reserves Committee reviews and evaluates risks related to the preparation and disclosure of information with respect to our oil and gas reserves.

Board Meetings and Committees

Meetings and Attendance. During 2010, the Board of Directors held seven meetings. The standing committees of the Board of Directors currently consist of an Audit Committee, a

Management and Compensation Committee, a Nominating and Corporate Governance Committee, and a Reserves Committee. During 2010, the Audit Committee held six meetings, the Management and Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held three meetings, and the Reserves Committee held one meeting.

During 2010, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while serving as a member of the board, and 75% or more of the meetings of all committees of the Board of Directors of which he was a member that were held during the time he was a member. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at the time of the annual meeting attended the Annual Meeting of Stockholders in 2010.

Audit Committee. The Board of Directors has an Audit Committee, which is currently composed of Mr. Delimitros, as Chairman, and Messrs. Cunningham, Mitchell and White. The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, and (iv) the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of its audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors, and management. As required by the NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee has a relationship with us that might interfere with the exercise of his independence from us or our management, as independence is defined in the listing standards of the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee, as well as Mr. McInnes, who was a member until February 2010, are independent as defined in Section 10A of the Exchange Act and independent as defined in the listing standards of the NYSE. Further, our board has determined that Mr. Delimitros, the Chairman of our Audit Committee, is an audit committee financial expert within the definition established by the SEC.

Management and Compensation Committee. The Board of Directors has a Management and Compensation Committee, which is currently composed of Mr. White, as Chairman, and Messrs. Delimitros, Mitchell, and Sullivan. The functions performed by the Management and Compensation Committee include reviewing and establishing overall management compensation, administering our employee stock option plans, and approving salary and bonus awards to our executive officers. Our Board of Directors has determined that each member of the Management and Compensation Committee is independent, as independence is defined in the listing standards of the NYSE. The Management and Compensation Committee may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.

Compensation decisions for our Chief Executive Officer are made by the Management and Compensation Committee. The Management and Compensation Committee is also responsible for approving the compensation for our other executive officers and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer with respect to the non-equity compensation for such other executive officers. As part of its role in reviewing and approving management compensation, the Management and Compensation Committee administers our employee stock option plans and our cash incentive plan under which cash incentives may be awarded to our executive officers and other key employees based on performance, including the attainment of performance goals. Our Chief Executive Officer, with input from senior management, recommends to the Management and Compensation Committee base salaries, target cash incentive levels, actual cash incentive payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the

Chief Executive Officer. The Management and Compensation Committee considers, discusses, and takes action on such proposals as it deems appropriate. The Nominating and Corporate Governance Committee is responsible for reviewing and making compensation decisions with respect to our non-employee directors.

The Management and Compensation Committee has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. In September 2009, after interviewing a number of consulting firms, our Management and Compensation Committee retained the services of Stone Partners, Inc., an independent human resources consulting firm, to provide an analysis of our executive compensation program, including appropriate peer comparisons, evolving compensation trends and regulatory initiatives, and the impact of the turmoil in the financial markets and world economy on executive compensation plan design. Based on the findings reported in the Stone Partners analysis, the Management and Compensation Committee further engaged Stone Partners to provide specific recommendations related to 2010 compensation, including modification of the structures of our discretionary performance-based annual cash incentive program and our long-term equity incentive program. The Management and Compensation Committee’s consideration of these recommendations, and actions taken by the committee to address the recommendations, are further discussed in the Compensation Discussion and Analysis. Stone Partners acted as independent advisor to the Management and Compensation Committee and does not provide any other services to us or earn any compensation from us outside of the services provided as an independent advisor to the Management and Compensation Committee.

Management and Compensation Committee Interlocks and Insider Participation. The members of the Management and Compensation Committee during 2010 were Messrs. Delimitros, Mitchell, Sullivan, and White, none of whom is or had previously been an officer or employee of ours, and none of whom had any relationship required to be disclosed under this section.

Nominating and Corporate Governance Committee. The Board of Directors has a Nominating and Corporate Governance Committee, which is currently composed of Mr. Mitchell, as Chairman, and Messrs. Cunningham and Sullivan. The Nominating and Corporate Governance Committee investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the board, and reviews and makes recommendations to the board with regard to candidates for directors nominated by stockholders in accordance with our bylaws. The Nominating and Corporate Governance Committee will consider candidates for director who are properly nominated by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information, confirmation of the nominee’s consent to serve as a director, and all other information required by our bylaws for the nomination of director candidates. The Nominating and Corporate Governance Committee is responsible for reviewing and making compensation decisions with respect to non-employee directors provided that any recommendations relating to equity compensation are subject to final action by the Management and Compensation Committee. This committee also investigates and makes recommendations to the Board of Directors with regard to all matters of corporate governance, including the structure, operation, and evaluation of the board and its committees. Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee, as well as Mr. McInnes, who was a member until February 2010, is independent, as independence is defined in the listing standards of the NYSE.

Director Tenure. The Board of Directors does not believe that non-management directors who retire or change the primary employment position they held when they became a member of the board should necessarily leave the board. However, promptly following such event, the director must notify the Nominating and Corporate Governance Committee, which will review the continued appropriateness of the affected director remaining on the board under such circumstances. The affected director is expected to resign if requested to by the Nominating and Corporate Governance Committee following such review. In addition, in connection with a director’s resignation or the recommendation of a new director nominee, the Nominating and Corporate Governance Committee will consider the issue of continuing director tenure, and take steps as may be appropriate to ensure that the Board of Directors maintains its majority independence.

Reserves Committee. The Board of Directors has a Reserves Committee, which is currently composed of Mr. White, as Chairman, and Messrs. Coombs, Delimitros, Hertel and Sullivan. The Reserves Committee is directly responsible for the appointment, compensation, retention (or termination) and oversight of our independent petroleum engineering consultants for the purpose of auditing our oil and gas reserves. The Reserves Committee is charged with fostering open communications among the committee, the independent petroleum engineering consultants, and our management, including the resolution of disagreements between management and the independent consultants. In addition, the Reserves Committee provides assistance to the board in ensuring our compliance with applicable regulatory and securities laws relating to the preparation and disclosure of information with respect to oil and gas reserves.

Executive Sessions of the Board of Directors. As set forth in our Corporate Governance Guidelines, our non-management directors meet in executive session at least four times per year. In addition, our independent non-management directors meet in executive session at least one time per year. These executive sessions are presided over by Dr. Cunningham. The non-management directors presently consist of all current directors except Messrs. Brightman and Hertel.

Communications with Directors. Our security holders and other interested parties may communicate with one or more of our directors (including the non-management directors as a group) by mail in care of our Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Stockholder Nominations. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will consider proposals for nominees for director from others. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our bylaws. (This bylaw provision is available on our website at www.tetratec.com.) In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be considered timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1.	name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

2.	a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

3.	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are to made by the stockholder;

4.
for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act; and

5.	for each person nominated, a written consent to serve as a director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Nominating and Corporate Governance Committee Nominations. The Nominating and Corporate Governance Committee selects each nominee for recommendation to the Board of Directors based on the nominee’s skills, achievements, and experience. As set forth in our Corporate Governance Guidelines, the following will be considered, among other things, in selecting candidates for the Board of Directors: independence; knowledge, experience, and skill in areas critical to understanding us and our business; personal characteristics, such as integrity and judgment; diversity; and commitments to the boards of other companies.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders, or others. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2010. After conducting an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

Although we have not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board, our Corporate Governance Guidelines provide that when assessing candidates, we will consider diversity. The Nominating and Corporate Governance Committee does believe that board membership should reflect diversity in the broadest sense, and so when reviewing candidates for nomination to the Board of Directors, the committee considers each nominee’s skills, perspectives, experiences, personal characteristics and diversity, taking into account our needs and the current composition of the board. We strive to maintain a reasonable diversity of background and experience among the members of the board, so that each member may contribute a unique viewpoint to the board’s deliberations. The Board of Directors’ final selection of qualified candidates is based on merit, giving consideration to the candidate’s knowledge, experience, skills in areas deemed critical to understanding our business, personal characteristics such as integrity and judgment, and diversity, including gender, ethnicity and background, and the candidates commitments to boards of other companies.

Certain Transactions

The Board of Directors has determined that there are no material transactions involving an executive officer, director, or other related person which require disclosure.

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has adopted the TETRA Technologies, Inc. Policy and Procedures with respect to Related Person Transactions (“Policy”), for the review and approval of related person transactions. The Policy covers transactions in which (i) we, or any subsidiary of ours, are a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect interest. The Policy generally requires that such transactions be approved in advance by the Nominating and Corporate Governance Committee. Under the Policy, the Nominating and Corporate Governance Committee will consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, our best interests and the best interests of our stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Nominating and Corporate Governance Committee, which will evaluate the transaction, including ratification or rescission of the transaction, and possible disciplinary action.

Stockholder Litigation

Between March 27, 2008 and April 30, 2008, two putative class action complaints were filed in the United States District Court for the Southern District of Texas (Houston Division) against us and certain former officers by certain stockholders on behalf of themselves and other stockholders who purchased our common stock between January 3, 2007 and October 16, 2007. The complaints assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. On May 8, 2008, the Court consolidated these complaints as In re TETRA Technologies, Inc. Securities Litigation, No. 4:08-cv-0965 (S.D. Tex.). On June 16, 2010, defendants and plaintiff’s counsel reached a settlement agreement whereby all claims against defendants will be released in exchange for a payment of $8.25 million, which was subsequently paid by our insurers. On September 29, 2010, the Court approved the settlement and entered the Order and Final Judgment terminating the class action lawsuit.

Between May 28, 2008 and June 27, 2008, two petitions were filed by alleged stockholders in the District Courts of Harris County, Texas, 133rd and 113th Judicial Districts, purportedly on our behalf. The suits name our directors and certain officers as defendants. The factual allegations in these lawsuits mirror those in the class action lawsuit, and the claims are for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets. The petitions seek disgorgement, costs, expenses, and unspecified equitable relief. On September 22, 2008, the 133rd District Court consolidated these complaints as In re TETRA Technologies, Inc. Derivative Litigation, Cause No. 2008-23432 (133rd Dist. Ct., Harris County, Tex.), and appointed Thomas Prow and Mark Patricola as Co-Lead Plaintiffs. This lawsuit was stayed by agreement of the parties pending the Court’s ruling on our motion to dismiss the federal class action. On September 8, 2009, the plaintiffs in this state court action filed a consolidated petition that makes factual allegations similar to the surviving allegations in the federal lawsuit. On April 19, 2010, the Court granted our motion to abate the suit, based on plaintiff’s inability to demonstrate derivative standing. On June 8, 2010, we received a letter from plaintiff’s counsel demanding that our board of directors take action against the defendants named in the previously filed derivative lawsuit. Our Board of Directors is currently evaluating the best course of action to take in response to the demand letter.

Pursuant to our charter documents and existing indemnification agreements, we have advanced to the former and current officer and director defendants the fees and expenses they have incurred to defend themselves, subject to repayment in the event of a determination that they are not entitled to indemnification.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

			Number of Securities
	Number of Securities		Remaining Available for Future
	to be Issued upon	Weighted Average	Issuance under Equity Comp.
	Exercise of	Exercise Price of	Plans (Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Shown in the First Column)

Equity compensation plans
approved by stockholders(1)
1990 Employee Incentive	1,195,323	$7.4598	0
2006 Equity Incentive	438,431	$27.2869	0
2007 Long Term Incentive	3,471,491	$10.9559	1,026,048
Total:	5,105,245	$11.5398	1,026,048

Equity compensation plans not
approved by stockholders(2)
1996 Nonexecutive Plan	529,474	$12.1906	0
Brightman Plan	240,000	$9.0767	0
Total:	769,474	$11.2194	0

All Plans(3)
Total:	5,874,719	$11.4978	1,026,048

(1)	Consists of the 1990 Stock Option Plan, as amended, the Amended and Restated 2006 Equity Incentive Compensation Plan, and the 2007 Long Term Incentive Compensation Plan.
(2)
Consists of the 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) and the award granted to Mr. Brightman in connection with his initial employment. A description of each of these plans follows.

(3)
The table above does not include information regarding the proposed adoption of the 2011 Long Term Incentive Compensation Plan to be considered at the annual meeting; 527,317 shares of restricted stock subject to awards outstanding under the Amended and Restated 2006 Equity Incentive Compensation Plan and the 2007 Long Term Incentive Compensation Plan as of December 31, 2010; and 15,100 shares of restricted stock outstanding under the award granted to Philip N. Longorio on February 22, 2008, as an inducement to his initial employment.

Non-Stockholder Approved Plans

1996 Stock Option Plan for Nonexecutive Employees and Consultants

The TETRA Technologies, Inc. 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) was adopted effective July 25, 1996. As of December 31, 2010, options covering 529,474 shares were outstanding under the 1996 Nonexecutive Plan, and options under the 1996 Nonexecutive Plan covering 104,505 shares were exercised during the year ended December 31, 2010. No grants of awards were permitted to be made under the 1996 Nonexecutive Plan after May 2, 2006.

Brightman Plan

As an inducement to his employment, Mr. Brightman was awarded, effective April 20, 2005, an option to purchase 80,000 shares at an exercise price of $27.23 per share (as adjusted to reflect the effect of our 3-for-2 stock split effected on August 26, 2005, and our 2-for-1 stock split effected on May 22, 2006, this presently equates to 240,000 shares at an exercise price of $9.0767 per share), which grant is evidenced by a Nonqualified Stock Option Agreement dated April 20, 2005. The option was 50% vested on the date of grant, and additional 25% portions of the award vested on the first and second anniversaries of the grant date. As of December 31, 2010, options covering 240,000 shares were outstanding under the award. The maximum term of the award is ten years.

Insider Stock Sales and Stock Ownership Guidelines

We acknowledge that sales of common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in common stock may desire to diversify their investment portfolios over time and may be required to sell common stock to finance stock option exercises and to pay related taxes. We have established a policy for trading in common stock. This policy is designed to help ensure compliance with federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion. The trading policy also restricts our directors, officers, and employees from engaging in short sales of our common stock, and from buying or selling puts, calls, or options involving common stock (other than employee stock options).

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. The policy establishes the following minimum ownership guidelines.

•
Our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary. Executive officers as of February 21, 2008 have until February 21, 2013, to be in compliance with the guidelines, and executive officers appointed after February 21, 2008 will have five years following attainment of executive officer status to be in compliance.

•
Our non-employee directors, other than the Chairman of the Board of Directors, are required to hold shares of our common stock equal to five-times their annual cash retainer. Our chairman is required to hold shares of our common stock equal to one and one-half-times his annual cash retainer. Non-employee directors as of February 21, 2008 have until February 21, 2012, to be in compliance with the guidelines, and non-employee directors who are elected after February 21, 2008 will have four years from the date of their election or appointment to be in compliance.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls, and the quality and integrity of our financial statements. The charter of the Audit Committee is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of our accounting and financial reporting principles and policies. Management is also responsible for establishing and maintaining our internal controls and procedures, establishing financial reporting processes and controls, and evaluating the effectiveness of such controls and procedures. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon as well as expressing an opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee consists of four directors who are independent, as independence is defined in the listing standards for the NYSE and the rules of the SEC. The Audit Committee met six times during the year ended December 31, 2010. The Audit Committee reviewed and discussed with management our financial results prior to the release of earnings. In addition, the Audit Committee reviewed and discussed with management and Ernst & Young LLP the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010, and September 30, 2010 prior to their being filed with the SEC.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2010, and discussed them with management and Ernst & Young LLP. Based on the review and discussions described above, the Audit Committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors,
Tom H. Delimitros, Chairman
Ralph S. Cunningham
Kenneth P. Mitchell
Kenneth E. White, Jr.

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

FEES PAID TO PRINCIPAL ACCOUNTING FIRM

The following table sets forth the aggregate fees billed to us by our principal accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2010, and 2009, respectively:

	2010	2009

Audit fees	$1,813,000	$1,778,688
Audit of Compressco subsidiary(1)	1,199,000	-
Audit related fees(2)	37,000	37,000
Tax fees(3)	159,049	64,989
Total fees	$3,208,049	$1,880,677

(1)	Consists of fees related to the Compressco Partners, L.P. Registration Statement on Form S-1, filed on February 10, 2011, as amended.
(2)	Consists of fees for an employee benefit plan audit.
(3)	Consists primarily of fees related to the Compressco MLP tax structuring in 2010, as well as fees for international tax compliance review in 2010 and 2009.

The Audit Committee approved 100% of these fees. Before approving these fees, the Audit Committee considered whether the provision of services by Ernst & Young LLP that are not related to the audit of our financial statements was compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that it was.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that our independent registered public accounting firm (the “Audit Firm”) may provide only those services preapproved by the Audit Committee. The Audit Committee annually reviews and preapproves the audit, review, attest, and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practical, at the same meeting, the Audit Committee also reviews and approves a budget for each of such services. The term of any such preapproval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the Audit Firm that have not been preapproved during the annual review and the fees for such proposed services must be preapproved by the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must be preapproved by the Audit Committee. The Audit Committee has delegated the authority to grant specific preapprovals under its policy with respect to these services and fees to its chairman, who reports such preapproval to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to preapprove services performed by the Audit Firm.

All requests or applications for the Audit Firm to provide services to us must be submitted to the Audit Committee or its chairman by the Audit Firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence. It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite preapproval, such individual must immediately notify the Controller or the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.

EXECUTIVE OFFICERS

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Stuart M. Brightman	54	President and Chief Executive Officer
Joseph M. Abell III	56	Senior Vice President and Chief Financial Officer
Edwin H. Goldman	62	Senior Vice President
Philip N. Longorio	57	Senior Vice President
Bass C. Wallace, Jr.	52	General Counsel and Corporate Secretary
Edgar A. Anderson	53	President - Maritech Resources, Inc.
Ronald J. Foster	54	President - Compressco, Inc.
Ben C. Chambers	55	Vice President - Accounting and Controller
Bruce A. Cobb	61	Vice President - Finance and Treasurer
Linden H. Price	64	Vice President - Administration

(Information regarding the business experience of Mr. Brightman is set forth above under “Nominees for Director.”)

Joseph M. Abell III has served as our Senior Vice President and Chief Financial Officer since May 2001. From January 1998 to May 2001, he served as vice president of Sithe Energies, Inc. and then as senior vice president of one of its parent companies, Marubeni Power International, Inc., where he was involved in the acquisition, development, and financing of power generation projects in Latin America. From December 1994 through December 1997, Mr. Abell was employed as a project director by British Gas International, Inc. and prior to that time he held various acquisition, strategic planning, and project development positions in the power generation and gas pipeline businesses with American National Power, Transco Energy Company, and Tenneco Inc. Mr. Abell received his B.S. degree in Mechanical Engineering from Cornell University and his Master of Business Administration degree from the University of Chicago.

Edwin H. Goldman has served as our Senior Vice President since August 2008. From February 2002 through August 2008, he was employed in various executive management positions with Kellogg Brown & Root Inc., ultimately serving as vice president – upstream oil and gas facilities, by which he had direct responsibility for the onshore and offshore production facilities and pipeline business of the oil and gas market segment. From February 1999 through February 2002, Mr. Goldman was employed as manager of business strategy and development and manager of business acquisition, Africa, Middle East and Asia by Heerema Marine Contractors, a marine contracting company based in Leiden, Netherlands. From January 1997 to February 1999, Mr. Goldman served as director and commercial manager Asia-Pacific for Heerema Far East Pte. Ltd., in Singapore. Mr. Goldman served as manager of business strategy and development with Heere Mac Vof, based in Leiden, Netherlands, from 1990 through 1997. From 1980 through 1990, Mr. Goldman held various positions of international responsibility with Heerema Offshore Construction Group, Heerema Engineering US, and Heerema Engineering Service, and from 1977 through 1980, served as legal advisor with Smit International Marine Services and Global Marine Drilling Inc. Mr. Goldman received his Masters Degree at Law from Erasmus University in Rotterdam, Netherlands.

Philip N. Longorio has served as our Senior Vice President since February 2008. Mr. Longorio is a thirty-three-year veteran of the oil and gas service industry, and has held various executive management positions with both major and smaller oil service companies. From July 2004 through May 2007, Mr. Longorio served as president and chief executive officer of WellDynamics B.V., a joint venture between Halliburton Energy Services and Shell Technology Ventures that provides intelligent well technology. From December 1999 through February 2004, Mr. Longorio served as vice president of Sperry-Sun Drilling Services, a subsidiary of Halliburton Energy Services, and from 1988 through 1999, he served at Halliburton in executive management roles leading the well testing, wireline logging and perforating businesses. Mr. Longorio began his oilfield career in 1977 at Gearhart Industries. Mr. Longorio currently serves as non-executive chairman of the board of directors for GEODynamics, Inc., a private company involved in the manufacture and sale of shaped perforating charges for downhole well applications. From August 2007 through August 2010, Mr. Longorio served as a director for SensorTran, a private company that provides products and services related to remote downhole well monitoring. Mr. Longorio is a United States Air Force veteran, and an active member of the SPE and SPWLA.

Bass C. Wallace, Jr. has served as our General Counsel since 1994 and as our Corporate Secretary since 1996. From 1984 to 1994 he was engaged in the private practice of law. Mr. Wallace received his B.A. degree in Economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

Edgar A. Anderson has served as President of our Maritech Resources, Inc. subsidiary since January 2008. From April 2000 to December 2007, Mr. Anderson served as Maritech’s Senior Vice President. Mr. Anderson is a thirty-year veteran of the oil and gas industry, and has held various executive management positions. Prior to joining Maritech, Mr. Anderson served as president of Global Production Services, LLC., a Global Industries, Ltd. subsidiary, from 1998 to 2000. Prior to this he held positions as exploitation engineering advisor with Kerr-McGee Oil and Gas, senior staff engineer with Sonat Exploration Corporation and senior engineer with Pennzoil Exploration and Production Company. Mr. Anderson is an active member of the Society of Petroleum Engineers, an associate member of the Houston Association of Professional Landmen and a Registered Professional Engineer in the State of Texas. He received his B.S. degree in Petroleum Engineering from Texas A&M University.

Ronald J. Foster has served as President of our Compressco, Inc. subsidiary since October 2008. From August 2002 to September 2008 Mr. Foster served as Senior Vice President of Sales and Marketing with Compressco. Prior to joining Compressco, Mr. Foster served as vice president of North American operations with Wood Group ESP. He has served as a director of Compressco Partners GP since October 2008. Mr. Foster received his B.S. degree in Economics from Oklahoma State University.

Ben C. Chambers has served as our Vice President – Accounting and Controller since May 2001. He served as Chief Accounting Officer from May 2000 to May 2001. He was first employed by us in 1993, and served as Controller of our Oil & Gas Services Division from January 1995 to May 2000. From 1979 to 1992, Mr. Chambers held various management positions with Baker Hughes, Inc., ultimately serving as controller for its Tubular Services Division. Mr. Chambers received his B.S. degree in Accounting from the University of Oklahoma, and he is a certified public accountant.

Bruce A. Cobb has served as our Vice President – Finance and Treasurer since May 2001. He served as our Controller and Treasurer from May 2000 to May 2001, and as our Chief Accounting Officer from June 1999 to May 2000. Mr. Cobb served as our Controller from 1991 to May 1999. From 1987 to 1991, he was the chief financial officer of Speeflo Manufacturing Company. From 1979 to 1987, Mr. Cobb served as division controller for Hughes Production Tools, a division of Hughes Tool Company. From 1973 to 1979, he practiced accounting with Ernst & Young. Mr. Cobb received his B.B.A. degree in Accounting from the University of Texas, and he is a certified public accountant.

Linden H. Price has served as our Vice President – Administration since May 2001. He has served as Director of our Human Resources department since September 1993. From 1989 to 1993, Mr. Price was director of human resources for TRW Environmental Services, a business unit of TRW Inc. From 1982 to 1989, he was director of human resources and administration for Grant Norpac, a geophysical services company. Mr. Price received his B.A. degree in Social Sciences from the College of Santa Fe and his M.S. degree in Human Development from the University of Maryland.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation philosophy and objectives and insight into the process by which our specific compensation practices are established. Although the Management and Compensation Committee of our Board of Directors is responsible for the oversight of all of our compensation programs, many of which apply to a broad-base of our employees, much of the discussion within the CD&A focuses on the components of our compensation programs that are designed specifically for our Chief Executive Officer and the officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”) and other employees designated as our senior officers (together with our NEOs, “Senior Management”) and provides an overview of how and why certain decisions were made regarding the compensation of our NEOs.

Executive Summary

We are a diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning and diving, with a domestic exploration and production business concentrated in the U.S. Gulf of Mexico.

Our compensation policies and practices for fiscal year 2010 were influenced by a variety of factors. One key factor was the significant uncertainty regarding whether, when and to what extent the economic conditions that impacted the oil and gas industry during the latter half of 2008 and 2009 would improve during 2010 and what impact any such improvement would have on our results. As a result of this uncertainty, the Management and Compensation Committee, while taking key actions with respect to certain compensation practices affecting our NEOs and other members of Senior Management, took a conservative approach for 2010. While unknown at the time many decisions were being made regarding the compensation of our NEOs and Senior Management for 2010, the Macondo oil spill in the Gulf of Mexico and resulting regulatory actions significantly impacted our 2010 operations and results as well as the incentive compensation structured for our NEOs and Senior Management.

The following are some of the key actions and decisions with respect to our executive compensation program for 2010 that were made by the Management and Compensation Committee.

•
Salary Freeze. In February 2009, our Board of Directors approved salary and wage reductions of 5% to 20%. In January 2010, the salaries of our NEOs and Senior Management were reinstated to their pre-reduction rates. However, due to uncertainty of the economic climate in general, and the oil and gas industry in particular, the Management and Compensation Committee did not award any base salary increases for our NEOs for 2010.

•
Revised Performance-Based Cash Incentive Plan. Our Management and Compensation Committee has the authority to retain compensation consultants and other advisors to assist the committee in the discharge of its duties. In September 2009, our Management and Compensation Committee retained the services of Stone Partners, Inc., an independent human resources consulting firm, to provide an analysis of our executive compensation program. After reviewing the analysis, the Management and Compensation Committee implemented certain of Stone Partners’ recommendations in order to enhance the incentive and retention features of our compensation programs.

•
In March 2010, in order to provide a greater focus on our strategic business objectives and emphasize pay-for-performance, the Management and Compensation Committee, with input from Stone Partners, replaced our previous discretionary annual cash bonus plan with a new Cash Incentive Compensation Plan. While the Management and Compensation Committee retains some discretion under the Cash Incentive Compensation Plan, the plan does provide more definitive performance goals and metrics and more transparency with regard to the annual and long-term cash incentive opportunities for our NEOs and Senior Management, and other key employees and consultants.

•
Under the Cash Incentive Compensation Plan, annual award opportunities are tied to measurable financial and operational objectives. For fiscal year 2010, although we achieved important operational improvements in the area of health, safety and environment, our financial results fell short of performance objectives established by the Management and Compensation Committee. This was due, in large measure, to the impact of the Macondo oil spill in the Gulf of Mexico, including related regulatory actions that significantly impacted our operations and contributed to significant impairments of our oil and gas properties. Our Management and Compensation Committee did not exercise its authority under the Cash Incentive Compensation Plan to make adjustments for these matters and as a result, no portion of the annual award opportunities under the plan that were tied to financial performance were earned by our NEOs and other Senior Management for 2010.

•
Compensation Linked to Long-Term Performance. We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities.

•
Historically, equity-based incentives have been the sole long-term component of our incentive compensation program. Based in part on recommendations from Stone Partners, our Management and Compensation Committee for the first time during 2010 awarded performance-based long-term cash incentives together with equity-based incentives to members of our Senior Management to provide additional long-term incentive compensation.

•
We continue to believe that tying a significant portion of our Senior Management’s compensation directly to our stockholders’ returns is an important aspect of our total compensation plan and for the fiscal year 2010, 36.5% of the total compensation awarded to our Chief Executive Officer, Mr. Brightman, was in the form of stock options and shares of restricted stock, and an average 27.9% of the compensation awarded to our other NEOs was in the form of stock options and shares of restricted stock. The combination of long-term equity incentives and long-term cash incentives weights total prospective compensation awarded to our NEOs in 2010 significantly toward long-term performance. The following pie charts demonstrate the allocation of base salary, annual performance incentives and long-term performance incentives for fiscal year 2010 for our Chief Executive Officer and other NEOs:

* All Other Compensation includes the company paid portion of life, health and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan.
** The cash portion of incentive awards is based on target value.

•
Target Total Direct Compensation. After reinstatement of base salaries and implementation of the revised performance-based cash incentive plan and the 2010 long-term incentive awards, our CEO’s target total direct compensation was 70.7% of the market median levels as determined by Stone Partners and our other NEOs’ target total direct compensation was an average of 87.2% of such market median levels.

•
2010 Compensation. For fiscal year 2010, cash compensation paid to our Chief Executive Officer, Mr. Brightman, was $600,000, consisting of $500,000 in base salary and $100,000 as his award under the Cash Incentive Compensation Plan for 2010 performance. Mr. Brightman was awarded long-term equity incentive awards during 2010 consisting of stock options and restricted stock with an aggregate grant date fair value of $625,180. In addition, Mr. Brightman received $12,793 in other compensation during 2010. Mr. Brightman, and each of our other NEOs, were also granted long-term cash incentive awards during 2010 that are not reflected in the Summary Compensation Table or in the following pie charts because amounts payable under those awards are determined at the end of a three-year performance period. The following pie charts reflect the allocation of the elements of Mr. Brightman’s compensation and the allocation of the elements of our other NEOs’ average compensation for fiscal year 2010 as set forth in the Summary Compensation Table, below:

* All Other Compensation includes the company paid portion of life, health and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan.

•	Continuing Improvements in Compensation Practices. In addition to the actions taken in 2010, we maintain existing compensation practices that we believe contribute to good governance.

•
We employ our NEOs and Senior Management “at will” under employment agreements similar to those executed by all our employees. With the exception of Mr. Anderson, none of our NEOs or Senior Management has any guaranteed arrangements for cash compensation or severance upon a change-in-control and none of our NEOs or Senior Management are provided any gross-up payments.

•
We have established stock ownership guidelines for our directors and executive officers.  Executive officers as of February 21, 2008 have until February 21, 2013 to comply and directors as of February 21, 2008 have until February 21, 2012 to comply. Although full compliance is not yet required, as of the date of this proxy statement, both Mr. Brightman and Mr. Abell are in compliance with our stock ownership guidelines.

•	Our compensation consultant is retained directly by the Management and Compensation Committee and does not provide any services to management.

•	Every member of our Management and Compensation Committee is independent, as such term is defined in the listing standards of the NYSE.

•	Our insider trading policy restricts transactions involving short sales or buying and selling puts, calls or options involving our securities.

Our compensation philosophies and programs are subject to a thorough process that includes Management and Compensation Committee review and approval, the advice of an independent, third-party consultant engaged by the Management and Compensation Committee from time to time, and existing guidelines concerning the timing and pricing of our equity awards.

Oversight of Executive Compensation Program

The Management and Compensation Committee of our Board of Directors is responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers and advising our board on our compensation philosophy, programs, and objectives. The Management and Compensation Committee oversees our compensation programs, which include components that are designed specifically for (i) our NEOs; (ii) our Senior Officers; and (iii) a broad-base of our employees. Additionally, the Management and Compensation Committee is charged with the review and approval of all annual compensation decisions relating to the CEO, and with the review and oversight of annual compensation decisions relating to Senior Management.

Consistent with the listing requirements of the NYSE, the Management and Compensation Committee is composed entirely of independent, non-management members of our Board of Directors. With the exception of awards received under our 2007 Long Term Incentive Compensation Plan, no Management and Compensation Committee member participates in any of the Company’s employee compensation programs. Each year, we review any and all relationships that each director may have with us, and the Board of Directors subsequently reviews our findings. The Board of Directors has determined that none of the Management and Compensation Committee members have any material business relationships with us.

The responsibilities of the Management and Compensation Committee include the following:

•
establishing a compensation philosophy designed to support our overall business strategy and objectives, and establishing a compensation strategy designed to attract and retain executive talent, motivate executive officers to improve their performance and the financial performance of the company, and otherwise implement the compensation philosophy;

•
reviewing and annually establishing annual and long-term performance goals and objectives for our Senior Management intended to support our compensation philosophy and the Management and Compensation Committee’s compensation strategies;

•	evaluating annually the performance of our CEO and other NEOs in light of approved performance goals and objectives;

•
reviewing and approving annually the compensation of the CEO and other NEOs based on their performance evaluations, including annual salary, performance-based cash incentive awards, other cash incentive opportunities including long-term incentive opportunities, and any other matter relating to the compensation of the CEO and other NEOs which the Management and Compensation Committee considers appropriate;

•
reviewing at least annually all equity-based compensation plans and arrangements, including the number of shares remaining available for issuance under those plans, and making recommendations to our Board of Directors regarding the need to amend existing plans or to adopt new plans for the purposes of implementing the Management and Compensation Committee’s goals regarding long-term and equity-based compensation;

•
reviewing at least annually all components of compensation paid to or available to the CEO and other NEOs which may include salary, cash incentives (both performance-based and otherwise), long-term incentive compensation, perquisites, and other personal benefits to determine the appropriateness of each component in light of our compensation philosophy;

•	reviewing and approving all employment, severance, change of control or other compensation agreements or arrangements to be entered into or otherwise established with our CEO and other NEOs;

•	producing an annual Management and Compensation Committee report for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and

•	reviewing with the CEO matters relating to management succession, including compensation related issues.

Overview of Compensation Philosophy and Objectives

In order to recruit and retain highly qualified and competent individuals as Senior Management, we strive to maintain a compensation program that is competitive in the global labor market. Our guiding philosophy is to maintain an executive compensation program that will attract, retain, motivate and reward highly qualified and talented individuals to enable us to perform better than our competitors. The following are our key objectives in setting the compensation programs for our Senior Management:

•	design competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced Senior Management;

•	motivate our Senior Management to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual objectives;

•	establish salary and annual cash incentive compensation levels that reflect competitive market practices in relevant markets and are generally within the median range for the relevant peer group;

•	provide equity incentive compensation and long-term cash incentive compensation opportunities that are consistent with our overall compensation philosophy;

•	provide a significant percentage of total compensation that is “at risk,” or “variable,” based on predetermined performance measures and objectives; and

•	ensure that a significant portion of the total compensation package is determined by increases in stockholder value, thus assuring an alignment of Senior Management and stockholder interests.

Implementation and Management of Compensation Programs

Role of Management and Compensation Committee. The Management and Compensation Committee determines our overall compensation philosophy and sets the compensation of our CEO and other members of Senior Management. In making compensation decisions, the Management and Compensation Committee considers our financial results and relative stockholder returns over the relevant period; compensation paid by companies in our peer group; compensation data from available surveys of the oilfield services and the oil and gas industries for executive officers with similar positions and with roles and responsibilities similar to our Senior Management; market data, analysis and recommendations provided by any compensation consultant engaged by the Management and Compensation Committee; overall compensation paid to our CEO and members of Senior Management in previous years, including the value of equity-based compensation; and recommendations from our CEO with respect to specific compensation matters, including changes in compensation for our Senior Management. The Management and Compensation Committee has the authority to retain compensation consultants, outside counsel, or other advisors to assist the committee in the discharge of its duties. In any given year, the Management and Compensation Committee bases its decision on whether to retain a compensation consultant on factors including prevailing market conditions, regulatory changes governing executive compensation, and the quality and applicability of any other relevant data that may be available. If a compensation consultant is engaged, the Chairman of the Management and Compensation Committee maintains a direct line of communication with the consultant and arranges meetings with the consultant that may include other members of the committee and/or the CEO and certain members of Senior Management. Through this communication with the Chairman of the Management and Compensation Committee, the consultant reports to, and acts at the discretion of, our Management and Compensation Committee. Although our CEO and certain members of Senior Management may receive the consultant’s report and data, the Management and Compensation Committee retains and exercises control and authority over the compensation consultant.

In September 2009, after interviewing a number of consulting firms, our Management and Compensation Committee retained the services of Stone Partners, Inc., an independent human resources consulting firm, to provide an analysis of our executive compensation program, including appropriate peer comparisons, evolving compensation trends and regulatory initiatives, and the impact of the turmoil in the financial markets and world economy at that time on executive compensation plan design. Stone Partners utilized a peer group of fifteen companies, the Stone Partners Oilfield Services and Manufacturing Industry Executive Compensation Survey 2009, the Mercer Energy and Executive Compensation Surveys 2009, and the Watson Wyatt Top Management Compensation Survey 2009 to benchmark base salary, annual cash incentives, and long-term incentives paid to members of Senior Management against the 25th, 50th, and 75th percentiles of the averaged peer group and survey data, employing scope factors or regression analysis to predict compensation levels for some positions. The fifteen company peer group proposed by Stone Partners and approved by the Management and Compensation Committee included:

CARBO Ceramics	Lufkin Industries, Inc.	Superior Energy Services, Inc.
Core Laboratories N.V.	RPC, Inc.	Oil States International, Inc.
Cal Dive International, Inc.	Newpark Resources, Inc.	Exterran Holdings, Inc.
Basic Energy Services, Inc.	Global Industries, Ltd.	Oceaneering International, Inc.
Key Energy Services, Inc.	Complete Production Services, Inc.	Helix Energy Solutions Group, Inc.

At the time of the Stone Partners analysis, company-wide wage and salary reductions of 5% to 20% of base annual compensation rates implemented in February 2009 were still in effect. Based on the survey data, Stone Partners found that by the fall of 2009 base salaries paid to the CEO and members of Senior Management prior to the February 2009 wage and salary reductions were an average of 94.2% of the median survey data; however, following the wage and salary reduction, such base salaries were an average of 84.0% of the median survey data. Further, Stone Partners found that, prior to the February 2009 wage and salary reductions, target levels of total cash opportunities for our CEO and members of Senior Management were an average of 79.5% of the median survey data, and annual target total direct compensation, which includes the value of 2009 equity-based compensation, was an average of 61.3% of the median survey data. Based on these findings, the Management and Compensation Committee further engaged Stone Partners to provide specific recommendations related to 2010 compensation, including modification of the structures of our discretionary performance-based annual cash incentive program and our long-term equity incentive program. The Management and Compensation Committee’s consideration of these recommendations and the actions taken to address the recommendations are discussed in more detail below.

Role of CEO. Our CEO makes recommendations to the Management and Compensation Committee with regard to salary adjustments and the annual and long-term incentives available to our Senior Management, excluding himself. Based upon his judgment and experience, taking into consideration available industry-based compensation surveys, peer group compensation data and other data and analyses, including data provided by the Management and Compensation Committee’s consultant, if one is retained for that year, our CEO annually reviews with the Management and Compensation Committee specific compensation recommendations for Senior Management. In preparation for these evaluations, our CEO compiles a year-end compensation report that includes industry-based and peer group compensation data, data generated by any compensation consultant engaged by the Management and Compensation Committee, and our CEO’s personal evaluation of the performance of Senior Management. Beginning in December 2010, the CEO’s report presented current and historical annual base salaries, annual incentive targets, annual incentives earned and the values of outstanding equity-based and other long-term compensation, in a tally sheet format, to provide the Management and Compensation Committee with a detailed picture of how the various components of total compensation paid or to be paid to each member of Senior Management, including himself, aggregate in the current year and over a multi-year period.

In its review of our CEO’s compensation report and its consideration of whether any changes in compensation recommended by the CEO are in line with our overall compensation philosophy, current competitive market conditions, and current economic conditions, the Management and Compensation Committee considers the CEO’s comments in addition to its own evaluations of Senior Management and, for 2010, the analysis and report of Stone Partners. The Management and Compensation Committee reviews our CEO’s compensation report among themselves and with our CEO and approves any prospective changes in compensation for Senior Management other than our CEO. The Management and Compensation Committee, in executive session, establishes the compensation for our CEO. If changes in base salary for members of Senior Management are approved, the Management and Compensation Committee generally gives our CEO discretion as to when the prospective changes are made effective during the following year.

Timing of Compensation Decisions. Our CEO typically distributes his year-end compensation report to the Management and Compensation Committee, as well as the entire Board of Directors, prior to the December board and committee meetings. The Management and Compensation Committee reviews the CEO’s compensation report, information and recommendations provided by its compensation consultant, if any for that year, and such other information it considers relevant, and typically approves prospective changes in base salary for Senior Management that may be implemented in the following year at the CEO’s discretion. Also at its December meeting, the Management and Compensation Committee typically reviews a preliminary estimate of the aggregate amount of annual cash incentive compensation that may be awarded based on current year performance. The actual aggregate amount of annual cash incentive compensation to be paid is finalized and approved and the specific amounts to be paid to the CEO and other NEOs is reviewed and approved by the Management and Compensation Committee at a meeting early the following year prior to payment, based upon the determination of our full year financial and operating results. Finally, at its December meeting, the Management and Compensation Committee reviews succession plans for our CEO and other members of Senior Management, as well as company-wide headcount and aggregate compensation costs.

Compensation Elements

We strongly believe that Senior Management should be compensated with a total package that includes, at a minimum, the following three elements: salary, performance-based cash incentive compensation, and equity incentive compensation. A significant portion of the total prospective compensation paid to each member of Senior Management should be tied to measurable financial and operational objectives. These objectives, whether on a divisional or company-wide basis, may include absolute performance and performance relative to a peer group. During periods when performance meets or exceeds established objectives, Senior Management should be paid at or above targeted levels, respectively. When our performance does not meet key objectives, incentive award payments, if any, should be less than such targeted levels. The Management and Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success. To reinforce the importance of balancing these perspectives, we endeavor to provide each member of Senior Management with both annual and long-term incentives. Currently, short-term incentive opportunities for Senior Management are in the form of annual cash incentives that are based on both objective performance criteria and subjective criteria. Long-term incentives include equity awards that vest over multiple years and performance-based cash awards that vest at the end of a three-year period based on the level of attainment of established performance goals. While the mix of salary, annual cash incentives and long-term incentives earned by Senior Management can vary from year-to-year depending on individual performance and on our overall performance, the Management and Compensation Committee believes that the potential future value of long-term incentives, which is heavily contingent on our long-term health and success, should constitute a significant portion of total compensation in any one year.

Salary. The Management and Compensation Committee reviews relevant survey data and information and analysis provided by its consultant, if one is retained for that year, to ensure that our salary program is competitive. We believe that a competitive salary program is an important factor in our ability to attract and retain Senior Management, and we generally compare base salaries paid to our Senior Management to the median base salaries reflected in the survey data. In this respect, the Management and Compensation Committee uses survey data and compensation offered by peer companies as a market check on salaries and other elements of compensation established by the committee. The Management and Compensation Committee reviews the salaries of all members of Senior Management at least annually. Salaries may be adjusted for performance, which may include individual, business unit and/or company-wide performance, expansion of duties and responsibilities, and changes in market salary levels. In considering salary adjustments, the Management and Compensation Committee will give weight to the foregoing factors with particular emphasis on corporate performance goals, our CEO’s analysis of the individual’s performance, and our CEO’s specific compensation recommendations. However, the Management and Compensation Committee does not rely on formulas and considers all factors when evaluating salary adjustments.

In November 2009, our CEO recommended that the Management and Compensation Committee rescind the wage and salary reduction program that had been in effect since February 2009. In its consideration of the CEO’s recommendation, the Management and Compensation Committee evaluated a number of relevant factors, including our forecasted 2009 year-end results and the recommendations of Stone Partners. Based on the survey data included in its analysis, Stone Partners found that base salaries paid to our NEOs prior to the February 2009 wage and salary reductions were an average of 101% of the median survey data, and following the wage and salary reduction, such base salaries were an average of 85% of the median survey data. Noting that the oilfield services industry, in general, was in a recovery period, Stone Partners did not expect 2010 base salaries to increase more than about 2% versus 2009 salaries. Stone Partners concluded that reinstating base salaries to pre-reduction levels would return Senior Management to a level of parity with the median benchmarked data. Following its review, in November 2009 the Management and Compensation Committee approved the reinstatement of pre-reduction salaries and wages for our NEOs, other Senior Management and employees.

With the exception of proposed salary increases related to expanded job responsibilities for two members of Senior Management who are not NEOs, the Management and Compensation Committee did not approve prospective changes in base salaries for any other members of Senior Management, including our NEOs, for fiscal year 2010 at its December 2009 meeting, and no NEO received a salary increase during 2010. The following table sets forth the annual base salaries that were effective for our NEOs from January 2, 2010 through December 31, 2010:

Name	Title	Base Salary
Stuart M. Brightman	President & Chief Executive Officer	$500,000
Joseph M. Abell III	Sr. Vice President & Chief Financial Officer	$285,000
Edgar A. Anderson	President - Maritech Resources, Inc.	$315,000
Edwin H. Goldman	Sr. Vice President	$325,000
Philip N. Longorio	Sr. Vice President	$325,000

In connection with the February 2009 salary reductions, we adopted a claw-back program that was designed to give our employees as of December 31, 2009, an opportunity to be reimbursed 30% to 100% of the amount by which their respective wages and salaries were reduced, depending on the level of our long-term debt as of December 31, 2009 and, in certain circumstances, the amount of our per share earnings in 2009. The interpretation and implementation of the claw-back program was solely within the Board of Directors’ discretion. On February 17, 2010, the Board of Directors approved a 50% reimbursement for all of our employees as of December 31, 2009 who had participated in the wage and salary reduction program, including all of our NEOs.

Performance-Based Cash Incentives. We historically maintained a discretionary performance-based cash bonus program which provided each member of Senior Management the opportunity to earn a cash bonus based upon levels of performance versus objective performance criteria, including consolidated or divisional pre-tax profits, other financial and health, safety and environmental metrics, and subjective individual performance criteria. In its November 2009 analysis of our compensation program, Stone Partners found that under our historic performance-based cash bonus program, target levels of annual incentive award opportunities for our NEOs were generally lower than the median level of award opportunities available to executives in comparable positions at our peer group companies. In addition, Stone Partners noted that established performance objectives for participants within our operating units did not include an objective tied to overall corporate performance. Based on these and other findings, Stone Partners concluded that the historic plan structure did not provide sufficient incentive or performance focus to participants. Following its review of Stone Partners’ conclusions, the Management and Compensation Committee further engaged Stone Partners to assist us in developing a cash incentive compensation plan that would provide greater focus on our strategic business objectives, further our compensation philosophy, emphasize pay-for-performance, and provide competitive compensation opportunities. In March 2010, the Management and Compensation Committee adopted a Cash Incentive Compensation Plan that provides both annual and long-term cash incentive opportunities to our NEOs and other Senior Management, and key employees and consultants beginning in 2010.

Annual Performance-Based Cash Incentives. While the amount of each award payment to members of Senior Management under the Cash Incentive Compensation Plan is subject to the discretion of the Management and Compensation Committee, the plan provides for award opportunities based on financial and nonfinancial performance goals, and personal performance goals. For each annual incentive award, a threshold, target and stretch performance goal is established for each applicable performance measure and the amount of the award payment that may be received is based on the level of achievement of such goals, subject to the discretion of the

Management and Compensation Committee. In addition, recipients of annual incentive awards have the opportunity to participate in an over achievement bonus pool that may be established under the Cash Incentive Compensation Plan.

Annual Cash Incentive Compensation Plan awards may be based on financial and nonfinancial performance criteria described in the plan or on other measures determined by the Management and Compensation Committee. For the 2010 plan year, performance measures for annual incentive awards included: (i) our consolidated diluted net income per common share; (ii) health, safety and environmental metrics; (iii) divisional profit before taxes; (iv) profit before taxes for specified business and geographical units; (v) profit before tax margin for Compressco, Inc.; (vi) personal objectives; and (vii) the net number of compressor units placed into service by Compressco, Inc. The Management and Compensation Committee assigned relative weightings to each 2010 performance measure that varied based on each participant’s assigned responsibilities; however, the consolidated diluted net income per common share performance measure was assigned to all participants at a minimum 10% weighting, to ensure that each participant maintained an interest in our overall financial performance. A Cash Incentive Compensation Plan award opportunity, expressed as a percentage of base salary, was established for each participant by the Management and Compensation Committee for the 2010 plan year. In establishing these opportunities, the Management and Compensation Committee targeted approximately 90% of market median levels as determined by Stone Partners.

The following table sets forth the 2010 annual incentive award opportunities established by the Management and Compensation Committee as a percentage of base salary for our CEO and other NEOs under the Cash Incentive Compensation Plan:

	Threshold	Target	Stretch
Stuart M. Brightman	15%	75%	120%
Joseph M. Abell III	11%	55%	88%
Edgar A. Anderson	12%	60%	96%
Edwin H. Goldman	11%	55%	88%
Philip N. Longorio	11%	55%	88%

For the 2010 plan year, the specific target performance measures and the relative weight of each performance measure established by the Management and Compensation Committee for annual cash incentive awards to Messrs. Brightman and Abell were: (i) consolidated diluted net income per common share of $0.95, weighted 60%; (ii) health, safety and environmental metrics applicable to corporate employees that represented, in most cases, a minimum 10% improvement versus prior year results, weighted 10%; and (iii) personal objectives, weighted 30%. The specific target performance measures and the relative weight of each performance measure established by the Management and Compensation Committee for the annual cash incentive awards to Messrs. Anderson, Goldman and Longorio were: (i) health, safety and environmental metrics for their respective operating areas that represented, in most cases, a minimum 10% improvement versus prior year results, weighted 20%; (ii) personal objectives, weighted 20%; (iii) consolidated diluted net income per common share of $0.95, weighted 10%; and (iv) for Mr. Anderson, profit before taxes for Maritech Resources, Inc. of $21.8 million, weighted 50%; for Mr. Goldman, profit before taxes for our Offshore Services segment of $55.8 million, weighted 50%; and for Mr. Longorio, combined profit before taxes for our Fluids Division, Production Testing segment, and a specific geographical unit of our Compressco, Inc. subsidiary of $80.3 million, weighted 50%.

Our overall performance during 2010 was marked by the significant impact of the Macondo oil spill and resulting regulatory actions on our operations in the Gulf of Mexico. Despite the lifting of the federally mandated deepwater drilling moratorium in October 2010, our Gulf of Mexico operations were negatively affected by delays and added regulatory costs to offshore projects. In addition, newly enacted regulations have imposed new requirements on operators in the Gulf of Mexico that particularly affect the abandonment and decommissioning of offshore oil and gas wells and platforms. Our Fluids Division, Offshore Services segment and Maritech segment were each significantly impacted by these circumstances. Although certain of our onshore businesses reported increased revenues and profitability in 2010 versus 2009 results, and despite strong results from certain of our international businesses, our consolidated performance, as reflected by our consolidated per share results, did not reach the threshold level of performance established by the Management and Compensation Committee for the 2010 plan year. Consequently, no portion of the award opportunities tied to the consolidated diluted net income per common share performance measure was earned by any NEO for the 2010 plan year.

Over the past several years, we have strategically invested in reducing the abandonment and decommissioning liabilities associated with the operations of our Maritech segment. During 2010, a significant amount of excess charges for a portion of Maritech’s abandonment and decommissioning liabilities negatively impacted Maritech’s profitability. In addition, new regulations applicable to oil and gas properties in the Gulf of Mexico accelerated the timeline on which decommissioning activities are required to occur and led to increased estimated future costs for abandonment and decommissioning work, both of which contributed to Maritech recording substantial oil and gas property impairments during 2010. As a consequence of these and other factors, Maritech did not achieve the threshold level of performance for profit before taxes established by the Management and Compensation Committee, and no portion of Mr. Anderson’s award opportunity tied to that performance measure was earned for the 2010 plan year.

The Gulf of Mexico operations of our Offshore Services segment were negatively impacted by plug and abandonment permitting delays following the Macondo oil spill during 2010. These permitting delays resulted in reduced fleet utilization and lower than expected pricing for the segment’s services. Although future demand for abandonment and decommissioning services in the Gulf of Mexico is expected to increase as a result of the new “idle iron” regulations, the Offshore Services segment’s 2010 profit before taxes did not reach the threshold level of performance established by the Management and Compensation Committee, and no portion of Mr. Goldman’s award opportunity tied to that performance measure was earned for the 2010 plan year.

Our Fluids Division’s revenues increased during 2010 versus the prior year due to new production and sales from our calcium chloride plant in El Dorado, Arkansas. However, Fluids Division profitability was hampered by lower than optimal production rates that resulted in higher than expected product costs per unit of production at the El Dorado plant. In addition, the Fluids Division was significantly impacted by the decreased demand for our products and services in the Gulf of Mexico that resulted from the Macondo oil spill and resulting regulatory actions. Although our Production Testing and Compressco segments did benefit from increased demand onshore in the U.S. and in certain international areas, overall profit before taxes for Mr. Longorio’s combined business areas was below the threshold level of performance established by the Management and Compensation Committee, and no portion of Mr. Longorio’s award opportunity tied to that performance measure was earned for the 2010 plan year.

Although our overall financial performance did not reach targeted levels, each of our operating segments and our corporate personnel did earn some portion of the health, safety and environmental award opportunity for the 2010 plan year. After reviewing our health, safety and environmental performance as measured by eight separate metrics, the Management and Compensation Committee determined that our corporate personnel reached 95% of the target, Maritech reached 124.5% of its target, the operating units that comprise the Offshore Services segment reached an average 52.5% of their target, and the components of the Fluids Division reached an average 70% of their target. Consequently, the Management and Compensation Committee approved payment of the following earned portions of our NEOs’ health, safety and environmental related award opportunities: Mr. Brightman, $35,625; Mr. Abell, $14,891; Mr. Anderson, $47,061; Mr. Goldman, $18,769; and Mr. Longorio, $25,025.

In its consideration of the level of achievement of the personal objectives component of our NEOs’ 2010 performance measures, the Management and Compensation Committee weighed each individual’s contribution to our annual performance and our longer-term strategic position, and other subjective factors. Although in general, the Management and Compensation Committee determined that our consolidated financial performance did not merit payment of the majority of personal objective award opportunities, the committee desired to recognize the attainment of certain personal objectives for very significant individual contributions. Specifically, the Management and Compensation Committee determined that Mr. Abell’s efforts during 2010 in leading the renegotiation of our revolving credit facility and structuring our private placement of $90 million of Senior Notes substantially enhanced our long-term ability to fund strategic growth, and the committee therefore approved payment of $35,109 of the $47,025 target amount of Mr. Abell’s personal objectives award opportunity. In addition, the Management and Compensation Committee determined that Mr. Brightman’s successful advancement of certain of our long-term strategies merited recognition, and the committee approved payment of $64,375 of the $112,500 target amount of Mr. Brightman’s personal objectives award opportunity.

The following table sets forth the amounts earned by our NEOs for each performance measure established by the Management and Compensation Committee for the 2010 plan year:

	2010 Plan Year Performance Measures
	Consolidated Diluted Net Income per Share	Divisional Profit Before Taxes	Health, Safety and Environmental	Personal Objectives	Total Earned Award
Stuart M. Brightman	$-	$-	$35,625	$64,375	$100,000
Joseph M. Abell III	$-	$-	$14,891	$35,109	$50,000
Edgar A. Anderson	$-	$-	$47,061	$-	$47,061
Edwin H. Goldman	$-	$-	$18,769	$-	$18,769
Philip N. Longorio	$-	$-	$25,025	$-	$25,025

Long-Term Performance-Based Cash Incentives. Historically, equity-based incentives that vest ratably over three- to five-year periods have been the sole long-term component of our incentive compensation program. However, in its September 2009 analysis, Stone Partners found that the average value of equity incentive awards granted to our NEOs in 2009 was only 38.5% of the median long-term incentive value reflected in the survey data. Stone Partners recommended implementation of a long-term cash incentive program that would work in conjunction with long-term equity-based awards to provide us with increased retention value and reward participants for both improved operating results and improved relative stock price performance. Our Management and Compensation Committee acted on this recommendation during 2010 by adopting our Cash Incentive Compensation Plan and making grants of long-term incentive awards to our NEOs and other Senior Management that consist of approximately 80% equity-based incentives and approximately 20% performance-based cash incentives.

In May 2010, the Management and Compensation Committee established performance measures and performance goals applicable to long-term incentive awards granted to our NEOs under the Cash Incentive Compensation Plan for the three-year performance period commencing on January 1, 2010 and ending on December 31, 2012. The performance measures for these long-

term incentive awards are (i) total stockholder return relative to a peer group, and (ii) our average return on net capital employed, each of which determines 50% of the long-term incentive award opportunity available to participants. For each long-term incentive award, a threshold, target, stretch and over achievement performance goal has been established for each performance measure. The amount of an award that may be earned by a participant at the end of the three-year performance period will be based upon such performance goals, subject to the discretion of the Management and Compensation Committee.

In establishing the target amounts of long-term performance-based cash incentive opportunities granted to our NEOs, the Management and Compensation Committee considered peer group compensation practices, but it did not specifically benchmark the value of the awards relative to any survey or peer group data. Although it did not rely on formulas, the Management and Compensation Committee anticipated that these cash incentive awards would comprise approximately 20% of the total value of long-term awards granted to the NEOs during 2010. The following table sets forth the long-term incentive award opportunity that may be earned by each of our NEOs under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2012:

	Threshold	Target	Stretch	Over Achievement
Stuart M. Brightman	$39,999	$199,997	$319,995	$399,994
Joseph M. Abell III	$14,573	$72,865	$116,584	$145,730
Edgar A. Anderson	$13,039	$65,195	$104,312	$130,390
Edwin H. Goldman	$13,039	$65,195	$104,312	$130,390
Philip N. Longorio	$15,720	$78,601	$125,762	$157,202

Equity Incentive Awards. Equity incentives, predominantly awards of stock options and restricted stock, have historically comprised a significant portion of our Senior Management’s total compensation package. Our Management and Compensation Committee has sought to strike a balance between achieving short-term annual results and ensuring strong long-term success through its use of stock options and restricted stock, both of which are geared toward longer-term performance as they generally, though not always, vest ratably over a three- or five-year period, and their values are materially affected by stock price appreciation. We believe that tying a portion of our Senior Management’s compensation directly to our stockholders’ returns is an important aspect of our total compensation plan.

 In general, equity incentives have been awarded on the same date to each member of  Senior Management. In an effort to formalize this practice, the Management and Compensation Committee adopted Procedures for Grants of Awards Under the TETRA Technologies, Inc. Equity Compensation Plans (the “Grant Procedures”) for annual and other awards to be made under the plans. With respect to annual awards to employees, under the Grant Procedures, the Management and Compensation Committee determines the number of shares available for awards after consultation with our CEO. Our CEO then makes a recommendation to the Management and Compensation Committee as to the number and type of awards for members of Senior Management. The Management and Compensation Committee considers such recommendations and, after considering such other factors and information as it deems appropriate, the committee makes any adjustments it feels appropriate. The Grant Procedures generally provide that the annual equity awards will be approved at a meeting of the Management and Compensation Committee held in conjunction with our annual meeting of stockholders. To avoid timing of equity-based awards ahead of the release of our quarterly earnings, the annual awards to our Senior Management under the Grant Procedures generally have a grant date of May 20th. With respect to newly hired employees, the Grant Procedures provide that award recommendations will be reviewed and approved by the Management and Compensation Committee on a monthly basis. The Grant Procedures provide that the Management and Compensation Committee may refrain from or delay regularly scheduled awards if it or Senior Management are aware of any material non-public information.

While the Management and Compensation Committee does consider peer group compensation practices in establishing equity incentive opportunities, it does not specifically benchmark the value of equity awards relative to any survey or peer group data. Our Management and Compensation Committee has observed that market price volatility resulting from changes in commodity prices, weather events in the Gulf of Mexico and elsewhere, and other industry-specific and broader, macro-economic cycles and trends creates significant year-to-year variances in the value of our equity awards. As these variances are difficult to predict and may not impact all peer group companies on an equal basis, the accuracy and usefulness of peer group data in establishing specific equity award benchmarks is extremely limited. The Management and Compensation Committee does, however, annually review peer group equity compensation practices in order to gain a general impression of the proportionate share of equity award value in the total compensation packages offered by peer group companies.

Based in part on recommendations generated by the Stone Partners November 2009 analysis of our compensation programs, our Management and Compensation Committee determined that 2010 long-term incentive awards to our Senior Management should consist of a mix of stock options, restricted stock, and, for our NEOs and other members of Senior Management, long-term cash incentive awards. Although it did not rely on formulas, the Management and Compensation Committee anticipated that the equity-based portion of the 2010 long-term incentive awards would be divided more-or-less equally between stock options and restricted stock and that, for NEOs and members of Senior Management also receiving long-term cash incentive awards, the equity-based awards would comprise approximately 80% of the total value of long-term awards granted to them during 2010. On May 18, 2010, the Management and Compensation Committee approved awards of stock options and restricted stock to be effective as of May 20, 2010. The stock options, granted at 100% of the market price on the effective grant date, together with the shares of restricted stock vest ratably over a period of three years following the grant date. Messrs. Brightman, Abell, Anderson, Goldman and Longorio each received awards of stock options and restricted stock on May 20, 2010.

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in a year with respect to the CEO and other NEOs, unless the compensation is performance-based compensation (as described in Section 162(m) and the restated regulations), as well as pursuant to a plan approved by the our stockholders. We have qualified certain equity compensation paid to Senior Management for deductibility under Section 162(m). We may from time to time pay compensation to our Senior Management that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans. Although the Management and Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

On January 1, 2006, we began accounting for stock-based compensation in accordance with SFAS No. 123(R), now codified as FASB Codification Topic 718.

Retirement, Health, and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the broad-base of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, short-term and long-term disability insurance, and insurance against accidental death and disability.

401(k) Plan. We offer a 401(k) program that is intended to supplement a participant’s personal savings and social security. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum established under the Code. We make a matching contribution under the 401(k) Plan equal to 50% of the first 6% of a participant’s annual compensation that is contributed to the 401(k) Plan. As of December 31, 2010, approximately 93% of all eligible employees were participating in the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen and have completed six months of service with us are eligible to participate in the 401(k) Plan.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were thirty-two participants in the program at December 31, 2010. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive, subject to certain established minimums. The amounts deferred may increase or decrease depending on the participant’s deemed investment elections from among hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or dies, or upon a change in control.

Perquisites

We have a general policy under which we allow few perquisites (“perks”) and they are generally de minimis. Perks are not a material component of compensation. On rare occasions, the Chief Executive Officer allows exceptions to this rule for NEOs, excluding the CEO. Any individual perks exceeding $2,500 for the CEO must be authorized by the Management and Compensation Committee in advance. In general, NEOs do not receive allowances for the private use of country clubs, automobile expenses, airline and travel costs other than those costs allowed for all employees, tickets to sporting events and entertainment events, hunting and fishing camp costs, home security, and meals. During 2010, no NEO received an allowance for any of the above.

Severance Plan and Termination Payments

We currently do not have a defined severance plan for, or any agreement with, any NEO that would require us to make any termination payments, with the exception of our retention agreement with Mr. Anderson, which is further discussed in “Employment Agreements,” below.

Employment Agreements

We have previously entered into employment agreements with each of the Named Executive Officers that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not guarantee the term of employment, which is entirely at the discretion of the Board of Directors, or otherwise set forth the salary and other compensation of the NEOs, which is established in accordance with the procedures described above.

In anticipation of our plan to explore strategic alternatives to ownership of our Maritech Resources, Inc. subsidiary (“Maritech”), we entered into a Retention Agreement with Mr. Anderson and other key personnel of Maritech to ensure the continued execution of our business plan for Maritech through the completion of the process. Under the terms of the Retention Agreement with Mr. Anderson, which was effective as of November 2, 2010, Mr. Anderson will be eligible to receive a “stay put” bonus of $150,000 that will be payable, assuming his continued employment with Maritech, upon the sooner to occur of: (i) the conclusion of the sale of Maritech or substantially all of its assets and associated liabilities, (ii) a decision on our part to abandon our efforts to sell Maritech or its assets and associated liabilities, and (iii) December 31, 2011. Mr. Anderson will be eligible to receive an additional bonus of up to $520,000 should we be successful in selling either all or a majority of Maritech’s assets and associated liabilities, assuming his continued employment at the time of such event. In addition, in the event that a sale of Maritech or substantially all of its assets and associated liabilities is concluded and Mr. Anderson’s employment with us is terminated in connection with such event, Mr. Anderson will be eligible to receive payment of a portion of the target amount of his award opportunity under our Cash Incentive Compensation Plan for the 2011 fiscal year.

If Mr. Anderson’s employment with us is terminated by his death, disability, or termination of his employment without cause prior to our sale of Maritech or substantially all of its assets and associated liabilities, our decision to abandon our efforts to sell Maritech, or December 31, 2011, Mr. Anderson, or his estate, will be entitled to receive all cash bonus amounts not yet paid and otherwise payable under the terms of the Retention Agreement. If Mr. Anderson’s employment is terminated for any other reason prior to such date or event, he will forfeit all amounts not yet paid or otherwise payable under the terms of the Retention Agreement.

Change in Control Agreements

We do not have any change in control agreements with any NEO. Our Amended and Restated 2006 Equity Incentive Compensation Plan and 2007 Long Term Incentive Compensation Plan do, however, address change in control with respect to awards under the plans, including stock options and restricted stock agreements. In relation to options and restricted stock, the Management and Compensation Committee, at its sole discretion may, in the event of a change in control, accelerate vesting and/or the time at which outstanding options may be exercised under the various option agreements and eliminate restrictions relating to restricted stock. Under the terms of our Cash Incentive Compensation Plan, upon the occurrence of a change in control, all potential awards attributable to the performance period in which the change in control occurs will become payable on a pro rata basis at the target amounts of such awards, unless the Management and Compensation Committee determines otherwise. Compensation deferred under our Executive Nonqualified Excess Plan will become payable to plan participants if the plan is terminated within twelve months of a change in control.

Indemnification Agreements

Each of our current directors and our NEOs has executed an indemnification agreement which provides that we will indemnify these directors and officers to the fullest extent permitted by our Restated Certificate of Incorporation, Amended and Restated Bylaws and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law, and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as an officer or director.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under these guidelines, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary. Executive officers  as of February 21, 2008 have until February 21, 2013, to be in compliance with the guidelines, and executive officers appointed after February 21, 2008, will have five years following attainment of executive officer status to be in compliance. Although full compliance is not yet required, as of the date of this proxy statement, both Mr. Brightman and Mr. Abell are in compliance with our stock ownership guidelines.

Changes for Fiscal Year 2011

In December 2010, our Management and Compensation Committee met to review our CEO’s year-end compensation report and consider prospective changes to 2011 compensation for our NEOs and other Senior Management. Although the Management and Compensation Committee did utilize Stone Partners at various times throughout 2010 to provide advice and guidance with respect to the implementation of recommendations included in its 2009 analysis, the committee believed, and Stone Partners subsequently confirmed, that the survey data in that analysis was still relevant, given the continued slow pace of the general economic recovery, and the committee did not commission an updated analysis of 2010 compensation. Instead, having determined that the peer group selected by Stone Partners for the purpose of evaluating our 2010 compensation remained appropriate in scope and scale, the Management and Compensation Committee reviewed peer group data obtained from 2010 proxy filings and other public disclosures, the 2010 Oilfield Manufacturing and Services Industry Survey, and the Stone Partners 2009 benchmarking averages increased by 3% to compensate for the age of the data in its consideration of our 2011 compensation program.

Salary. As discussed under “Compensation Elements” above, with the exception of salary increases implemented in January 2010 related to expanded job responsibilities for two members of Senior Management who are not NEOs, the Management and Compensation Committee did not

review prospective changes in base salaries for fiscal year 2010 at its December 2009 meeting. With the exception of Mr. Brightman, who was given a salary increase in connection with his promotion to the CEO position in May 2009, no NEO received a salary increase during 2009 or 2010. In addition, base salaries paid to our NEOs in 2010 were an average 99.8% of the median base salary levels reflected in the survey data compiled for the Management and Compensation Committee’s December 2010 compensation review. In considering prospective changes to base salary levels for 2011, the Management and Compensation Committee gave significant weight to these factors and to the recommendations of our CEO, and approved average increases in base salary of 5.6% for our NEOs. The following table sets forth the annual base salaries that were effective as of January 3, 2011 for our NEOs:

Base Salary
as of January 3, 2011
Stuart M. Brightman	$535,000
Joseph M. Abell III	$300,000
Edgar A. Anderson	$331,000
Edwin H. Goldman	$342,000
Philip N. Longorio	$342,000

Cash Incentive Compensation Plan. As part of its December 2010 review of Senior Management compensation, our Management and Compensation Committee reviewed a preliminary estimate of the aggregate amount of annual cash incentive compensation to be awarded based on 2010 performance under our Cash Incentive Compensation Plan, and discussed the overall effectiveness of the plan in furthering our compensation philosophy. In its consideration of changes for the 2011 plan year, the Management and Compensation Committee did not specifically benchmark 2011 Cash Incentive Compensation Plan award opportunities relative to any survey or peer group data. The committee elected not to increase the levels of annual cash incentive opportunities for our NEOs for the 2011 plan year from the levels set for the 2010 plan year.

The financial and nonfinancial performance measures for Senior Management may be based upon the performance criteria described in the plan or such other measures as determined by the Management and Compensation Committee. For the 2011 plan year, the performance measures for the annual incentive awards will be: (i) our consolidated diluted net income per common share; (ii) health, safety and environmental measures; (iii) divisional profit before taxes; (iv) profit before taxes for specified business and geographical units; and (v) the net number of compressor units placed into service by Compressco, Inc. The Management and Compensation Committee has assigned weightings of 70% on consolidated diluted net income per common share, 10% on health, safety and environmental measures, and 20% on personal objectives for Messrs. Brightman and Abell. For Messrs. Anderson, Goldman and Longorio, the Committee assigned weightings of 20% on the consolidated financial performance of the company, 20% on health, safety and environmental measures, 50% on the pre-tax profitability of their respective business operations, and 10% on personal objectives.

The following table sets forth the 2011 annual incentive award opportunities established by the Management and Compensation Committee as a percentage of base salary for our CEO and other NEOs under the Cash Incentive Compensation Plan:

	Threshold	Target	Stretch
Stuart M. Brightman	15%	75%	120%
Joseph M. Abell III	11%	55%	88%
Edgar A. Anderson	12%	60%	96%
Edwin H. Goldman	11%	55%	88%
Philip N. Longorio	11%	55%	88%

The performance measures established by the Management and Compensation Committee for long-term incentive awards to be granted in 2011 for the three-year performance period beginning January 1, 2011 are (i) total stockholder return relative to a peer group, and (ii) our average return on net capital employed, each of which determines 50% of the long-term incentive award opportunity available to participants. For each long-term incentive award, a threshold, target, stretch and over achievement performance goal has been established for each performance measure. The amount of an award that may be earned by a participant at the end of the three-year performance period will be based on our level of attainment of such performance goals, subject to the discretion of the Management and Compensation Committee. As of the date of this proxy statement, the Management and Compensation Committee has not established the threshold, target, stretch and over achievement opportunities available to our NEOs under such awards. It is anticipated that these award opportunities will be established on or before May 31, 2011, as required by the Cash Incentive Compensation Plan.

Equity Incentive Awards. The Management and Compensation Committee has determined that a mix of stock options, restricted stock and long-term performance-based cash awards should be made to certain of our Senior Management again in 2011. The stock options and restricted stock will vest ratably over a three-year period. The long-term cash incentives will vest at the end of a three-year performance period based upon the level of attainment of established performance measures. To enable these awards, we are submitting for stockholder approval at the annual meeting a proposal to adopt our 2011 Long Term Incentive Compensation Plan that, if approved, together with our existing 2007 Long Term Incentive Compensation Plan will enable us to make the anticipated equity-based compensation awards to our Senior Management.

MANAGEMENT AND COMPENSATION COMMITTEE REPORT

The Management and Compensation Committee met five times during the year ended December 31, 2010. The Management and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Management and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Submitted by the Management and Compensation Committee
  of the Board of Directors,
Kenneth E. White, Jr., Chairman
Tom H. Delimitros
Kenneth P. Mitchell
William D. Sullivan

This report of the Management and Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”),
and (iii) each of our three most highly compensated executive officers (each a “Named Executive Officer”) for the fiscal year ended December 31, 2010.

Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive	All Other
Principal Position	Year	Salary(1)	Bonus	Awards(2)	Awards(2)	Plan Comp.(3)	Comp.(4)	Total
		($)	($)	($)	($)	($)	($)	($)

Stuart M. Brightman(5)	2010	$500,000	$-	$313,844	$311,336	$100,000	$12,793	$1,237,972
President & CEO	2009	$442,353	$240,000	$-	$204,000	$-	$6,739	$893,092
	2008	$391,538	$-	$-	$588,280	$-	$11,727	$991,545

Joseph M. Abell III	2010	$285,000	$-	$114,342	$113,430	$50,000	$11,349	$574,121
Sr. Vice President &	2009	$277,053	$68,400	$-	$118,320	$-	$4,742	$468,515
CFO	2008	$267,500	$-	$-	$412,560	$-	$10,613	$690,673

Edgar A. Anderson(7)	2010	$315,000	$-	$102,306	$101,490	$47,061	$11,430	$577,287
President - Maritech

Edwin H. Goldman(8)	2010	$325,000	$-	$102,306	$101,490	$18,769	$11,566	$559,131
Sr. Vice President	2009	$315,938	$250,000	$-	$128,520	$-	$3,782	$698,239
	2008	$112,500	$39,000	$374,996	$-	$-	$1,359	$527,855

Philip N. Longorio(9)	2010	$325,000	$-	$123,318	$122,385	$25,025	$9,341	$605,069
Sr. Vice President	2009	$315,938	$31,200	$-	$128,520	$-	$4,532	$480,189
	2008	$273,750	$25,350	$553,868	$114,600	$-	$4,268	$971,836

(1)	Includes amounts earned but deferred pursuant to the Executive Nonqualified Excess Plan.
(2)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2010, 2009, and 2008, in accordance with FASB ASC Topic 718. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 1, 2011.

(3)
The amounts included in the “Non-Equity Incentive Plan Compensation” column for 2010 reflect the actual amount of the annual cash incentive earned for 2010 performance and paid in March 2011 under our Cash Incentive Compensation Plan.

(4)	The amounts reflected represent the employer paid portion of life, health, and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan during 2010, 2009, and 2008.
(5)	Mr. Brightman elected to defer $44,654 of his 2010 salary, $140,000 of his 2009 bonus, $35,069 of his 2009 salary and $35,238 of his 2008 salary under the Executive Nonqualified Excess Plan.
(6)	Includes the following amounts earned during 2009 and paid in February, 2010 under the 2009 salary reduction claw-back program:
Claw-back Amount
Stuart M. Brightman	$39,296
Joseph M. Abell III	$18,909
Edwin H. Goldman	$21,563
Philip N. Longorio	$21,563

(7)	Mr. Anderson was appointed as an executive officer on March 4, 2010.
(8)	Mr. Goldman elected to defer $531 of his 2010 salary and $12,938 of his 2009 salary under the Executive Nonqualified Excess Plan. Mr. Goldman was first employed by us on August 18, 2008.
(9)	Mr. Longorio was first employed by us on February 22, 2008.

Grants of Plan Based Awards

The following table discloses the actual number of stock options and restricted stock awards granted during the fiscal year ended December 31, 2010 to each Named Executive Officer, including the grant date fair value of these awards.

Grants of Plan Based Awards Table

							All Other
						All Other	Option		Grant Date
						Stock	Awards:	Exercise	Fair Value
			Estimated Future Payouts			Awards:	Number of	Price	of Stock
		Date of	Under Non-Equity			Number of	Securities	of	and
	Grant	MCC	Incentive Plan Awards(2)			Shares	Underlying	Option	Option
Name	Date	Action(1)	Threshold	Target	Maximum	of Stock	Options	Awards	Awards(3)
			($)	($)	($)	(#)	(#)	($/Share)	($)
Stuart M. Brightman
	3/8/2010	3/8/2010	$75,000	$375,000	$600,000	-	-	$-	$-
	5/20/2010	5/18/2010	$39,999	$199,997	$399,994	30,769	52,150	$10.20	$625,180
Joseph M. Abell III
	3/8/2010	3/8/2010	$31,350	$156,750	$250,800	-	-	$-	$-
	5/20/2010	5/18/2010	$14,573	$72,865	$145,730	11,210	19,000	$10.20	$227,772
Edgar A. Anderson
	3/8/2010	3/8/2010	$37,800	$189,000	$302,400	-	-	$-	$-
	5/20/2010	5/18/2010	$13,039	$65,195	$130,390	10,030	17,000	$10.20	$203,796
Edwin H. Goldman
	3/8/2010	3/8/2010	$35,750	$178,750	$286,000	-	-	$-	$-
	5/20/2010	5/18/2010	$13,039	$65,195	$130,390	10,030	17,000	$10.20	$203,796
Philip N. Longorio
	3/8/2010	3/8/2010	$35,750	$178,750	$286,000	-	-	$-	$-
	5/20/2010	5/18/2010	$15,720	$78,601	$157,202	12,090	20,500	$10.20	$245,703

(1)	Under our grant procedures, we may designate effective grant dates following the date of our Management and Compensation Committee’s action.
(2)
The non-equity incentive plan awards granted on March 8, 2010 are the threshold, target and maximum amounts of the annual cash incentive granted for 2010 performance under our Cash Incentive Compensation Plan. The actual amount of annual cash incentive earned for 2010 performance and paid in March 2011 for each of the NEOs was: Brightman $100,000; Abell $50,000; Anderson $47,061; Goldman $18,769; and, Longorio $25,025. The non-equity incentive plan awards granted on May 20, 2010 are the threshold, target and over-achievement amounts of the long-term cash incentive granted for the January 1, 2010 through December 31, 2012 performance period that may be paid, to the extent earned and at the Management and Compensation Committee’s discretion, in March 2013.

(3)
The FASB ASC Topic 718 value of the stock option awards granted on May 20, 2010 was $5.97 per option. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 1, 2011.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2010 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards as of December 31, 2010, assuming a market value of $11.87 per share (the closing price of our common stock on December 31, 2010).

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
	Number of Securities					Number of		Market Value
	Underlying Unexercised					Shares of		of Shares of
	Options			Option	Option	Stock		Stock
				Exercise	Expiration	that Have		that Have
Name	Exercisable	Unexercisable		Price(1)	Date	Not Vested		Not Vested(2)
	(#)	(#)		($/Share)		(#)		($)

Stuart M. Brightman	240,000	0		$9.0767	4/20/2015
Stuart M. Brightman	51,332	4,668	(3)	$29.9950	5/8/2016
Stuart M. Brightman	39,783	37,217	(4)	$21.1000	5/20/2018
Stuart M. Brightman	61,111	38,889	(5)	$3.7800	2/12/2019
Stuart M. Brightman	0	52,150	(6)	$10.2000	5/20/2020
Stuart M. Brightman						4,500	(7)	$53,415
Stuart M. Brightman						30,769	(8)	$365,228
Joseph M. Abell III	54,664	0		$4.6689	4/19/2011
Joseph M. Abell III	32,106	0		$4.3400	2/21/2013
Joseph M. Abell III	75,000	0		$9.2067	12/28/2011
Joseph M. Abell III	32,118	2,922	(3)	$29.9950	5/8/2016
Joseph M. Abell III	27,900	26,100	(4)	$21.1000	5/20/2018
Joseph M. Abell III	35,444	22,556	(5)	$3.7800	2/12/2019
Joseph M. Abell III	0	19,000	(6)	$10.2000	5/20/2020
Joseph M. Abell III						3,000	(7)	$35,610
Joseph M. Abell III						11,210	(8)	$133,063
Edgar A. Anderson	376	0		$5.4822	5/4/2011
Edgar A. Anderson	2,799	201	(9)	$23.0550	4/12/2016
Edgar A. Anderson	3,666	334	(10)	$28.0750	5/12/2016
Edgar A. Anderson	26,866	25,134	(4)	$21.1000	5/20/2018
Edgar A. Anderson	38,500	24,500	(5)	$3.7800	2/12/2019
Edgar A. Anderson	0	17,000	(6)	$10.2000	5/20/2020
Edgar A. Anderson						600	(7)	$7,122
Edgar A. Anderson						1,999	(11)	$23,728
Edgar A. Anderson						10,030	(8)	$119,056
Edwin H. Goldman	38,500	24,500	(5)	$3.7800	2/12/2019
Edwin H. Goldman	0	17,000	(6)	$10.2000	5/20/2020
Edwin H. Goldman						10,694	(12)	$126,938
Edwin H. Goldman						10,030	(8)	$119,056
Philip N. Longorio	7,750	7,250	(4)	$21.1000	5/20/2018
Philip N. Longorio	38,500	34,500	(5)	$3.7800	2/12/2019
Philip N. Longorio	0	20,500	(6)	$10.2000	5/20/2020
Philip N. Longorio						15,100	(13)	$179,237
Philip N. Longorio						12,090	(8)	$143,508

(1)
Under the terms of our equity plans, the option exercise price must be greater than or equal to 100% of the closing price of the common stock on the date of grant. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 1, 2011.

(2)	Market Value is determined by multiplying the number of shares of stock that have not vested by $11.87, the closing price of our common stock on December 31, 2010.
(3)	The stock option award vested 20% on May 8, 2007, vests an additional 1.6667% of the award each month, and will become fully vested on May 8, 2011.
(4)	The stock option award vested 20% on May 20, 2009, vests an additional 1.6667% of the award each month, and will become fully vested on May 20, 2013.
(5)	The stock option award vested 33.33% on February 12, 2010, vests an additional 2.7778% of the award each month, and will become fully vested on February 12, 2012.
(6)	The stock option award will vest 33.33% on May 20, 2011, will vest an additional 2.7778% of the award each month thereafter, and will become fully vested on May 20, 2013.
(7)	The restricted stock award vested 20% on May 20, 2008, vests an additional 10% of the award once every six months, and will become fully vested on May 20, 2012.
(8)	The restricted stock award will vest 33.33% on May 20, 2011, will vest an additional 16.6667% of the award once every six months thereafter, and will become fully vested on May 20, 2013.
(9)	The stock option award vested 20% on April 12, 2007, vests an additional 1.6667% of the award each month, and will become fully vested on April 12, 2011.
(10)	The stock option award vested 20% on May 12, 2007, vests an additional 1.6667% of the award each month, and will become fully vested on May 12, 2011.
(11)	The restricted stock award vested 20% on February 1, 2009, vests an additional 10% of the award once every six months, and will become fully vested on February 1, 2013.
(12)	The restricted stock award vested 20% on August 18, 2009, vests an additional 10% of the award once every six months, and will become fully vested on August 18, 2013.
(13)	The restricted stock award vested 20% on February 22, 2009, vests an additional 10% of the award once every six months, and will become fully vested on February 22, 2013.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2010.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
	(#)	($)	(#)	($)

Stuart M. Brightman	0	$-	3,000	$22,760
Joseph M. Abell III	0	$-	2,000	$15,173
Edgar A. Anderson	0	$-	1,200	$8,975
Edwin H. Goldman	0	$-	3,565	$26,089
Philip N. Longorio	0	$-	6,040	$41,751

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, and balances for each of the Named Executive Officers under the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, as of December 31, 2010.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
	($)	($)	($)	($)	($)

Stuart M. Brightman	$44,654	$-	$64,856	$-	$499,727
Joseph M. Abell III	$-	$-	$6,516	$20,026	$22,458
Edgar A. Anderson	$-	$-	$20,549	$10,521	$139,246
Edwin H. Goldman	$531	$-	$3,695	$-	$21,084
Philip N. Longorio	$-	$-	$-	$-	$-

The Executive Nonqualified Excess Plan is an unfunded deferred compensation plan pursuant to which the Named Executive Officers and non-employee directors may elect to participate. The Named Executive Officers may elect to defer up to 100% of their base salary and performance-based cash incentive compensation. Deferral elections as to annual base salary are due by mid-December, and are effective as of January 1 of the succeeding year. Deferral elections for cash incentive compensation may be made in the December enrollment period, or in a mid-year enrollment period. Deferrals are held for each participant in separate individual accounts in a rabbi trust. Deferred amounts are credited with earnings or losses depending upon the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. A deferral period and payment date must be irrevocably specified at election for each deferral. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account upon termination of employment or service, as applicable, or upon disability or death. Hardship withdrawals are permitted for unforeseeable emergencies. In the event the Executive Nonqualified Excess Plan is terminated within twelve months of a change in control, the deferred amounts will become payable to each participant.

Potential Payments upon Termination or Change in Control

With the exception of a retention agreement with Mr. Anderson, we currently do not have a defined severance plan for, or any agreement with, any other Named Executive Officer that would require us to make any termination payments. We have previously entered into employment agreements with each Named Executive Officer that are substantially identical to the form of agreement executed by all of our employees. These agreements evidence the at-will nature of employment, and do not guarantee term of employment, salary, severance or change in control  payments. Under our Amended and Restated 2006 Equity Incentive Compensation Plan and our 2007 Long Term Incentive Compensation Plan the vesting of restricted stock and/or the time at which outstanding options may be exercised may be accelerated, at the discretion of the Management and Compensation Committee, upon the occurrence of a change in control. In addition, the 2007 Long Term Incentive Compensation Plan allows the vesting of restricted stock and/or the time at which outstanding options may be exercised to be accelerated, at the discretion of the Management and Compensation Committee, upon the death, disability or retirement of participants. Under the terms of our Cash Incentive Compensation Plan, upon the occurrence of a change in control, all potential awards attributable to the performance period in which the change in control occurs will become payable on a pro rata basis at the target amounts of such awards, unless the Management and Compensation Committee determines otherwise. Compensation deferred under our Executive Nonqualified Excess Plan will become payable to plan participants if the plan is terminated within twelve months of a change in control.

Retention Agreement with Mr. Anderson. In connection with our plan to explore strategic alternatives to ownership of our Maritech Resources, Inc. subsidiary (“Maritech”), we entered into a Retention Agreement with Mr. Anderson to ensure the continued execution of our business plan for Maritech through the completion of the process. Under the terms of the Retention Agreement, which was effective as of November 2, 2010, Mr. Anderson will be eligible to receive a “stay put” bonus of $150,000 that will be payable, assuming his continued employment with Maritech, upon the sooner to occur of: (i) the conclusion of the sale of Maritech or substantially all of its assets and associated liabilities, (ii) a decision on our part to abandon our efforts to sell Maritech or its assets and associated liabilities, and (iii) December 31, 2011. Mr. Anderson will be eligible to receive an additional bonus of up to $520,000 should we be successful in selling either all or a majority interest in Maritech’s assets and associated liabilities, assuming his continued employment at the time of such event. In addition, in the event that a sale of Maritech or substantially all of its assets and associated liabilities is concluded and Mr. Anderson’s employment with us is terminated in connection with such event, Mr. Anderson will be eligible to receive payment of a portion of the target amount of his award opportunity under our Cash Incentive Compensation Plan for the 2011 fiscal year.

If Mr. Anderson’s employment with us is terminated by his death, disability, or termination of his employment without cause prior to our sale of Maritech or substantially all of its assets and associated liabilities, our decision to abandon our efforts to sell Maritech, or December 31, 2011, Mr. Anderson, or his estate, will be entitled to receive all bonus amounts not yet paid and otherwise payable under the terms of the Retention Agreement. If Mr. Anderson’s employment is terminated for any other reason prior to such date or event, he will forfeit all amounts not yet paid or otherwise payable under the terms of the Retention Agreement.

The following table quantifies the potential payments to our Named Executive Officers under the contracts, agreements or plans discussed above in various scenarios involving a change in control or termination of employment, assuming a December 31, 2010 termination date. In addition to the amounts reflected in the table, the Named Executive Officers would receive upon termination any salary earned through December 31, 2010, the earned portion of any Cash Incentive Compensation Plan award approved by the Management and Compensation Committee for 2010 performance, and any benefits they would otherwise be entitled to under our 401(k) Plan and Executive Nonqualified Excess Plan.

					Discretionary
					Prorated
			Discretionary	Discretionary	Payment of
			Accelerated	Accelerated	Long Term
	Cash		Exercisability	Vesting of	Non-Equity	Continuation
	Severance	Bonus	of Unvested	Restricted	Performance	of Health
Name	Payment	Payment	Options(1)	Shares(2)	Award(3)	Benefits	Total

Stuart M. Brightman
Death/disability	$-	$-	$401,703	$365,228	$-	$-	$766,931
Retirement	$-	$-	$401,703	$365,228	$-	$-	$766,931
Termination for cause	$-	$-	$-	$-	$-	$-	$-
No cause or voluntary
termination	$-	$-	$-	$-	$-	$-	$-
Termination following
change in control	$-	$-	$401,703	$418,643	$66,666	$-	$887,012

Joseph M. Abell III
Death/disability	$-	$-	$214,208	$133,063	$-	$-	$347,271
Retirement	$-	$-	$214,208	$133,063	$-	$-	$347,271
Termination for cause	$-	$-	$-	$-	$-	$-	$-
No cause or voluntary
termination	$-	$-	$-	$-	$-	$-	$-
Termination following
change in control	$-	$-	$214,208	$168,673	$24,288	$-	$407,169

Edgar A. Anderson
Death/disability	$-	$-	$226,595	$119,056	$-	$-	$345,651
Retirement	$-	$-	$226,595	$119,056	$-	$-	$345,651
Termination for cause	$-	$-	$-	$-	$-	$-	$-
No cause or voluntary
termination	$-	$-	$-	$-	$-	$-	$-
Termination following
change in control	$-	$-	$226,595	$149,906	$21,732	$-	$398,233

Edwin H. Goldman
Death/disability	$-	$-	$226,595	$245,994	$-	$-	$472,589
Retirement	$-	$-	$226,595	$245,994	$-	$-	$472,589
Termination for cause	$-	$-	$-	$-	$-	$-	$-
No cause or voluntary
termination	$-	$-	$-	$-	$-	$-	$-
Termination following
change in control	$-	$-	$226,595	$245,994	$21,732	$-	$494,321

Philip N. Longorio
Death/disability	$-	$-	$232,440	$143,508	$-	$-	$375,948
Retirement	$-	$-	$232,440	$143,508	$-	$-	$375,948
Termination for cause	$-	$-	$-	$-	$-	$-	$-
No cause or voluntary
termination	$-	$-	$-	$-	$-	$-	$-
Termination following
change in control	$-	$-	$232,440	$322,745	$26,200	$-	$581,385

(1)
Our 2007 Long Term Incentive Compensation Plan allows acceleration upon death, disability or retirement at the discretion of the Management and Compensation Committee. Our other equity plans under which certain awards are currently outstanding do not permit acceleration of exercisability in such events. The value of accelerated options is calculated by subtracting the exercise price of outstanding options from $11.87, the closing price of our common stock on December 31, 2010.

(2)
Our 2007 Long Term Incentive Compensation Plan allows acceleration upon death, disability or retirement at the discretion of the Management and Compensation Committee. Our other equity plans under which certain awards are currently outstanding do not permit acceleration of vesting in such events. The value of accelerated vesting of restricted stock is calculated by multiplying the number of accelerated shares by $11.87, the closing price of our common stock on December 31, 2010.

(3)
Under our Cash Incentive Compensation Plan, participants may be eligible for a prorated award payment upon death, disability or retirement if applicable performance goals have been achieved for any current performance period. At the discretion of the Management and Compensation Committee, all awards may be paid on a prorated basis at target levels upon the occurrence of a change in control. Accordingly, the amounts shown in this column are one-third portions of the long-term awards granted on May 20, 2010 for the January 1, 2010 through December 31, 2012 performance period.

Compensation Risk

The Management and Compensation Committee of our Board of Directors reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans that were in effect during 2010, as well as the incentive compensation arrangements proposed for 2011 as described above, the Management and Compensation Committee determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our Cash Incentive Compensation Plan, the amount of each participant’s prospective payment, for both annual and long-term awards, is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and nonfinancial measures. With respect to long-term Cash Incentive Compensation Plan, attainment of targeted levels of performance is measured over two or more years. Notwithstanding the attainment of any established performance measures, the amount of the annual or long-term cash incentive payment received by any participant is subject to the ultimate discretion of the Management and Compensation Committee. Further, annual and long-term cash awards are paid only after the Management and Compensation Committee has reviewed our audited financial statements for the applicable performance period. Several of our operating units have maintained, and will continue to maintain, stand-alone incentive plans that apply to specific groups of employees with particular job responsibilities who are not participants in our Cash Incentive Compensation Plan. Performance measures applicable to these stand-alone plans include sales metrics, safety metrics, and customer retention and cost-savings quotas. Incentive payments earned during 2010 pursuant to the stand-alone plans were not material to our consolidated results.

Long-term equity incentive awards typically consist of stock options and/or restricted stock that vests ratably over a three- or five-year period. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our stockholders benefit from an increase in the market price for our common stock. It is anticipated that the long-term awards for 2011 will include stock options and restricted stock granted under our 2007 Long Term Incentive Compensation Plan and, if approved by stockholders, our 2011 Long Term Incentive Compensation Plan, and long-term cash awards under the Cash Incentive Compensation Plan; both the equity awards and long-term cash awards are expected to vest over a three-year performance period. The Management and Compensation Committee believes that a variety of awards helps to minimize the risk to us and our stockholders of excessive focus on short-term performance.

DIRECTOR COMPENSATION

As of January 1, 2010, each Non-employee Director, other than Dr. Cunningham, receives compensation of $3,333 per month plus $1,500 for each board meeting attended, and is reimbursed for out-of-pocket expenses incurred in attending meetings of the board. In addition, Non-employee Directors traveling from out of state to board or committee meetings receive a $750 travel stipend. Non-employee Directors, other than Dr. Cunningham, who are members of the Audit Committee, the Management and Compensation Committee, the Nominating and Corporate Governance Committee, or the Reserves Committee are paid $1,500 for each meeting of those committees attended.

In addition to the $1,500 for each meeting attended, the chairmen of the Management and Compensation Committee, Nominating and Corporate Governance Committee, and Reserves Committee are paid $2,500 per calendar quarter, and the chairman of the Audit Committee is paid $3,750 per calendar quarter. As of January 1, 2010, Dr. Cunningham receives $9,583 per month for serving as Chairman of the Board of Directors, and he receives no additional compensation for attending meetings of the committees or the board.

Directors who are also our officers or employees do not receive any compensation for duties performed as directors. Mr. Hertel, our former President and Chief Executive Officer, is currently compensated as a non-executive employee under the terms of a Transition Agreement that is further discussed, below.

On May 20, 2010, each Non-employee Director, including Dr. Cunningham, received an award of 9,804 shares of restricted stock with an aggregate grant date fair market value of $100,001. Twenty-five percent of the shares of restricted stock so awarded vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2010 and February 20, 2011. It is anticipated that future compensation arrangements approved by the board will include awards of grants of approximately $100,000 in value of restricted stock to each Non-employee Director on an annual basis, to be awarded on or about May 20 of each year.

Our Board of Directors has adopted stock ownership guidelines for directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under these guidelines, our Non-employee Directors, other than the Chairman of the Board of Directors, are required to hold shares of our common stock equal to five-times their annual cash retainer. Our Chairman is required to hold shares of our common stock equal to one and one-half-times his annual cash retainer. Non-employee Directors as of February 21, 2008 have until February 21, 2012, to be in compliance with the guidelines. Non-employee Directors who are elected after February 21, 2008 will have four years from the date of their election or appointment to be in compliance.

Under the Executive Nonqualified Excess Plan, each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. Dr. McInnes, as a former employee, maintains a participant balance in our 401(k) Plan. This balance accrues interest based on Dr. McInnes’ enrollment elections. We do not contribute matching funds to Dr. McInnes’ 401(k) account. Mr. Hertel, as a current employee, also maintains a participant balance in our 401(k) Plan. We contribute matching funds to Mr. Hertel’s 401(k) account to the same extent and on the same basis that we contribute matching funds to the accounts of all participating employees.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our Non-employee Directors and to Mr. Hertel during the fiscal year ended December 31, 2010.

Director Compensation Table

	Fees Earned or		Stock		Option		All Other
Name	Paid in Cash		Awards(1)		Awards(2)		Compensation		Total
	($)		($)		($)		($)		($)
Paul D. Coombs	$50,500		$100,001		$-		$-		$150,501
Ralph S. Cunningham	$115,000		$100,001		$-		$-		$215,001
Tom H. Delimitros	$80,500		$100,001		$-		$-		$180,501
Geoffrey M. Hertel(3)	$-	(3)	$-	(3)	$-	(3)	$-	(3)	$-	(3)
Allen T. McInnes	$53,500		$100,001		$-		$-		$153,501
Kenneth P. Mitchell	$74,000		$100,001		$-		$-		$174,001
William D. Sullivan	$61,000		$100,001		$-		$-		$161,001
Kenneth E. White, Jr.	$85,500		$100,001		$-		$-		$185,501

(1)
On May 20, 2010, each Non-employee Director was awarded 9,804 shares of restricted stock with a FASB ASC Topic 718 value of $10.20 per share. Twenty-five percent of such shares vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2010, and on February 20, 2011. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 1, 2011.

(2)
The following table shows the aggregate number of options outstanding for each Non-employee Director and for Mr. Hertel as of December 31, 2010. Mr. Coombs’ outstanding option awards consist of options earned in the course of his prior employment with us, and Mr. Hertel’s outstanding option awards consist of options earned in the course of his continuing employment with us:

Aggregate Option Awards
Name	Outstanding as of 12/31/2010
Paul D. Coombs	300,000
Ralph S. Cunningham	15,000
Tom H. Delimitros	15,000
Geoffrey M. Hertel	422,000
Allen T. McInnes	15,000
Kenneth P. Mitchell	15,000
William D. Sullivan	5,625
Kenneth E. White, Jr.	15,000

(3)
Although he did not receive compensation for his services as a Director during 2010, Mr. Hertel received a total of $731,434 in compensation for his continuing service as our employee under the terms of his Transition Agreement. The following table shows the components of Mr. Hertel’s total compensation for the year ended December 31, 2010. The “Bonus” and “Non-Equity Incentive Plan Compensation” amounts are discussed below. The “Stock Awards” amount  includes 9,804 shares of restricted stock with a FASB ASC Topic 718 value of $10.20 per share granted on May 20, 2010. Twenty-five percent of such shares vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2010, and on February 20, 2011. A discussion of the assumptions used in valuation of stock and option awards may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 1, 2011. “All Other Compensation” includes the employer paid portion of life, health and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan:

Salary	$400,000
Bonus	$200,000
Stock Awards	$100,001
Option Awards	$-
Non-Equity Incentive Plan Compensation	$19,000
All Other Compensation	$12,433
Total 2010 Employee Compensation	$731,434

Transition Agreement with Mr. Hertel. The Transition Agreement, which was effective as of May 5, 2009, extends Mr. Hertel’s employment with us from May 5, 2009 through January 5, 2012, subject to earlier termination in accordance with the terms of the Transition Agreement.

Under the terms of the Transition Agreement, Mr. Hertel is entitled to receive a monthly base salary of $33,333, and he is eligible to participate in all incentive, stock option, savings and retirement plans, practices, policies and programs generally available to our executive officers. For each calendar year ending during the employment period, Mr. Hertel is eligible for an annual bonus on the same basis as our executive officers under our then current discretionary performance-based cash bonus program. Target payout of the annual bonus was $200,000 for the 2010 calendar year, and is $83,200 for the 2011 calendar year. Payout of the annual bonus is subject to Mr. Hertel’s continued employment during the period to which each bonus relates. For the 2010 calendar year, Mr. Hertel earned 9.5%, or $19,000, of his annual target payout based on our 95% attainment of target levels of health, safety and environmental performance measures established for corporate personnel by the Management and Compensation Committee.

Mr. Hertel is eligible to receive bonuses based on the successful transitions of Mr. Brightman to the positions of President and Chief Executive Officer and Edwin H. Goldman to the position of Senior Vice President. At the complete discretion of the Board of Directors based on its subjective evaluation of the success of the transition over the first of two performance periods, in May 2010 Mr. Hertel received a cash bonus of $200,000 in the aggregate for the transition period from May 5, 2009 until May 4, 2010. Mr. Hertel is eligible to receive an additional cash bonus of $200,000 in the aggregate for the period from May 5, 2010 until May 4, 2011, based on the Board of Directors’ subjective evaluation of the success of the transition over the second performance period. Payout of the remaining transition bonus is subject to the continued employment of Messrs. Brightman and Goldman, respectively, during the period to which the bonus relates.

Mr. Hertel’s employment will automatically terminate upon his death and may be terminated by us in the event of his “disability” (as defined in the Transition Agreement) during the Employment Period. In addition, Mr. Hertel may terminate his employment with us for “Good Reason,” as specified in the Transition Agreement, or for any other reason upon 30 days’ advance notice. The Transition Agreement defines “Good Reason” as (i) any failure by us to comply with the compensation provisions of the Transition Agreement other than an isolated, insubstantial and inadvertent failure; (ii) our requiring Mr. Hertel to be based at any office or location other than our headquarters in The Woodlands, Texas; (iii) any purported termination by us of Mr. Hertel’s employment other than as expressly permitted by the Transition Agreement; or (iv) any failure on our part to require the Transition Agreement to be assumed by any successor entity. The Transition Agreement also provides that Mr. Hertel’s employment may be terminated by us for “Cause,” as specified in the Transition Agreement. “Cause” is defined as (i) the willful and continued failure of Mr. Hertel to perform substantially his duties and obligations under the Transition Agreement (for reasons other than injury, illness or incapacity) after a written demand for such performance is provided by us; (ii) Mr. Hertel’s conviction or the entry of a plea of guilty or nolo contendre to a misdemeanor involving moral turpitude or a felony; (iii) fraud, theft, embezzlement or a similar misappropriation of our funds or property or those of our affiliates; or (iv) the willful engagement in illegal conduct or gross misconduct which is materially injurious to us or our affiliates.

If Mr. Hertel’s employment terminates as a result of his death, if we terminate Mr. Hertel’s employment as a result of his disability or other than for Cause, or if Mr. Hertel terminates his employment for “Good Reason,” then (i) we will continue to pay his base salary through the end of the employment period; (ii) we will pay an amount equal to any bonus that would have been payable as a result of the initial public offering of Compressco Partners as if his employment had not been terminated; (iii) we will pay an amount equal to any transition bonus that would have been payable as if Mr. Hertel’s employment had not been terminated; (iv) Mr. Hertel or his heirs will continue to be eligible to participate in welfare benefit plans; and (v) we will pay any business expenses which have been incurred through the date of termination in accordance with the our policies. If at any time following the termination of Mr. Hertel’s employment and during the noncompetition period thereafter he breaches any of the nondisclosure, noncompetition and nonsolicitation provisions provided for under the Transition Agreement, we will no longer be obligated to make the foregoing payments. If we terminate Mr. Hertel’s employment for “Cause,”

Mr. Hertel will only be entitled to receive payment of his base salary through the date of termination and any deferred compensation or other employee benefits which he is otherwise entitled to receive. If Mr. Hertel terminates his employment for any reason other than “Good Reason,” Mr. Hertel will be entitled to receive (i) his base salary through the date of termination; (ii) the payment of any business expenses incurred but not reimbursed through the date of termination; and (iii) the payment of any deferred compensation or other employee benefits which he is entitled to receive.

The Transition Agreement includes nondisclosure, noncompetition, and nonsolicitation provisions binding on Mr. Hertel during the employment period and for a period of three years after his separation of service under the Transition Agreement.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2010, with respect to each person that beneficially owns five percent (5%) or more of our common stock, and as of March 1, 2011 with respect to (i) our directors and nominees for director; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

Name and Business Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Class

FMR LLC	11,417,198	(1)	15.0%
82 Devonshire Street
Boston, Massachusetts 02109

BlackRock, Inc.	6,306,177	(2)	8.3%
40 East 52nd Street
New York, New York 10022

T. Rowe Price Associates, Inc.	5,752,904	(3)	7.5%
100 E. Pratt Street
Baltimore, Maryland 21202

Ameriprise Financial, Inc.	4,063,184	(4)	5.3%
145 Ameriprise Financial Center
Boston, Massachusetts 02110

The Vanguard Group, Inc.	3,987,386	(5)	5.2%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Stuart M. Brightman	568,705	(6)	*
Paul D. Coombs	812,522	(7)	1.1%
Ralph S. Cunningham	42,123	(8)	*
Tom H. Delimitros	37,123	(9)	*
Geoffrey M. Hertel	894,980	(10)	1.2%
Allen T. McInnes	82,040	(11)	*
Kenneth P. Mitchell	74,297	(12)	*
William D. Sullivan	51,748	(13)	*
Kenneth E. White, Jr.	57,123	(14)	*
Joseph M. Abell III	404,807	(15)	*
Edgar A. Anderson	98,580	(16)	*
Edwin H. Goldman	52,120	(17)	*
Philip N. Longorio	72,370	(18)	*
Directors and executive officers as a group (18 persons)	3,848,702	(19)	5.0%

*	Less than 1%
(1)
Pursuant to a Schedule 13G/A dated February 11, 2011, FMR LLC has sole dispositive power with respect to 11,417,198 shares of our common stock and sole voting power with respect to 905,860 shares of our common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock, including shares held by Fidelity Advisor Small Cap Fund, a registered investment company holding 9.853% of our outstanding shares.

(2)
Pursuant to a Schedule 13G/A dated January 21, 2011, BlackRock Inc. has sole dispositive power and sole voting power with respect to 6,306,177 shares of our common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock held by BlackRock Inc., and no one person’s interest in such shares of common stock is more than 5% of our outstanding shares.

(3)
Pursuant to a Schedule 13G/A dated February 14, 2011, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 5,752,904 shares of our common stock and sole voting power with respect to 1,547,480 of such shares and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 4,000,000 shares of our common stock. T. Rowe Price Associates is a registered investment advisor and a registered investment company and does not serve as custodian of shares of our common stock held by any of its clients; accordingly, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such shares of our common stock and, with the exception of 5.2% of our outstanding shares of common stock held by T. Rowe Price Small-Cap Value Fund, Inc., not more than 5% of our outstanding shares of common stock is owned by any one client subject to the investment advice of T. Rowe Price Associates.

(4)
Pursuant to a Schedule 13G dated February 11, 2011, Ameriprise Financial, Inc., and its investment advisor subsidiary, Columbia Management Advisors, LLC, report shared dispositive power with respect to 4,063,184 shares of our common stock and shared voting power with respect to 1,330,367 shares of our common stock.

(5)
Pursuant to a Schedule 13G dated February 9, 2011, The Vanguard Group, Inc. has sole dispositive power with respect to 3,866,382 shares of our common stock, shared dispositive power with respect to 121,004 shares of our common stock and sole voting power with respect to 121,004 shares of our common stock. The shares reported include shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 121,004 shares of our common stock.

(6)	Includes 412,205 shares subject to options exercisable within 60 days of the record date.
(7)	Includes 165,000 shares subject to options exercisable within 60 days of the record date.
(8)	Includes 15,000 shares subject to options exercisable within 60 days of the record date.
(9)	Includes 15,000 shares subject to options exercisable within 60 days of the record date.
(10)	Includes 406,409 shares subject to options exercisable within 60 days of the record date.
(11)	Includes 15,000 shares subject to options exercisable within 60 days of the record date.
(12)	Includes 15,000 shares subject to options exercisable within 60 days of the record date.
(13)	Includes 5,625 shares subject to options exercisable within 60 days of the record date.
(14)	Includes 15,000 shares subject to options exercisable within 60 days of the record date.
(15)	Includes 269,613 shares subject to options exercisable within 60 days of the record date.
(16)	Includes 83,142 shares subject to options exercisable within 60 days of the record date.
(17)	Includes 45,500 shares subject to options exercisable within 60 days of the record date.
(18)	Includes 54,250 shares subject to options exercisable within 60 days of the record date.
(19)	Includes 1,933,831 shares subject to options exercisable within 60 days of the record date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4, and 5) with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required, and we believe that during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our executive officers, directors, and 10% stockholders were complied with in a timely manner except that Mr. Chambers filed a late Form 4 on November 16, 2010 with regard to his November 10, 2010 disposition of 4,502 shares of our common stock.

PROPOSALS OF STOCKHOLDERS

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2012 Annual Meeting of Stockholders at our principal executive offices no later than November 5, 2011. To be considered for inclusion in our proxy statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our bylaws, which are separate and distinct from, and in addition to, SEC requirements.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2011 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of our annual meeting, provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. In addition, proxies to be solicited by the board for the 2011 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 12, 2011. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 24955 Interstate 45 North, The Woodlands, Texas 77380.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules regarding the delivery of proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by calling (303) 262-0600.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

ADDITIONAL FINANCIAL INFORMATION

Stockholders may obtain additional financial information about us for the year ended December 31, 2010 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Stockholder Relations, 24955 Interstate 45 North, The Woodlands, Texas 77380, or by calling (281) 367-1983.

OTHER MATTERS

The Board of Directors has no knowledge at this time of any matters to be brought before the annual meeting other than those referred to in this document. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 7, 2011 will be available for stockholder inspection at our office ten days prior to the meeting date of May 3, 2011.

By order of the Board of Directors,

Bass C. Wallace, Jr.
Corporate Secretary
March 18, 2011
The Woodlands, Texas

APPENDIX A

TETRA TECHNOLOGIES, INC.

2011 LONG TERM INCENTIVE COMPENSATION PLAN

TETRA TECHNOLOGIES, INC.

2011 LONG TERM INCENTIVE COMPENSATION PLAN

Table of Contents

ARTICLE I	INTRODUCTION	1
1.1	Purpose	1
1.2	Definitions	1
1.3	Shares Subject to the Plan	4
1.4	Administration of the Plan	6
1.5	Granting of Awards to Participants	6
1.6	Leave of Absence	7
1.7	Term of Plan	7
1.8	Amendment and Discontinuance of the Plan	7

ARTICLE II	NONQUALIFIED OPTIONS	7
2.1	Eligibility	7
2.2	Exercise Price	7
2.3	Terms and Conditions of Nonqualified Options	7
2.4	Option Repricing	9
2.5	Vesting	9

ARTICLE III	INCENTIVE OPTIONS	9
3.1	Eligibility	9
3.2	Exercise Price	9
3.3	Dollar Limitation	9
3.4	10% Stockholder	9
3.5	Incentive Options Not Transferable	10
3.6	Compliance with Code Section 422	10
3.7	Limitations on Exercise	10

ARTICLE IV	BONUS STOCK	10

ARTICLE V	STOCK APPRECIATION RIGHTS	10
5.1	Eligibility	10
5.2	Repricing	11

ARTICLE VI	RESTRICTED STOCK	11
6.1	Eligibility	11
6.2	Restrictions, Restricted Period and Vesting	11
6.3	Forfeiture of Restricted Stock	12
6.4	Delivery of Shares of Common Stock	12

ARTICLE VII	PERFORMANCE AWARDS	12
7.1	Performance Awards	12
7.2	Performance Goals	12

ARTICLE VIII	CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS	14
8.1	General	14
8.2	Stand-Alone, Additional and Substitute Awards	14
8.3	Term of Awards	15
8.4	Form and Timing of Payment Under Awards; Deferrals	15
8.5	Vested and Unvested Awards	16

Appendix A - i

8.6	Exemptions from Section 16(b) Liability	16
8.7	Transferability	17
8.8	Rights as a Stockholder	17
8.9	Listing and Registration of Shares of Common Stock	17
8.10	Termination of Employment, Death, Disability and Retirement	18
8.11	Change in Control	19
8.12	Clawback/Recoupment Policy	20

ARTICLE IX	WITHHOLDING FOR TAXES	20

ARTICLE X	MISCELLANEOUS	20
10.1	No Rights to Awards or Uniformity Among Awards	20
10.2	Conflicts with Plan	20
10.3	No Right to Employment	20
10.4	Governing Law	21
10.5	Gender, Tense and Headings	21
10.6	Severability	21
10.7	Stockholder Agreements	21
10.8	Funding	21
10.9	No Guarantee of Tax Consequences	21

Appendix A -ii

TETRA TECHNOLOGIES, INC.
2011 LONG TERM INCENTIVE COMPENSATION PLAN

ARTICLE I
INTRODUCTION

1.1           Purpose. This TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan (the Plan) is intended to promote the interests of TETRA Technologies, Inc., a Delaware corporation, (the Company) and its stockholders by encouraging Employees, Consultants and Non-Employee Directors of the Company or its Affiliates (as defined below) to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Board of Directors of the Company (the Board) also contemplates that through the Plan, the Company and its Affiliates will be better able to compete for the services of the individuals needed for the continued growth and success of the Company. The Plan provides for payment of various forms of incentive compensation and accordingly is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.

1.2           Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

Affiliate means (i) any entity in which the Company, directly or indirectly, owns 10% or more of the combined voting power, as determined by the Committee, (ii) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (iii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iv) any trades or businesses, whether or not incorporated which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company; provided, that, for the purpose of issuing Options or Stock Appreciation Rights, “Affiliate” means any corporation or other entity in a chain of corporations and/or other entities in which the Company has a “controlling interest” within the meaning of Treas. Reg. § 1.414(c)-2(b)(2)(i), but using the threshold of 50% ownership wherever 80% appears.

Awards means, collectively, Options, Bonus Stock, Stock Appreciation Rights, Restricted Stock or Performance Awards.

Board means the board of directors described in Section 1.1 of the Plan.

Bonus Stock means Common Stock described in Article IV of the Plan.

Change in Control shall be deemed to have occurred upon any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) or any Affiliate, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a Person), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the shares of voting stock of the Company then outstanding;

Appendix A - 1

(ii) the consummation of any merger, reorganization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(v) individuals who, as of the Effective Date, constitute the Board (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would be subject to the income tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), then “Change in Control” shall mean a transaction, event or circumstance that constitutes a Change in Control as defined above and that also constitutes a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A of the Code.

Code means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

Committee means the Management and Compensation Committee of the Board which shall consist of not less than three members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Exchange Act) appointed by and serving at the pleasure of the Board to administer the Plan or, if none, the Board; provided however, that with respect to any Award granted to a Covered Employee which is intended to be “performance-based compensation” as described in Section 162(m)(4)(C) of the Code, the Committee shall consist solely of two or more “outside directors” as described in Section 162(m)(4)(C)(i) of the Code.

Common Stock means the common stock, $0.01 par value per share of the Company.

Company means the corporation described in Section 1.1 of the Plan or any successor thereto which assumes and continues the Plan.

Appendix A - 2

Consultant means any individual, other than a Director or an Employee, who renders consulting or advisory services to the Company or an Affiliate, provided such services are not in connection with the offer or sale of securities in a capital raising transaction.

Covered Employee means any of the Chief Executive Officer of the Company and the three highest paid officers of the Company other than the Chief Executive Officer or the Chief Financial Officer as described in Section 162(m)(3) of the Code or any individual Consultant, Director or other Employee, or class of Consultants, Directors or Employees, who the Committee specifies in an Award shall be treated as a Covered Employee.

Disability means an inability to perform the Participant’s material services for the Company for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness, which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Participant (or his guardian) and the Company, provided that if the Participant (or his guardian) and the Company do not agree on a physician, the Participant and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be final, binding and conclusive with respect to all parties. Notwithstanding the above, eligibility for disability benefits under any policy for long-term disability benefits provided to the Participant by the Company shall conclusively establish the Participant’s disability.  In the case of any Award that is or becomes subject to Section 409A of the Code, “Disability” means a condition that meets the requirements of Treas. Reg. ' 1.409A-3(i)(4).

Effective Date means the date on which the Plan is approved by stockholders of the Company.

Employee means any employee of the Company or an Affiliate.

Employment means any period in which a Participant is an Employee of the Company or an Affiliate.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value or FMV Per Share means, as of any given date, the closing price per share on the principal exchange or over-the-counter market on which such shares are trading, if any, or as reported on any composite index which includes such principal exchange, or if no trade of the Common Stock shall have been reported for such date, the closing price quoted on such exchange or market for the immediately preceding date on which such shares were traded. The term “closing price” on any given day shall mean (i) if the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price on such day, or (ii) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, the last transaction price on such day of the shares of Common Stock on the Nasdaq Market, Inc. (“NASDAQ”). If shares of the Common Stock are not listed or admitted to trading on any exchange, over-the-counter market or any similar organization on any given day, the FMV Per Share shall be determined by the Committee in good faith using any fair and reasonable means selected in its discretion.

Full Value Award means an Award that is settled by the issuance of shares of common stock, other than an Option or a Stock Appreciation Right.

Incentive Option means any option that satisfies the requirements of Code Section 422 and is granted pursuant to Article III of the Plan.

Appendix A - 3

Incumbent Board means the Board described in paragraph (v) of the definition of Change in Control under Section 1.2 of the Plan.

Non-Employee Director means a person who is a member of the Board but who is neither an Employee nor a Consultant of the Company or any Affiliate.

Nonqualified Option means an option not intended to satisfy the requirements of Code Section 422 and which is granted pursuant to Article II of the Plan.

Option means an option to acquire Common Stock granted pursuant to the provisions of the Plan, and refers to either an Incentive Stock Option or a Nonqualified Stock Option, or both, as applicable.

Option Expiration Date means the date determined by the Committee which shall not be more than ten years after the date of grant of an Option.

Optionee means a Participant who has received or will receive an Option.

Participant means any Non-Employee Director, Employee or Consultant granted an Award under the Plan.

Performance Award means an Award granted pursuant to Article VII of the Plan which, if earned, will afford the Participant the right to receive shares of Common Stock, cash or any combination thereof as determined by the Committee.

Plan means the plan described in Section 1.1 of the Plan and set forth in this document, as amended from time to time.

Restricted Period means the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

Restricted Stock means one or more shares of Common Stock prior to the lapse of restrictions thereon, granted under Article VI of the Plan.

Retirement means termination of Employment of an Employee or termination of service of a Non-Employee Director or Consultant, in each case under circumstances as shall constitute retirement as determined by the Committee.

Securities Act means the Securities Act of 1933, as amended.

Spread means the amount determined pursuant to Section 5.1(a) of the Plan.

Stock Appreciation Right means an Award granted pursuant to Article V of the Plan.

1.3           Shares Subject to the Plan. Subject to adjustment as provided in this Plan, the maximum number of shares of Common Stock that may be covered by Awards granted under the Plan shall be 2,200,000 shares, and of that number the maximum aggregate number of shares of Common Stock that may be issued under the Plan through Options is 2,200,000 shares, all or any portion of which may be Incentive Options. Solely for the purposes of implementing the limitation of the immediately preceding sentence, an Award of an Option or a Stock Appreciation Right in respect of one share of Common Stock shall be deemed to be an Award of one share of Common Stock on the date of grant. An Award of a share of Bonus Stock or Restricted Stock shall be deemed to be an Award of 1.38 shares of Common Stock for every one share granted on the date

Appendix A - 4

of grant. With respect to any Performance Award to be settled in shares of Common Stock, the value of the maximum benefit that may be paid under the Performance Award shall be divided by the FMV Per Share of Common Stock as of the date of grant of the Performance Award and each share resulting from such computation shall be deemed to be an Award of 1.38 shares of Common Stock for purposes of implementing the limitation on shares set forth in the first sentence of this Section 1.3. If the number of shares of Common Stock issued in settlement of the Performance Award exceeds the number determined to be issued on the date of grant in accordance with the preceding sentence, each such additional share of Common Stock issued shall be deemed to be an Award of 1.38 shares of Common Stock for the purposes of implementing the limitation on shares set forth in the first sentence of this Section 1.3. In addition, during any calendar year, the maximum number of shares of Common Stock underlying Awards (other than Performance Awards) granted to any one Participant in such calendar year shall not exceed 400,000 shares. The maximum amount of compensation (whether denominated or payable in shares of Common Stock, cash, other Awards or other property) that any one Participant may receive in any calendar year in respect of Performance Awards may not exceed, in the aggregate, $2,000,000.

Notwithstanding the above, in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under the Plan shall, subject to any required action by the stockholders of the Company, be ratably adjusted by the Committee. Upon the occurrence of any of the events described in the immediately preceding sentence, in order to ensure that after such event the shares of Common Stock subject to the Plan and each Participant’s proportionate interest shall be maintained substantially as before the occurrence of such event, the Committee shall, in such manner as it may deem equitable, adjust (i) the number of shares of Common Stock with respect to which Awards may be granted under the Plan, (ii) the maximum number of shares of Common Stock that may be covered by Awards to any single individual during any calendar year, (iii) the number of shares of Common Stock subject to outstanding Awards, and (iv) the grant or exercise price with respect to an Award; provided, however, that (A) with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code, and (B) with respect to all Awards, such adjustment shall be effected in a manner, along with any other changes or adjustments as the Committee shall deem appropriate, to ensure (1) that any Award that is not subject to, or that complies with, Section 409A of the Code shall continue to be not subject to, or continue to comply with Section 409A of the Code, (2) any Award that was intended to comply with the exemption for “performance-based compensation” under Section 162(m) of the Code shall continue to so comply, and (3) the changes and adjustments do not result in any material reduction in the benefit of the Award to the Participant without the consent of the Participant.

In the event the number of shares to be delivered upon the exercise or payment of any Award granted under the Plan is reduced for any reason other than the withholding of shares for payment of taxes or exercise price, or in the event any Award (or portion thereof) granted under the Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such Award shall thereupon be released from such Award and shall thereafter be available for the grant of additional Awards under the Plan in the same amount as such shares were counted against the limit set forth in the first paragraph of this Section 1.3. If any Performance Award granted under this Plan may only be settled in cash, such Award shall not be counted against the maximum number of shares that may be covered by Awards granted under the Plan as set forth in the first paragraph of this Section 1.3. Shares of Common Stock that cease to be subject to an Award because of the exercise of the Award, or the vesting of a Restricted Stock Award or similar Award, shall no longer be subject to any further grant under the Plan. Notwithstanding anything to the contrary, (i) shares of Common Stock that are tendered, whether by physical delivery or by attestation, to the Company by a Participant or withheld from any Award by the Company as full or partial payment of the exercise price or purchase price of any Award shall not

Appendix A - 5

be added back to the maximum share limitations described above or thereafter be made available under the Plan for the grant of additional Awards; (ii) shares that are withheld from any Award by the Company in payment of any applicable tax withholding obligation in connection with the exercise, vesting or earning of any Award shall not be added back to the maximum share limitations described above or thereafter made available under the Plan for the grant of additional awards; and (iii) with respect to Stock Appreciation Rights, when a Stock Appreciation Right is exercised, the shares of Common Stock subject to such Stock Appreciation Right shall be counted against the shares available for issuance under the Plan as one share of Common Stock for every share subject thereto, regardless of the number of shares of Common Stock used to settle the Stock Appreciation Right upon exercise. Shares issued pursuant to the Plan (i) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (ii) shall be fully paid and nonassessable. No fractional shares shall be issued under the Plan; payment for any fractional shares shall be made in cash.

Notwithstanding anything in the Plan to the contrary, the Committee may grant Full Value Awards covering up to ten percent (10%) of the shares of Common Stock available for issuance pursuant to this Section 1.3, without regard to the minimum vesting requirements of Article IV and Section 6.2(b) of the Plan.

1.4           Administration of the Plan. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall (i) select the Employees, Consultants and Non-Employee Directors to whom Awards may be granted hereunder, (ii) determine the type or types of Awards to be made, (iii) determine the size or number of shares to be subject to an Award, (iv) determine the terms and conditions of any Award, consistent with the terms of the Plan, which terms may include the time or times when Awards may be exercised (which may be based on performance criteria), any provision regarding the acceleration of vesting or waiver of forfeiture restrictions, and any other condition or limitation regarding an Award, based on such factors as the Committee, in its sole discretion, will determine, (v) modify or amend each Award, including the discretionary acceleration of vesting, the waiver of forfeiture restrictions, and the authority to extend the post-termination exercisability period of Awards under the conditions set forth in the Plan, provided that any such extension may not exceed the expiration date set forth in the Award, (vi) interpret the Plan and all Awards under the Plan, (vii) make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, (viii) make all other determinations necessary or advisable for the administration of the Plan and (ix) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award under the Plan in the manner and to the extent that the Committee deems desirable to effectuate the Plan. Any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be final, binding and conclusive on all affected persons, including the Company; any Affiliate; any grantee, holder or beneficiary of an Award; any stockholder; and any Employee, Consultant or Non-Employee Director. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.

1.5           Granting of Awards to Participants. The Committee shall have the authority to grant, prior to the expiration date of the Plan, Awards to such Employees, Consultants and Non-Employee Directors as may be selected by it subject to the terms and conditions hereinafter set forth in the Plan. In selecting the persons to receive Awards, including the type and size of the Award, the Committee may consider the contribution the recipient has made and/or may make to the growth of the Company or its Affiliates and any other factors that it may deem relevant. No member of the Committee shall vote or act upon any matter relating solely to himself. Grants of Awards to members of the Committee must be ratified by the Board. In no event shall any Employee, Consultant or Non-Employee Director, nor his or its legal representatives, heirs, legatees,

Appendix A - 6

distributees or successors have any right to participate in the Plan except to such extent, if any, as permitted under the Plan and as the Committee may determine.

1.6           Leave of Absence. If an Employee is on military, sick leave or other bona fide leave of absence, such person shall be considered an “Employee” for purposes of an outstanding Award during the period of such leave provided it does not exceed 90 days (or such longer period as may be determined by the Committee in its sole discretion), or, if longer, so long as the person’s right to reemployment is guaranteed either by statute or by contract. If the period of leave exceeds 90 days (or such longer period as may be determined by the Committee in its sole discretion), the employment relationship shall be deemed to have terminated on the 91st day (or the first day immediately following any period of leave in excess of 90 days as approved by the Committee) of such leave, unless the person’s right to reemployment is guaranteed by statute or contract.

1.7           Term of Plan. If not sooner terminated under the provisions of Section 1.8, the Plan shall terminate upon, and no further Awards shall be made, after February 16, 2021; provided, however, that the termination of the Plan on such date will not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

1.8           Amendment and Discontinuance of the Plan. The Board may amend, suspend or terminate the Plan at any time without prior notice to or consent of any person; provided, however, subject to Section 8.11, no amendment, suspension or termination of the Plan may without the consent of the holder of an Award terminate such Award or adversely affect such person’s rights with respect to such Award in any material respect; and provided further, however, that no amendment of the Plan shall be effective prior to its approval by the stockholders of the Company to the extent that (i) it provides for accelerated vesting other than upon the death, Disability or Retirement of a Participant or in connection with a Change of Control, (ii) it would contravene the requirements of Section 2.4 or Section 5.2 of the Plan or (iii) such approval is required by (A) applicable legal requirements, (B) the requirements of any securities exchange on which the Company’s stock may be listed or (C) the requirements of the Nasdaq Stock Market, Inc. on which the Company’s stock may be listed. Notwithstanding the foregoing, the Board may amend the Plan in such manner as it deems necessary in order to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences to the Participants.

ARTICLE II
NONQUALIFIED OPTIONS

2.1           Eligibility. The Committee may grant Nonqualified Options to purchase the Common Stock to any Employee, Consultant and Non-Employee Director according to the terms set forth below. Each Nonqualified Option granted under the Plan shall be evidenced by a written agreement between the Company and the individual to whom Nonqualified Options were granted in such form as the Committee shall provide.

2.2           Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each Nonqualified Option granted under this Article II shall not be less than one hundred percent (100%) of the FMV Per Share as of the date of grant of such Nonqualified Option. The exercise price for each Nonqualified Option granted under Article II shall be subject to adjustment as provided in Section 2.3(d) of the Plan.

2.3           Terms and Conditions of Nonqualified Options. Nonqualified Options shall be in such form as the Committee may from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Committee shall deem desirable:

Appendix A - 7

(a)           Option Period and Conditions and Limitations on Exercise. No Nonqualified Option shall be exercisable later than the Option Expiration Date. To the extent not prohibited by other provisions of the Plan, each Nonqualified Option shall be exercisable at such time or times as the Committee in its discretion may determine at the time such Nonqualified Option is granted.

(b)           Manner of Exercise. In order to exercise a Nonqualified Option, the person or persons entitled to exercise it shall deliver to the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Nonqualified Option shall either be (i) in cash or by check payable and acceptable to the Company, (ii) with the consent of the Committee, by tendering to the Company shares of Common Stock owned by the person for more than six months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Nonqualified Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iii) with the consent of the Committee and compliance with such instructions as the Committee may specify, by delivering to the Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price and any applicable withholding taxes. Upon receipt of the cash or check from the broker, the Company will deliver to the broker the shares for which the Nonqualified Option is exercised. In the event that the person elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that the Optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Nonqualified Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. The date of sale of the shares by the broker pursuant to a cashless exercise under (iii) above shall be the date of exercise of the Nonqualified Option. If the Committee so requires, such person or persons shall also deliver a written representation that all shares being purchased are being acquired for investment and not with a view to, or for resale in connection with, any distribution of such shares.

(c)           Nonqualified Options not Transferable. Except as provided below, no Nonqualified Option granted hereunder shall be transferable other than by (i) will or by the laws of descent and distribution or (ii) pursuant to a domestic relations order and, during the lifetime of the Participant to whom any such Nonqualified Option is granted, it shall be exercisable only by the Participant (or his guardian). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any Nonqualified Option granted hereunder, or any right thereunder, contrary to the provisions hereof, shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the Nonqualified Option with respect to the shares involved in such attempt. With respect to a specific Nonqualified Option, in accordance with rules and procedures established by the Committee from time to time, the Participant (or his guardian) may transfer, for estate planning purposes, all or part of such Nonqualified Option to one or more immediate family members or related family trusts or partnerships or similar entities as determined by the Committee. Any Nonqualified Option that is transferred in accordance with the provisions of this Section may only be exercised by the person or persons who acquire a proprietary interest in the Nonqualified Options pursuant to the transfer.

      (d)           Adjustment of Nonqualified Options. In the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, proportionate adjustments shall be made as provided in Section 1.3.

Appendix A - 8

(e)           Listing and Registration of Shares. Each Nonqualified Option shall be subject to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration, or qualification of the shares subject to such Nonqualified Option under any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of shares thereunder, such Nonqualified Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained and the same shall have been free of any conditions not acceptable to the Committee.

2.4           Option Repricing. With stockholder approval, the Committee may grant to holders of outstanding Nonqualified Options, in exchange for the surrender and cancellation of such Nonqualified Options, new Nonqualified Options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Nonqualified Options so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate. Except as contemplated by Section 2.3(d), no Nonqualified Option may be amended to reduce the exercise price of the shares subject to such Nonqualified Option without prior stockholder approval.

2.5           Vesting. See Section 8.10 of the Plan for provisions on vesting in connection with termination of Employment or service. Also, see Section 8.11 of the Plan relating to vesting in connection with a Change in Control. Except as provided in Section 8.10(d) with respect to death, Disability and Retirement and Section 8.11(a) with respect to a Change in Control, no amendment of the Plan or any Award shall be effective prior to approval by the stockholders of the Company to the extent that the amendment provides for accelerated vesting.

ARTICLE III
INCENTIVE OPTIONS

The terms specified in this Article III shall be applicable to all Incentive Options. Except as modified by the provisions of this Article III, all the provisions of Article II shall be applicable to Incentive Options. Options which are specifically designated as Nonqualified Options shall not be subject to the terms of this Article III.

3.1           Eligibility. Incentive Options may only be granted to Employees of the Company or its parent or subsidiary as defined in Sections 424(e) or (f) of the Code, as applicable, while each such entity is a “corporation” described in Section 7701(a)(3) of the Code and Treas. Reg. Section 1.421-1(i)(1).

3.2           Exercise Price. Subject to Section 3.4, the exercise price per share shall not be less than one hundred percent (100%) of the FMV Per Share as of the option date of grant.

3.3           Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of shares of Common Stock for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or any Affiliate which is a parent or subsidiary as defined in Code Sections 424(e) or (f), as applicable) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

3.4           10% Stockholder. If any Employee to whom an Incentive Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” of the Company (as defined in Section 424(e) of the Code) or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code),

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then the exercise price per share shall not be less than one hundred ten percent (110%) of the FMV Per Share as of the date of grant and the option term shall not exceed five (5) years measured from the date of grant. For purposes of the immediately preceding sentence, the attribution rules under Section 424(d) of the Code shall apply for purposes of determining an Employee’s ownership.

3.5           Incentive Options Not Transferable. No Incentive Option granted hereunder (i) shall be transferable other than by will or by the laws of descent and distribution and (ii) except as permitted in regulations or other guidance issued under Section 422 of the Code, shall be exercisable during the Optionee’s lifetime by any person other than the Optionee (or his guardian).

3.6           Compliance With Code Section 422. All Options that are intended to be incentive stock options described in Code Section 422 shall be designated as such in the Option grant and in all respects shall be issued in compliance with Code Section 422.

3.7           Limitations on Exercise. Except as provided in Section 8.10(d), no Incentive Option shall be exercisable after the earlier of (i) three (3) months after the Optionee ceases to be an Employee for any reason other than death or Disability, or more than one (1) year after the Optionee ceases to be an Employee due to death or Disability, and (ii) the Option Expiration Date.

ARTICLE IV
BONUS STOCK

The Committee may, from time to time and subject to the provisions of the Plan including the limitation set forth in Section 8.3 of the Plan, grant shares of Bonus Stock to Employees, Consultants and Non-Employee Directors. Such grants of Bonus Stock shall be in consideration of performance of services by the Participant without additional consideration except as may be required by the Committee or pursuant to Article IX. Notwithstanding the foregoing, subject to the final paragraph of Section 1.3 of the Plan, the provisions of Section 8.11 of the Plan relating to vesting in connection with the Change in Control, and the provisions of Section 8.10(d) of the Plan with respect to death, Disability and Retirement, no condition on vesting of a Bonus Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Bonus Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Bonus Stock Award more quickly than in pro rata installments over three years from the date of grant of the Bonus Stock Award.

ARTICLE V
STOCK APPRECIATION RIGHTS

5.1           Eligibility. The Committee is authorized to grant Stock Appreciation Rights to Employees, Consultants and Non-Employee Directors on the following terms and conditions.

(a)           Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted, upon exercise thereof, a right to receive shares of Common Stock, the value of which is equal to the excess of (A) the FMV Per Share on the date of exercise over (B) the deemed exercise price which shall be one hundred percent (100%) of the FMV Per Share as of the date of grant (the Spread) with respect to a specified number of shares of Common Stock. Notwithstanding the foregoing, the Committee may provide, in its sole discretion, that the Spread covered by a Stock Appreciation Right may not exceed a specified amount. The deemed exercise price for each Stock Appreciation Right granted under Article V shall be subject to adjustment as provided in Section 1.3 in the event that at any time after the Effective Date the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, or a combination of shares or the like.

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(b)           Terms. The Committee shall determine at the date of grant the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, and any other terms and conditions of any Stock Appreciation Right; provided, however, a Stock Appreciation Right shall not be granted in tandem or in combination with any other Award if that would (i) cause application of Section 409A of the Code to the Award or (ii) result in adverse tax consequences under Section 409A of the Code should that code section apply to the Award.

5.2           Repricing. With stockholder approval, the Committee may grant to holders of outstanding Stock Appreciation Rights, in exchange for the surrender and cancellation of such Stock Appreciation Rights, new Stock Appreciation Rights having deemed exercise prices lower (or higher with any required consent) than the deemed exercise price provided in the Stock Appreciation Rights so surrendered and cancelled and containing such other terms and conditions as the Committee may deem appropriate. Except as contemplated by Section 1.3, no Stock Appreciation Right may be amended to reduce the deemed exercise price of the shares subject to such Stock Appreciation Right without prior stockholder approval.

ARTICLE VI
RESTRICTED STOCK

6.1           Eligibility. All Employees, Consultants and Non-Employee Directors shall be eligible for grants of Restricted Stock.

6.2           Restrictions, Restricted Period and Vesting.

(a)           The Restricted Stock shall be subject to such forfeiture restrictions (including, without limitation, limitations that qualify as a “substantial risk of forfeiture” within the meaning given to that term under Section 83 of the Code) and restrictions on transfer by the Participant and repurchase by the Company as the Committee, in its sole discretion, shall determine, including, without limitation, restrictions based on the achievement of specific performance goals (which may be based on one or more of the criteria set forth in Section 7.2(b) and time-based restrictions or holding requirements or sale restrictions placed on the shares of Common Stock by the Company upon vesting of such Restricted Stock.  Prior to the lapse of such restrictions the Participant shall not be permitted to transfer such shares. The Company shall have the right to repurchase or recover such shares for the amount of any cash paid therefor if (i) the Participant shall terminate Employment from or services to the Company prior to the lapse of such restrictions or (ii) the Restricted Stock is forfeited by the Participant pursuant to the terms of the Award.

(b)           Vesting. See Section 8.10 of the Plan for provisions on vesting in connection with termination of Employment or service. Also, see Section 8.11 of the Plan relating to vesting in connection with a Change in Control. Except as provided in Section 8.10(d) with respect to death, Disability and Retirement and Section 8.11(a) with respect to a Change in Control, no amendment of the Plan or any Award shall be effective prior to approval by the stockholders of the Company to the extent that the amendment provides for accelerated vesting.  Subject to the final paragraph of Section 1.3 of the Plan, the provisions of Section 8.11 of the Plan relating to vesting in connection with the Change in Control, and the provisions of Section 8.10(d) of the Plan with respect to death, Disability and Retirement, no condition on vesting of a Restricted Stock Award that is based upon achievement of specified performance goals shall be based on performance over a period of less than one year and no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time shall provide for vesting in full of the Restricted Stock Award more quickly than in pro rata installments over three years from the date of grant of the Restricted Stock Award.

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(c)           Immediate Transfer Without Immediate Delivery of Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, during the Restricted Period shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Committee, along with a stock power endorsed in blank until such time as the restrictions on transfer have lapsed. The grantee of Restricted Stock shall have all the rights of a stockholder with respect to such shares including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares; provided, however, the Committee may in the Award restrict the Participant’s right to dividends until the restrictions on the Restricted Stock lapse. Any certificate or certificates representing shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Award dated              , 20__.

6.3           Forfeiture of Restricted Stock. If, for any reason, the restrictions imposed by the Committee upon Restricted Stock are not satisfied at the end of the Restricted Period, any Restricted Stock remaining subject to such restrictions shall thereupon be forfeited by the Participant and reacquired by the Company.

6.4           Delivery of Shares of Common Stock. Pursuant to Section 8.5 of the Plan and subject to withholding requirements of Article IX of the Plan, at the expiration of the Restricted Period, a stock certificate evidencing the Restricted Stock (to the nearest full share) with respect to which the Restricted Period has expired shall be delivered without charge to the Participant, or his personal representative, free of all restrictions under the Plan.

ARTICLE VII
PERFORMANCE AWARDS

7.1           Performance Awards. The Committee may grant Performance Awards based on performance goals as set forth in Section 7.2 measured over a performance period established pursuant to Section 7.2(c) of the Plan. The Committee may use any such business criteria and other measures of performance as set forth in Section 7.2 as it may deem appropriate in establishing any performance conditions. A Performance Award granted under the Plan (i) may be denominated or payable in cash, shares of Common Stock (including, without limitation, Restricted Stock), other Awards or other property, and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more performance goals during such performance periods as the Committee may establish within the provisions of this Article VII.

7.2           Performance Goals. The grant and/or settlement of a Performance Award shall be contingent upon terms set forth in this Section 7.2.

(a)           General. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee. In the case of any Award granted to a Covered Employee, performance goals shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one performance goal or that two

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or more of the performance goals must be achieved as a condition to the grant and/or settlement of such Performance Awards. Performance goals may differ among Performance Awards granted to any one Participant or for Performance Awards granted to different Participants.

(b)           Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions or business or geographical units of the Company, shall be used by the Committee in establishing performance goals for Performance Awards granted to a Participant: (A) earnings per share; (B) increase in price per share; (C) increase in revenues; (D) increase in cash flow; (E) return on assets; (F) return on investments; (G) return on equity; (H) return on net capital employed; (I) economic value added; (J) gross margin; (K) net income; (L) earnings before interest, taxes, depreciation, depletion and amortization; (M) earnings before interest and taxes; (N) profit before taxes; (O) operating income; (P) total stockholder return; (Q) debt reduction; (R) health/safety/environmental performance; and (S) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Oil Service Index (OSX) or components thereof or a group of comparable companies.

(c)           Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of not less than one year and not more than five years, as specified by the Committee, subject to the provisions of Section 8.10(d) with respect to death, Disability and Retirement and Section 8.11 with respect to a Change in Control. Performance goals in the case of any Award granted to a Participant shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(d)           Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a performance period. Except as may otherwise be required under Section 409A of the Code, payment described in the immediately preceding sentence shall be made by the later of (i) the date that is 2 1/2 months after the end of the Participant’s first taxable year in which the Performance Award is earned and payable under the Plan and (ii) the date that is 2 1/2 months after the end of the Company’s first taxable year in which the Performance Award is earned and payable under the Plan, and such payment shall not be subject to any election by the Participant to defer the payment to a later period. Subject to the limitation set forth in Section 1.3, with respect to any Performance Award payable in shares of Common Stock, the number of shares of Common Stock deliverable shall be determined by dividing the amount payable under a Performance Award by the FMV Per Share of Common Stock on the determination date and a stock certificate evidencing the resulting shares of Common Stock (to the nearest full share) shall be delivered to the Participant, or his personal representative, and the value of any fractional shares will be paid in cash. If at the time payment is due with respect to any Performance Award payable in shares of Common Stock there is not a sufficient number of shares of Common Stock available under the Plan to pay such Performance Award fully in shares of Common Stock, the Performance Award shall first be paid in shares of Common Stock if any, as provided above with the remaining portion of such Performance Award payable in cash. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award which is intended to comply with Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(e)           Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award, and the achievement of performance

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goals relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award. The Committee may not delegate any responsibility relating to such Performance Awards.

(f)           Status of Performance Awards Under Section 162(m) of the Code. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto) shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 7.2 shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean any person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

ARTICLE VIII
CERTAIN PROVISIONS APPLICABLE TO ALL AWARDS

8.1           General. Awards shall be evidenced by a written agreement or other document and may be granted on the terms and conditions set forth herein. In addition, the Committee may impose on any Award or the exercise thereof, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award; provided, that any such election would not (i) cause the application of Section 409A of the Code to the Award or (ii) create adverse tax consequences under Section 409A of the Code should Section 409A apply to the Award. The terms, conditions and/or restrictions contained in an Award may differ from the terms, conditions and restrictions contained in any other Award. The Committee may amend an Award; provided, however, subject to Section 8.11, no amendment of an Award may, without the consent of the holder of the Award, adversely affect such person’s rights with respect to such Award in any material respect. The Committee shall retain full power and discretion to accelerate or waive, at any time, any term or condition of an Award; provided, however, that, (x) subject to Section 8.11, the Committee shall not have any discretion to accelerate or waive any term or condition of an Award if (A) such discretion would cause the Award to have adverse tax consequences to the Participant under Section 409A of the Code or (B) if the Award is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code and such discretion would cause the Award not to so qualify and (y) no exercise of such discretion shall be effective prior to approval of the stockholders of the Company to the extent such discretion would result in the acceleration of vesting other than upon the death, Disability or Retirement of a Participant or in connection with a Change in Control. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the Delaware Corporation Law, no consideration other than services may be required for the grant of any Award.

8.2           Stand-Alone, Additional and Substitute Awards.

(a)           Awards Granted by the Company and Affiliates. Subject to the limitations on repricing set forth below and in Sections 2.4 and 5.2 of the Plan, Awards granted under the Plan may, in the

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discretion of the Committee, be granted either alone or in addition to, or in substitution or exchange for, any other Award or any award granted under another plan of the Company or any Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate; provided, however, no Award shall be issued in tandem with another Award under the Plan or in tandem or in connection with any award granted under another plan of the Company or any Affiliate, or any other right of a Participant to receive payment from the Company or any Affiliate if such an issuance would result in adverse tax consequences under Section 409A of the Code. Such additional, substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, the Committee shall require the surrender of such other Award for cancellation in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate. Any such action contemplated under this Section 8.2(a) shall be effective only to the extent that such action will not cause (i) the holder of the Award to lose the protection of Section 16(b) of the Exchange Act and rules and regulations promulgated thereunder, (ii) any Award that is designed to qualify payments thereunder as performance-based compensation as defined in Section 162(m) of the Code to fail to qualify as such performance-based compensation, (iii) any Award that is subject to Section 409A of the Code to result in adverse consequences under Section 409A of the Code, or (iv) accelerated vesting of any Award other than in connection with the death, Disability or Retirement of the Participant or a Change in Control, absent approval by the stockholders of the Company. In addition, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without prior stockholder approval.

(b)           Substitute Awards for Awards Granted by Other Entities. The Committee shall have the authority to grant substitute Awards under the Plan in assumption of, or in substitution or exchange for, any options or awards previously granted by another entity that are transferred to the Company or an Affiliate as a result of the acquisition of, or merger, consolidation or other corporate transaction with, such other entity by the Company or an Affiliate. The number of shares of Common Stock covered by any such substitute Awards shall not reduce, or otherwise be counted against, the aggregate number of shares of Common Stock available for grant under the Plan. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the substitute Awards so granted, including, without limitation, the exercise price of any such substitute Award, may vary from those set forth in or required by the Plan to the extent the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the terms, provisions and benefits of the options or awards being assumed or replaced. In addition, the date of grant of any substitute Award shall relate back to the initial option or award being assumed or replaced, and service with the acquired entity shall constitute service with the Company or its Affiliate.

8.3           Term of Awards. The term or Restricted Period of each Award that is an Option, Stock Appreciation Right or Restricted Stock shall be for such period as may be determined by the Committee; provided that in no event shall the term of any such Award exceed a period of ten (10) years (or such shorter terms as may be required in respect of an Incentive Stock Option under Section 422 of the Code).

8.4           Form and Timing of Payment Under Awards; Deferrals.

(a)           General Provisions. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option

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or other Award or settlement of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other Awards or other property or any combination thereof, and may be made as a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may, subject to any limitations set forth in the Plan and/or Award agreement, be accelerated, in the discretion of the Committee or upon occurrence of one or more specified events; provided, however, that such discretion may not be exercised by the Committee if the exercise of such discretion would result in adverse tax consequences to the Participant under Section 409A of the Code. Installment or deferred payments may be required or permitted by the Committee (subject to Section 1.8 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement); provided, however, that no deferral shall be required or permitted by the Committee if such deferral would result in adverse tax consequences to the Participant under Section 409A of the Code. Any deferral shall only be allowed as is provided in a separate deferred compensation plan adopted by the Company. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(b)           Section 409A Limits on Payments to Specified Employees. Notwithstanding any other provision of the Plan or an Award to the contrary, if a Participant is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in Section 409A of the Code, with the Company and its Affiliates until the later of the date prescribed for payment in this Plan or the affected Award granted thereunder and the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the Award, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.

8.5           Vested and Unvested Awards. After the satisfaction of all of the terms and conditions set by the Committee with respect to an Award of (i) Restricted Stock, a certificate, without the legend set forth in Section 6.2(c), for the number of shares that are no longer subject to such restrictions, terms and conditions shall be delivered to the Employee, and (ii) Stock Appreciation Rights or Performance Awards to be paid in shares of Common Stock, a certificate for the number of shares equal in value to the number of Stock Appreciation Rights or amount of Performance Awards payable under those Awards shall be delivered to the person. The number of shares of Common Stock which shall be issuable upon exercise of a Stock Appreciation Right or earning of a Performance Award to be paid in shares of Common Stock shall be determined by dividing (1) by (2) where (1) is the number of shares of Common Stock as to which the Stock Appreciation Right is exercised multiplied by the Spread or the amount of Performance Award that is earned and payable, as applicable, and (2) is the FMV Per Share of Common Stock on the date of exercise of the Stock Appreciation Right or the date the Performance Award is determined to be earned and payable, as applicable. Upon termination, resignation or removal of a Participant under circumstances that do not cause such Participant to become fully vested, any remaining unvested Options, shares of Restricted Stock, Stock Appreciation Rights or Performance Awards, as the case may be, shall, unless otherwise provided in this Plan, either be forfeited back to the Company or, if appropriate under the terms of the Award, shall continue to be subject to the restrictions, terms and conditions set by the Committee with respect to such Award.

8.6           Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange

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Act shall be exempt from Section 16(b) of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged by the Participant in writing to be non-exempt). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the Exchange Act.

8.7           Transferability.

(a)           Non-Transferable Awards and Options. Except as otherwise specifically provided in the Plan, no Award and no right under the Plan, contingent or otherwise, other than Bonus Stock or Restricted Stock as to which restrictions have lapsed, will be (i) assignable, saleable, or otherwise transferable by a Participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, or (ii) subject to any encumbrance, pledge or charge of any nature. No transfer by will or by the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with a copy of the deceased Participant’s will or such other evidence as the Committee may deem necessary to establish the validity of the transfer. Any attempted transfer in violation of this Section 8.7(a) shall be void and ineffective for all purposes.

(b)           Ability to Exercise Rights. Except as otherwise specifically provided under the Plan, only the Participant or his guardian (if the Participant becomes Disabled), or in the event of his death, his legal representative or beneficiary, may exercise Options, receive cash payments and deliveries of shares, or otherwise exercise rights under the Plan. The executor or administrator of the Participant’s estate, or the person or persons to whom the Participant’s rights under any Award will pass by will or the laws of descent and distribution, shall be deemed to be the Participant’s beneficiary or beneficiaries of the rights of the Participant hereunder and shall be entitled to exercise such rights as are provided hereunder.

8.8           Rights as a Stockholder.

(a)           No Stockholder Rights. Except as otherwise provided in Section 8.8(b) or Section 6.2(c), a Participant who has received a grant of an Award or a transferee of such Participant shall have no rights as a stockholder with respect to any shares of Common Stock until such person becomes the holder of record. Except as otherwise provided in Section 8.8(b) or Section 1.3, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

(b)           Holder of Restricted Stock. Unless otherwise approved by the Committee prior to the grant of a Restricted Stock Award, a Participant who has received a grant of Restricted Stock or a permitted transferee of such Participant shall not have any rights of a stockholder until such time as a stock certificate has been issued with respect to all, or a portion of, such Restricted Stock Award, except as otherwise provided in Section 6.2(c).

8.9           Listing and Registration of Shares of Common Stock. The Company, in its discretion, may postpone the issuance and/or delivery of shares of Common Stock upon any exercise of an Award until completion of such stock exchange listing, registration, or other qualification of such shares under any state and/or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.

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8.10           Termination of Employment, Death, Disability and Retirement.

(a)           Termination of Employment or Service. Unless otherwise provided in the Award, if Employment of an Employee or service of a Non-Employee Director or Consultant is terminated for any reason whatsoever other than death, Disability or Retirement, any nonvested Award granted pursuant to the Plan outstanding at the time of such termination and all rights thereunder shall wholly and completely terminate and no further vesting shall occur, and the Employee, Consultant or Non-Employee Director shall be entitled to utilize his or her exercise rights with respect to the portion of the Award vested as of the date of termination for a period that shall end on the earlier of (i) the expiration date set forth in the Award with respect to the  vested portion of such Award or (ii) the date that occurs three (3) months after such termination date.

(b)           Retirement. Unless otherwise provided in the Award, upon the Retirement of a Participant:

(i)           any nonvested portion of any outstanding Award shall immediately terminate and no further vesting shall occur; and

(ii)           any exercise rights with respect to any vested Award shall expire on the earlier of (A) the expiration date set forth in the Award; or (B) the expiration of twelve (12) months after the date of Retirement.

(c)           Disability or Death. Unless otherwise provided in the Award, upon termination of Employment or service from the Company or any Affiliate which is a parent or subsidiary as a result of Disability or death of a Participant, or with respect to a Participant who is either a retired former Employee, Non-Employee Director or Consultant who dies during the period described in Section 8.10(b), hereinafter the “Applicable Retirement Period,” or a disabled former Employee, Non-Employee Director or Consultant who dies during the period that expires on the earlier of the expiration date set forth in any applicable outstanding Award or the first anniversary of the person’s termination of Employment or service due to Disability, hereinafter the “Applicable Disability Period,”

(i)           any nonvested portion of any outstanding Award that has not already terminated shall immediately terminate and no further vesting shall occur; and

(ii)           any exercise rights with respect to any vested Award shall expire upon the earlier of (A) the expiration date set forth in the Award or (B) the later of (1) the first anniversary of such termination of Employment or service as a result of Disability or death, or (2) the first anniversary of such person’s death during the Applicable Retirement Period (except in the case of an Incentive Option) or the Applicable Disability Period.

(d)            Acceleration of Vesting and Lapse of Restrictions. Notwithstanding the above provisions of this Section 8.10, upon the Retirement of a Participant, or upon termination of Employment or service as a result of the Disability or death of a Participant, the Committee, in its discretion and on an individual basis, may provide (i) with respect to any Stock Option or Stock Appreciation Right, that all or a part of the unvested portion of such Award shall become vested and, together with the previously vested portion of the Award, shall be exercisable for such period and upon such terms and conditions as may be determined by the Committee, provided that such continuation may not exceed the expiration date set forth in the Award; and, (ii) with respect to Restricted Stock, that all or a part of the unvested portion of the Award shall become vested; provided, however, that (A) if the Award is to a Covered Employee and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such acceleration of vesting and waiver of restrictions may only occur upon a termination due to death or Disability, (B) with respect to Awards that are subject to Section 409(A) of the Code, the Committee shall not have the authority to accelerate the vesting or waive any restrictions, or postpone the timing of payment or settlement of the Award in a manner

Appendix A - 18

that would cause such Award to become subject to the interest and penalty provisions under Section 409A of the Code, and (C) no acceleration of vesting described in this Section 8.10(d) shall be effective prior to the date of the Committee’s written determination.

(e)           Continuation. Notwithstanding any other provision of the Plan, the Committee, in its discretion and on an individual basis, may provide with respect to any Stock Option or Stock Appreciation Right, that the vested portion of such Award shall remain exercisable for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee, Consultant or Non-Employee Director; provided, however, that such continuation may not exceed the expiration date set forth in the Award.

8.11           Change in Control

(a)           Change in Control. Unless otherwise provided in the Award, in the event of a Change in Control described in clauses (ii), (iii) and (iv) of the definition of Change in Control under Section 1.2 of the Plan:

(i)           the Committee may accelerate vesting and the time at which all Options and Stock Appreciation Rights then outstanding may be exercised so that those types of Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all unexercised Options and Stock Appreciation Rights and all rights of Participants thereunder shall terminate, or the Committee may accelerate vesting and the time at which Options and Stock Appreciation Rights may be exercised so that those types of Awards may be exercised in full for their then remaining term;

(ii)           the Committee may waive all restrictions and conditions of all Restricted Stock then outstanding with the result that all restrictions shall be deemed satisfied, and the Restriction Period shall be deemed to have expired, as of the date of the Change in Control or such other date as may be determined by the Committee; and

(iii)           the Committee may determine to amend Performance Awards, or substitute new Performance Awards in consideration of cancellation of outstanding Performance Awards, in order to ensure that such Awards shall become fully vested, deemed earned in full and promptly paid to the Participants as of the date of the Change in Control or such other date as may be determined by the Committee, without regard to payment schedules and notwithstanding the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.

Notwithstanding the above provisions of this Section 8.11(a), the Committee shall not be required to take any action described in the preceding provisions of this Section 8.11(a) and any decision made by the Committee, in its sole discretion, not to take some or all of the actions described in the preceding provisions of this Section 8.11(a) shall be final, binding and conclusive with respect to the Company and all other interested persons.

(b)           Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section 8.11(b), the cash value of an Award shall equal the sum of (i) the cash value of all benefits to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option or Restricted Stock and (ii) in the case of any Award that is an Option or Restricted Stock, the excess of the “market value” (defined below) per share

Appendix A - 19

over the option price, or the market value (defined below) per share of Restricted Stock, multiplied by the number of shares subject to such Award. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value Per Share of Common Stock on each of the five trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to each Participant by the Company pursuant to this Section 8.11(b) shall be in cash or by certified check and shall be reduced by any taxes required to be withheld.

8.12           Clawback/Recoupment Policy.  Notwithstanding any provisions in the Plan or any Award agreement to the contrary, any Award granted and/or amount payable or paid hereunder, whether in the form of cash or otherwise, shall be subject to potential cancellation, rescission, clawback and recoupment (i) to the extent necessary to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010and any regulations or listing requirements promulgated thereunder, and/or (ii) as may be required in accordance with the terms of any clawback/recoupment policy as may be adopted by the Company to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any regulations or listing requirements promulgated thereunder, as such policy may be amended from time to time (the “Policy”).  Any adoption of the Policy or amendment thereof shall not require the prior consent   of any Participant.

ARTICLE IX
WITHHOLDING FOR TAXES

Any issuance or delivery of Common Stock pursuant to the exercise of an Option or in payment of any other Award under the Plan shall not be made until appropriate arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect thereto at the minimum statutory rate. Such arrangements may, at the discretion of the Committee, include allowing the person to tender to the Company shares of Common Stock owned by the person for a period of at least twelve months prior to the date of exercise, vesting, lapse of restriction or payment of the Award, or to request the Company to withhold shares of Common Stock otherwise issuable or deliverable to the Participant pursuant to the Award, in each case which have an aggregate FMV Per Share as of the date of such withholding that is not greater than the sum of all tax amounts to be withheld with respect thereto at the minimum statutory rate, together with payment of any remaining portion of such tax amounts in cash or by check payable and acceptable to the Company.

ARTICLE X
MISCELLANEOUS

10.1           No Rights to Awards or Uniformity Among Awards. No Participant or other person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

10.2           Conflicts with Plan. In the event of any inconsistency or conflict between the terms of the Plan and an Award, the terms of the Plan shall govern.

10.3           No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award.

Appendix A - 20

10.4           Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal law and the laws of the State of Delaware, without regard to any principles of conflicts of law.

10.5           Gender, Tense and Headings. Whenever the context requires such, words of the masculine gender used herein shall include the feminine and neuter, and words used in the singular shall include the plural. Section headings as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

10.6           Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

10.7           Stockholder Agreements. The Committee may condition the grant, exercise or payment of any Award upon such person entering into a stockholders’ or repurchase agreement in such form as approved from time to time by the Board.

10.8           Funding. Except as provided under Article VI of the Plan, no provision of the Plan shall require or permit the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other Employees, Consultants or Non-Employee Directors under general law.

10.9           No Guarantee of Tax Consequences. None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

Appendix A - 21

TETRA

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 3, 2011.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/TTI**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 – 4 and every 3 YRS on Proposal 5 .

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	For	Withhold		For	Withhold		For	Withhold
01 - Stuart M. Brightman	☐	☐	02 - Paul D. Coombs	☐	☐	03 - Ralph S. Cunningham	☐	☐
04 - Tom H. Delimitros	☐	☐	05 - Geoffrey M. Hertel	☐	☐	06 - Allen T. McInnes	☐	☐
07 - Kenneth P. Mitchell	☐	☐	08 - William D. Sullivan	☐	☐	09 - Kenneth E. White, Jr.	☐	☐

	For	Against	Abstain
2. To ratify and approve the appointment of Ernst & Young LLP as TETRA'S independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
4. To approve, on an advisory basis, the compensation of the the named executive officers of TETRA Technologies, Inc.	☐	☐	☐

	For	Against	Abstain
3. To approve the 2011 Long Term Incentive Compensation Plan.	☐	☐	☐

	1 Yr	2 Yrs	3 Yrs	Abstain
5. To approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Tetra Technologies, Inc.

The Annual Meeting of Stockholders of TETRA Technologies, Inc. will be held on Tuesday, May 3, 2011, at 11:00 A.M. local time at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas.

The undersigned stockholder hereby constitutes and appoints Stuart M. Brightman and Bass C. Wallace, Jr. and each or either of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of TETRA Technologies, Inc. (herein the "Company"), to be held at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas, on Tuesday, May 3, 2011 at 11:00 a.m. local time and any adjournment(s) thereof, with all the powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2, 3 AND 4, AND FOR HOLDING FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES ONCE EVERY THREE YEARS FOR PROPOSAL 5. All prior proxies are hereby revoked.

In accordance with the terms of the TETRA Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan"), the undersigned hereby directs T. Rowe Price, the 401(k) Plan trustee, to vote in person or by proxy at the Annual Meeting of Stockholders of the Company and any adjournment(s) thereof, in accordance with the instructions provided on the reverse side of this card, the shares of common stock allocated to the account as of the record date. If no instructions are provided or if this card is not received prior to April 30, 2011, the shares will be voted by the trustee as directed by the Company's 401(k) Plan administrator.

This proxy is solicited on behalf of the Board of Directors of TETRA Technologies, Inc. for the Annual Meeting of Stockholders May 3, 2011

C Non-Voting Items

Change of Address — Please print new address below.